Exhibit (a)(1)
CIRCULAR DATED 26 MAY 2006
THIS CIRCULAR IS IMPORTANT AS IT CONTAINS THE RECOMMENDATION OF THE INDEPENDENT DIRECTORS OF PACIFIC INTERNET LIMITED AND THE OPINION OF KPMG CORPORATE FINANCE PTE LTD. THIS CIRCULAR REQUIRES YOUR IMMEDIATE ATTENTION. PLEASE READ IT CAREFULLY.
This Circular is issued by Pacific Internet Limited (“PacNet”). If you are in any doubt in relation to this Circular or as to the action you should take, you should consult your stockbroker, bank manager, solicitor, accountant, tax adviser or other professional adviser immediately.
If you have sold all your issued ordinary shares in the capital of PacNet (“Shares”), you should immediately forward this Circular to the purchaser or to the bank, stockbroker or agent through whom the sale was effected for onward transmission to the purchaser.
CIRCULAR TO SHAREHOLDERS
in relation to the
OFFER TO PURCHASE FOR CASH ALL ISSUED ORDINARY SHARES OF
PACIFIC INTERNET LIMITED
(Singapore Company Registration No. 199502086C)
AT
US$8.25 NET PER ORDINARY SHARE
BY
MEDIARING LTD
(Singapore Company Registration No. 199304568R)
Independent Financial Adviser to the Independent Directors of
Pacific Internet Limited
KPMG CORPORATE FINANCE PTE LTD

SHAREHOLDERS SHOULD NOTE THAT THE OFFER TO PURCHASE STATES THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON 12 JUNE 2006, UNLESS THE OFFER IS EXTENDED.

DEFINITIONS
Except where the context otherwise requires, the following definitions apply throughout this Circular:

GENERAL

“Act” or “Companies Act”	:	The Companies Act, Chapter 50 of the Republic of Singapore

“Announcement”	:	The offer announcement dated 27 April 2006 released by UOB Asia, for and on behalf of the Offeror, in connection with the Offer

“Announcement Date”	:	27 April 2006, being the date of the Announcement

“Articles”	:	The articles of association of the Company

“Board”	:	The Board of Directors of the Company

“Business Day”	:	Any day on which securities are traded on the Nasdaq National Market and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time

“Circular”	:	This Circular to Shareholders dated 26 May 2006 issued by the Company in relation to the Offer setting out, inter alia , the recommendation of the Independent Directors and the opinion from KPMG Corporate Finance to the Independent Directors

“Code” or “Singapore Code”	:	The Singapore Code on Take-overs and Mergers

“Concert Parties”	:	Parties acting or deemed to be acting in concert with the Offeror in connection with the Offer

“Depositary”	:	Mellon Investor Services LLC, the depositary for the Offer

“Directors”	:	The directors of the Company (including the Independent Directors) as at the Latest Practicable Date

“Exchange Act”	:	U.S. Securities Exchange Act of 1934, as amended from time to time

“Expiration Date”	:	12:00 midnight, New York City time, on 12 June 2006, unless and until the Offeror extends the period for which the Offer is to open, in which event, the term “Expiration Date” shall mean the latest time and date on which this Offer, as so extended by the Offeror, shall expire

“FY”	:	Financial year ended or ending, as the case may be, 31 December

“Foreign Shareholder”	:	Has the meaning ascribed to it in Section 6 of this Circular

“Independent Directors”	:	The Directors who are independent for the purposes of making recommendations to the Shareholders in respect of the Offer, namely Mr Phey Teck Moh, Mr Claude Roger Charles, Mr Johnson Tan Chin Kwan, Mr Lim Soon Hock, Mr James Tan Meng Dong and Ms Zhang Yun

“Latest Practicable Date”	:	15 May 2006, being the latest practicable date prior to the printing of this Circular

“Letter of Transmittal”	:	The Letter of Transmittal attached to the Offer to Purchase

“Minimum Tender Condition”	:	Has the meaning ascribed to it in Section 2.5 of this Circular

“Offer”	:	MediaRing’s offer to purchase the Offer Shares at the Offer Price, subject to conditions set out in the Offer to Purchase

“Offer Price”	:	US$8.25 net in cash for each Offer Share

“Offering Period”	:	The period from the commencement of the Offer until 12:00 midnight, New York City time, on 12 June 2006, or as such as may be extended by the Offeror

“Offer Shares”	:	All the Shares other than those already owned, controlled or agreed to be acquired by the Offeror as at the date of the Offer

“Offer to Purchase”	:	The offer to purchase dated 12 May 2006 issued by the Offeror, in respect of the Offer and all attachments thereto, including the Letter of Transmittal

“Optionholders”	:	Holders of the Options

“Options”	:	Outstanding options (if any) to subscribe for new shares granted pursuant to the PacNet 1999 Share Option Plan

“Options Proposal”	:	The proposal put forward by the Offeror to Optionholders, as reproduced in Appendix VI of this Circular

“PacNet 1999 Share Option Plan”	:	The 1999 Share Option Plan under which options are granted by PacNet to its employees and Directors

“Pre-Conditions”	:	The pre-conditions to the making of the Offer as announced by the Offeror in the Pre-conditional Offer Announcement

“Pre-Conditional Offer Announcement”	:	The pre-conditional voluntary general offer announcement dated 27 February 2006 released by UOB Asia, for and on behalf of the Offeror, in connection with the Offer

“Share” or “Shares”	:	Issued and fully paid-up ordinary share or shares in the share capital of PacNet

“Shareholders”	:	Holders of the Offer Shares

“S$” and “cents”	:	Singapore dollars and cents, respectively

“U.S.”	:	United States of America

“US$”	:	United States dollars

“%” or “per cent.”	:	Per centum or percentage

COMPANIES / ORGANISATIONS

“BNP Paribas”	:	BNP Paribas Peregrine (Singapore) Ltd

“E&Y”	:	Ernst & Young

“IDA”	:	Infocomms Development Authority of Singapore

“KPMG Corporate Finance or the “IFA”	:	KPMG Corporate Finance Pte Ltd

“MediaRing Group”	:	MediaRing and its subsidiaries

“NASDAQ”	:	Nasdaq National Market

“Offeror” or “MediaRing”	:	MediaRing Ltd, a company incorporated in Singapore and listed on the SGX-ST

“PacNet”, “Offeree” or the “Company”	:	Pacific Internet Limited, a company incorporated in Singapore and listed on NASDAQ

“PacNet Group” or “Group”	:	PacNet, its subsidiaries and associated companies

“SEC”	:	United States Securities and Exchange Commission

“SGX-ST”	:	Singapore Exchange Securities Trading Limited

“SIC”	:	Securities Industry Council of Singapore

“UOB Asia”	:	UOB Asia Limited
Unless otherwise defined, the term “acting in concert” shall have the meaning ascribed to it in the Code.
The term “related corporation” shall have the meaning ascribed to it in Section 6 of the Act.
Words importing the singular shall, where applicable, include the plural and vice versa and words importing one gender shall include the other gender. References to persons shall, where applicable, include corporations.
Any reference in this Circular to any enactment is a reference to that enactment as for the time being amended or re-enacted. Any word defined in the Act, the Code or any statutory or administrative modification thereof and used in this Circular shall, where applicable, have the meaning assigned to it under the Act, the Code or any statutory or administrative modification thereof, as the case may be, unless the context otherwise requires.
Any reference to a time of day and date in this Circular is made by reference to Singapore time and date, unless otherwise stated.
Statements reproduced from the Offer to Purchase are set out in this Circular in italics.

Any discrepancies in this Circular between the listed amounts and the total thereof are due to rounding. Accordingly, figures may have been adjusted to ensure that totals reflect an arithmetic aggregation of the figures that precede them, as the case may be.
The Company is the subject of the Offer. The Company’s principal executive office is located at 89 Science Park Drive, #01-07, The Rutherford, Singapore Science Park Singapore 118261 (telephone number: +65 6872 0322). The issued, outstanding and paid-up share capital of the Company as at the Latest Practicable Date is S$111,180,717.21 comprising 13,518,162 Shares.
Forward Looking Statements
Statements made in this Circular with respect to PacNet’s current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of PacNet. Forward-looking statements include but are not limited to those using words such as “seek”, “expect”, “anticipate”, “estimate”, “believe”, “intend”, “project”, “plan”, “strategy”, “forecast” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “may” and “might”. These statements reflect management’s current expectations, beliefs, hopes, intentions or strategies regarding the future and assumptions in light of currently available information. They are subject to a number of risks and uncertainties, including but not limited to (i) changes in the economic, regulatory and political environments in the countries where PacNet operates; (ii) changes and developments in technology and the Internet marketplace; (iii) PacNet’s continued ability to develop and win acceptance of its products and services, which are offered in highly competitive markets; (iv) the success of its joint ventures and alliances; (v) exchange rates, particularly between the Singapore dollar and the U.S. dollar and other currencies in which PacNet makes significant sales or in which its assets and liabilities are denominated; and (vi) the outcome of contingencies. In light of the many risks and uncertainties surrounding the Internet marketplace, the actual results could differ materially from those discussed in the forward-looking statements. PacNet assumes no obligation to update any such statements.

SUMMARY TIMETABLE

Date of Dispatch of Offer to Purchase	:	12 May 2006

Close of Offer Period	:	12:00 midnight, New York City time, 12 June 2006, unless the Offer is extended.

Date of payment for validly tendered Shares(1)	:	The Offer to Purchase states that upon the terms and subject to the conditions of the Offer, and if the Offer is extended or amended, the terms and conditions of such extension or amendments, the Offeror will accept for payment and pay for all Shares validly tendered and not withdrawn on or prior to the final expiration of the Offer. The Offer to Purchase also states that payment for tendered Shares will occur as promptly as practicable after the expiration of the Offering Period and that the Offeror expects to make payment on or about the third Business Day following their acceptance for payment of any tendered Shares and actual receipt by the Depositary of certificates or Book-entry Confirmations (as defined in section 2 (page 16) of the Offer to Purchase) with respect to such tendered Shares.
Note:

(1)	Please refer to section 2 (pages 16 to 17) of the Offer to Purchase for further details.

SUMMARY PROCEDURES FOR ACCEPTANCE
This is a summary of section 3 (pages 17 to 19) of the Offer to Purchase entitled “Procedure for Tendering Shares”. This summary is not intended to be exhaustive and should be read in conjunction with, and in the context of section 3 of the Offer to Purchase. Shareholders are advised to read the aforementioned section in its entirety.
Any shareholder desiring to tender all or any portion of its shares should, as applicable: (1) complete and sign the enclosed Letter of Transmittal or a copy thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such copy with the certificate(s) for the tendered shares and any other required documents to Mellon Investor Services LLC, the Depositary for this Offer, at the address listed on the back cover of the Offer to Purchase or (2) deliver the tendered shares and either a Letter of Transmittal or Agent’s Message (as defined in section 3 of the Offer to Purchase) pursuant to the procedures for book-entry transfer set forth in section 3 of the Offer to Purchase. A shareholder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must ask such broker, dealer, commercial bank, trust company or other nominee to tender shares as the registered shareholder using one of the methods set forth above.
A shareholder who desires to tender shares and whose certificate(s) for such shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such shares by following the procedure for guaranteed delivery set forth in section 3 of the Offer to Purchase.
Shareholders are also advised to read section 6 (pages 21 to 23) of the Offer to Purchase entitled “Material U.S. Federal Income Tax Consequences”.

LETTER FROM THE BOARD OF DIRECTORS
PACIFIC INTERNET LIMITED
(Company Registration No. 199502086C)
(Incorporated in the Republic of Singapore)

Board of Directors:	Registered Office:

Phey Teck Moh (President and Chief Executive Officer)	89 Science Park Drive
Claude Roger Charles	#01-07 The Rutherford
Johnson Tan Chin Kwang	Singapore 118261
Lim Soon Hock
James Tan Meng Dong
Zhang Yun

26 May 2006

To: The Shareholders of Pacific Internet Limited

Dear Sir/Madam
OFFER BY MEDIARING LTD TO PURCHASE FOR CASH ALL ISSUED ORDINARY SHARES OF PACIFIC INTERNET LIMITED AT US$8.25 NET PER ORDINARY SHARE
1.	BACKGROUND

On 27 February 2006, UOB Asia announced, for and on behalf of the Offeror, that subject to the Pre-Conditions being fulfilled, the Offeror intends to make a voluntary conditional cash offer for all the Shares, other than those already held by the Offeror as at the date of the Offer. Additional information on the Pre-Conditions is set out in the Pre-Conditional Offer Announcement and the Offer to Purchase.

The Pre-Conditional Offer Announcement stated that subject to the satisfaction or waiver, if applicable, of certain Pre-Conditions as set out in the appendix to the Pre-Conditional Offer Announcement, the Offeror intends to make a voluntary conditional general offer to acquire all the issued ordinary shares in the capital of PacNet, other than those already held by the Offeror, its related corporations or the respective nominees of the Offeror or its related corporations as at the date of the Offer.

Further to the Pre-Conditional Offer Announcement, the Offeror had announced that it had on 26 April 2006 obtained the approval of its shareholders at the Extraordinary General Meeting to, inter alia, make, implement and effect the Offer, and the acquisition of any Shares pursuant to the Offer (including pursuant to any compulsory acquisition pursuant to Section 215 of the Companies Act).

The Offeror further announced that on 26 April 2006, the Offeror obtained the unconditional approval of the IDA in respect of its proposal to make and implement the Offer.

Subsequently, on 26 April 2006, UOB Asia announced, for and on behalf of the Offeror, that the Pre-Conditions have been fulfilled.

Accordingly, UOB Asia, for and on behalf of the Offeror, announced on 27 April 2006 the firm intention on the part of the Offeror to make the Offer.

The Independent Directors have appointed KPMG Corporate Finance as IFA in respect of the Offer on 15 May 2006.

The purpose of this Circular is to provide relevant information to the Shareholders pertaining to the Offer and to set out the recommendation of the Independent Directors and the opinion rendered by KPMG Corporate Finance in relation to the Offer. Shareholders should consider carefully the recommendation of the Independent Directors and the opinion rendered by KPMG Corporate Finance before deciding whether or not to accept the Offer. Further details relating to the background to the Offer are set out in the Offer to Purchase. Shareholders should have by now received a copy of the Offer to Purchase and are urged to read carefully the terms and conditions contained therein.

Further details relating to the background to the Offer are set out in the Offer to Purchase. Shareholders should have by now received a copy of the Offer to Purchase and are urged to read carefully the terms and conditions contained therein.

2.	THE OFFER

Based on the information set out in the Offer to Purchase, the Offeror has offered to acquire all the Offer Shares on the terms and subject to the conditions set out in the Offer to Purchase:

2.1	Offer Price

FOR EACH OFFER SHARE: US$8.25 IN CASH

2.2	Offer Shares

Section 1.2 entitled “Shares included in this Offer” (pages 12 to 13) of the Offer to Purchase states that the Offer is extended, on the same terms and conditions, including the same Offer Price, to:
(a)	all issued Shares, including those owned, controlled or agreed to be acquired by Concert Parties (other than shares already owned by the Offeror); and

(b)	all new PacNet shares unconditionally issued or to be issued pursuant to the valid exercise, prior to final expiration of the Offer, of any Options.
2.3	No Encumbrances

Section 1.1 entitled “Offer Terms” (page 12) of the Offer to Purchase states that the Offer Shares will be acquired fully paid and free from all liens, charges, pledges and other encumbrances and together with all rights, benefits and entitlements attached thereto as at the Announcement Date and thereafter attaching thereto, including the right to all dividends, rights and other distributions (if any) declared, made or paid thereon on or after the Announcement Date (including any dividends that may be declared, made or paid in respect of the financial year ended 31 December 2005).

2.4	Warranty

Section 1.6 entitled “Warranty” (page 14) of the Offer to Purchase states that the Offeror will deem any tender of Shares pursuant to the Offer to constitute an unconditional and irrevocable warranty by the tendering Shareholder that it is acting on behalf of the beneficial owner of the tendered Shares, and that the Offeror is purchasing the Shares fully paid and free from all liens, charges, pledges and other encumbrances and together with all rights, benefits and entitlements attached thereto as at 27 February 2006 (the date of the Offeror’s initial announcement of its intention to make the Offer) and thereafter attaching thereto, including the right to all dividends, rights and other distributions declared, made or paid thereon, if any, on or after 27 February 2006 (including any dividends that may be declared, made or paid in respect of the financial year ended 31 December 2005).

2.5	Conditions of the Offer

The section under the sub-heading “Minimum Tender Condition” within the section entitled “Special Factors” (pages 10 to 11) of the Offer to Purchase states inter alia that:

“Our Offer is conditioned on, among other things, the tender of a sufficient number of shares such that we would own (including shares we currently own) more than 50% of the issued shares of PacNet as of the final expiration of this Offer (including shares issued or to be issued pursuant to Options validly exercised on or before the final expiration date) (the “ Minimum Tender Condition”).”

The conditions of the Offer are set out in section 1.4 (pages 13 and 14) and section 14 (pages 28 to 31) of the Offer to Purchase. Section 1.4 of the Offer to Purchase which sets out a summary of the conditions is reproduced below:
“1.4	Conditional Offer.

This Offer is conditioned upon the satisfaction of certain conditions set forth in section 14, “The Offer — Certain Conditions of this Offer” (collectively, and together with the Minimum Tender Condition set forth below, all the conditions of this Offer are referred to as the “Conditions”) and the continued satisfaction of the Conditions upon the final expiration of this Offer. We have briefly summarized the Conditions below. We reserve the right to waive in whole or in part any of the Conditions (other than the Minimum Tender Condition).
(a)	Minimum Tender Condition

The Minimum Tender Condition requires the tender of a sufficient number of shares such that we would own (including shares we currently own) more than 50% of the issued shares of PacNet as of the final expiration of this Offer (including shares issued or to be issued pursuant to Options validly exercised on or before the final expiration date). Under the Singapore Code, we are not permitted to waive the Minimum Tender Conditions and this Offer will not successfully close unless this Condition is satisfied.

(b)	Regulatory/ Third Party Approvals

All approvals and authorizations necessary or appropriate for or in connection with this Offer from all relevant authorities in any jurisdiction shall have been obtained and be in full force and effect, and all statutory and regulatory obligations in any jurisdiction shall have been complied with. As of the date of this Offer, MediaRing is not aware of any further regulatory requirements which must be complied with or approvals which must be obtained in connection with this Offer.

(c)	No Injunctions

No governmental authority shall have taken any action or enacted any statute which might require particular actions or impose limitations that would be contrary to the intentions of this Offer or be detrimental to PacNet or MediaRing.

(d)	No Material Transaction

No material transaction involving PacNet shall have been announced, entered into and/or completed or consummated prior to the final expiration of this Offer. See Section 14, “The Offer — Certain Conditions of this Offer” for a definition of what constitutes a material transaction.

(e)	No Material Adverse Change

Since December 31, 2005, there shall not have been any adverse change in PacNet and its subsidiaries taken as a whole nor any legal proceedings against PacNet or any of its subsidiaries which could have an adverse effect on PacNet and its subsidiaries taken as a whole, so as to result in either the net assets or the net profit after tax of the PacNet group to decrease by more than 5%.

(f)	Actions on the Part of PacNet

Since December 31, 2005, PacNet and its subsidiaries shall not have incurred any material indebtedness other than in the ordinary course of business, or entered into any material transaction (including any acquisition or sale) or taken any corporate action which might adversely affect the net assets or net profit after tax of the PacNet group by more than 5% or cause the average trading price of PacNet shares to fall by more than 10% of US$6.4675 for a period of ten consecutive trading days, or taken any other corporate action specified in greater detail in Section 14, “The Offer — Certain Conditions of this Offer”.”
Further details on the conditions of Offer are set out in section 14 (pages 28 to 31) of the Offer to Purchase.

Accordingly, section 14 (page 28) of the Offer to Purchase states that, subject to the provisions of section 14 of the Offer to Purchase, the Offeror shall not be required to accept for payment or pay for any tendered Shares, may postpone the acceptance for payment of or pay for tendered Shares and may in its sole discretion, terminate or amend the Offer (i) if at the expiration of the Offering Period, the Minimum Tender Condition has not been satisfied or (ii) if at the expiration of the Offering Period, any of the above mentioned conditions of the Offer (other than the Minimum Tender Condition) have not been satisfied or waived by the Offeror, subject to prior consultation with the SIC.

2.6	Rights of Withdrawal

Section 5 entitled “Rights of Withdrawal” (page 20) of the Offer to Purchase states that:

“ Tender of shares made pursuant to this Offer are irrevocable except that tenders may be withdrawn at any time on or prior to the Expiration Date and, unless already accepted for payment pursuant to the Offer, may also be withdrawn at any time after July 11, 2006. There will be no withdrawal rights during any subsequent offering period.

For a withdrawal to be effective, you (or your broker or nominee if your shares are held in “street name”) must mail, deliver or fax a written notice of withdrawal to the Depositary at the address on fax number listed on the back cover of this Offer to Purchase on or prior to the Expiration Date, and the notice must include the name of the shareholder that tendered the shares, the number of shares to be withdrawn and the name in which the tendered shares are registered. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such shares have been tendered for the account of any Eligible Institution. If shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3, “The Offer — Procedure for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares. If certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares to be withdrawn must also be furnished to the Depositary prior to the physical release of such certificates.

We will determine, in our all discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, which determination shall be final and binding. None of MediaRing, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

You may not rescind withdrawals of tender for shares, and we will deem any shares properly withdrawn not to have been validly tendered for purposes of this Offer. However, withdrawn shares may be retendered by following one of the procedures described in Section 3 “The Offer — Procedure for Tendering Shares,” at any time on or prior to the Expiration Date or during a subsequent offering period, if one is provided.”

2.7	Options

The Offeror has stated in Section 1.3 (page 13) of the Offer to Purchase that it has extended the Offer on the same terms and conditions, including the same Offer Price, to all new Shares unconditionally issued or to be issued pursuant to the valid exercise, prior to the final expiration of the Offer, of any Options. As the Options are not freely transferable by the Optionholders, the Offeror has stated in the Offer to Purchase that it is not offering to acquire the Options pursuant to the Offer. However, the Offeror has made a concurrent proposal to the Optionholders, the summary of the terms of which proposal are set out in Schedule D of the Offer to Purchase and reproduced in Appendix VI of this Circular. Schedule D of the Offer to Purchase states that a separate letter setting out more fully the Options Proposal made by the Offeror to the Optionholders has been sent to the Optionholders as soon as practicable on the same date as the dispatch of the Offer to Purchase.

The rules of the PacNet 1999 Share Option Plan provides that in the event, inter alia, a tender offer or exchange offer is made to acquire securities of PacNet entitling the holders thereof 50% or more of the voting power in the election of directors of PacNet, all Options then outstanding shall become fully vested and be immediately exercisable upon such a tender offer. If an Option is accelerated as aforementioned, the administrative committee, in its sole discretion, without obtaining Shareholder approval and without obtaining approval of such Optionholder, may take such actions as provided for by the terms of the PacNet 1999 Share Option Plan in respect to such outstanding Options.

2.8	Irrevocable Undertakings

Section 1.5 entitled “No Irrevocable Undertaking” (page 14) of the Offer to Purchase states that:

“As of the date of this Offer to Purchase, neither MediaRing nor its concert parties has received any irrevocable undertaking from any holder of PacNet shares to accept or reject this Offer.”

2.9	Compulsory Acquisition and Intention to De-list

The intentions of the Offeror in relation to compulsory acquisition and de-listing are set out under the sub-heading “Compulsory Acquisition” within section 11 entitled “Compulsory Acquisition” (pages 26 to 27) of the Offer to Purchase, which is reproduced below:
“11.	Compulsory Acquisition

Compulsory Acquisition. It is the intention of MediaRing to make PacNet its subsidiary. It is not the intention of MediaRing to preserve the listing and registration status of PacNet, as long as circumstances permit. In this regard, MediaRing will exercise any rights of compulsory acquisition that MediaRing may have in connection with this Offer.

If this Offer is successful and we purchase, either pursuant to this Offer or on the open market within four months following the commencement of this Offer, at least 90% of the issued voting shares, other than those already owned by us, our related corporations or respective nominees (the “90% Purchase Condition”), we intend to exercise our rights under the Singapore Companies Act to compulsorily acquire (the “ Compulsory Acquisition ”) those shares not previously tendered, at the same purchase price (without interest) as the price for the shares purchased in this Offer. Upon completion of a Compulsory Acquisition, MediaRing would own all of the issued shares of PacNet.

If the 90% Purchase Condition is satisfied prior to the final Expiration Date, we intend to exercise our right for the Compulsory Acquisition shortly after the completion of this Offer. If the 90% Purchase Condition satisfied after the final expiration of this Offer but within four months following the commencement of this Offer, we intend to exercise our right for the Compulsory Acquisition as soon as the 90% Purchase Condition is satisfied. The Compulsory Acquisition will take at least three months to complete assuming that no minority shareholder files an objection with the Singapore courts.”
3.	INFORMATION ON THE OFFEROR

The information on the Offeror is set out under the sub-heading “General” within section 10 entitled “Certain Information concerning MediaRing” (pages 25 to 26) of the Offer to Purchase, which is reproduced below:
“10.	Certain Information Concerning MediaRing

General. MediaRing was incorporated under the name of “Mediacom Technologies Pte Ltd” on July 15, 1993. On October 18, 1999, MediaRing changed its name to “MediaRing.com Pte Ltd.” It changed its name to “MediaRing.com Ltd” when it was converted to a public company on October 25, 1999. On November 19, 1999, MediaRing was listed on the Official List of the Singapore Exchange. On November 6, 2002, it changed its name to MediaRing Ltd. The principal executive offices of MediaRing are located at 750A Chai Chee Road #05-01, Technopark @ Chai Chee, Singapore 469001; telephone number 65-6441 1213.

The principal activities of MediaRing and its subsidiaries and associated company (the “MediaRing Group”) are marketing and sale of telecommunication services. Prior to the financial year ended December 31, 2001, the principal activities of the MediaRing Group were advertising and the provision of free VoIP communication services. Since then, the MediaRing Group embarked on a new set of principal activities to transform from the provision of free telecommunications services to a fee-based model delivering telecommunication services via the Internet with a focus on the VoIP services to carriers, enterprises, service providers and consumers globally. MediaRing is also engaged in research and development, design and marketing of telecommunication software.

The name, citizenship, business address, business telephone number, current principal occupation (including the name, principle business and address of the organization in which such occupation is conducted), and material positions held during the past five years, of each of the directors and executive officers of MediaRing are set forth in Schedule A to this Offer to Purchase.

Except as set forth under “Special Factors” or Schedule B hereto, neither MediaRing nor, to the best knowledge of MediaRing, any of the persons listed in Schedule A hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any PacNet shares or has engaged in any transactions in shares in the past 60 days. Schedule B hereto sets forth any acquisitions of PacNet’s securities by MediaRing during the past two years.

Except as set forth under “Special Factors” or Schedule B hereto, there have been no negotiations, transactions or material contacts during the past two years between MediaRing or, to the best knowledge of MediaRing, any of the persons listed in Schedule A hereto, on the one hand, and PacNet or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets nor to the best knowledge of MediaRing have there been any negotiations or material contacts between subsidiaries, executive officers and directors. Except as described under “Special Factors,” neither MediaRing nor, to the best knowledge, any of the persons listed in Schedule A hereto, has since the date hereof had any transaction with PacNet or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to this Offer.

You should also refer to Schedule C hereto for additional information concerning MediaRing.”
Additional information on the Offeror is set out in Schedules A, B and C of the Offer to Purchase, respectively.

4.	RATIONALE FOR THE OFFER

The rationale for the Offer provided by the Offeror and the intentions of the Offeror in relation to PacNet are set out under the sub-heading “Reasons for and Purpose of this Offer; MediaRing’s Plans for PacNet” within the section entitled “Special Factors” on page 10 of the Offer to Purchase.

5.	INDEPENDENT DIRECTORS’ RECOMMENDATIONS

KPMG Corporate Finance has been appointed by the Board as IFA to the Independent Directors in respect of the Offer. Shareholders should read and consider carefully the recommendations of the Independent Directors and the opinion rendered by the IFA in its entirety before deciding whether or not to accept the Offer. Shareholders are also urged to read the Offer to Purchase carefully.
(a)	Recommendation

The Board, after careful consideration, including a thorough review of the Offer, the opinion of the IFA and the advice from the Company’s other advisers, has unanimously determined at a meeting duly held on 22 May 2006 that the Offer is inadequate and not in the best interests of the Shareholders. In reaching its conclusion, the Board identified a number of factors described in Section 5(c) below. Accordingly, the Independent Directors recommend the Shareholders to REJECT the Offer.

In rendering their recommendation, the Independent Directors have not had regard to the specific investment objectives, financial situation, tax position or particular needs and constraints of any individual Shareholder. As each Shareholder would have different investment objectives and profiles, any individual Shareholder who may require specific advice in relation to his investment objectives or portfolio should consult his stockbroker, bank manager, solicitor, accountant or other professional adviser immediately.

(b)	Background

On 27 February 2006, the Board received a letter from MediaRing notifying the Board that the Offeror, subject to the satisfaction or waiver, if applicable, of certain Pre-Conditions, intends to make a voluntary conditional general offer to acquire all the Shares, other than those already held by the Offeror, its related corporations or the respective nominees of the Offeror or its related corporations as at the date of this pre-conditional offer. The Pre-Conditions included, without limitation, the approval of the shareholders of the Offeror and the approval of the IDA.

On 29 October 2005, pursuant to a request by the Offeror to present some strategic and business ideas on how the Offeror and the Company should co-operate, certain directors of the Company met with certain executives of the Offeror. The Company has not had any further meetings with the Offeror subsequent to this 29 October 2005 meeting and the Offer by the Offeror was unsolicited.

On 1 March 2006, the Board met to discuss its obligations in connection with the Offeror’s pre-conditional offer. Representatives of the Company’s Singapore and U.S. counsel advised the Board with regard to its fiduciary duties and its other obligations in connection with Singapore and US law.

On 27 February 2006, the Offeror requested that it and the Company jointly submit an application to the IDA in connection with the offer intimated in the Offeror’s letter of 27 February 2006. On 16 March 2006, the Company’s Singapore counsel informed the Offeror’s Singapore counsel that the Company intended to make a separate application to the IDA.

On 16 March 2006, the Company appointed BNP Paribas to assist the Board in identifying and evaluating options for maximizing shareholder value. Such options include seeking suitable strategic or merger partners for the Company, facilitating or soliciting alternative offers, as well as considering any proposals put forth by potential interested parties.

On 27 April 2006, the Offeror announced that it intended to make a voluntary general offer and on 12 May 2006 it provided to the Company a notice that it had commenced the Offer.

On 15 May 2006, the Company appointed KPMG Corporate Finance as IFA to the Independent Directors to advise them on the fairness of the Offer from a financial point of view.

Subsequent to the receipt of the letter from the Offeror on 27 February 2006, the Board has held numerous meetings in person and by teleconference to discuss the procedural steps in respect of the Offer and has met with and sought advice from its financial, legal and other advisers.

On 17 May 2006, the IFA made a presentation to the Board with regard to its work to determine whether the Offer was fair from a financial point of view and on 22 May 2006 delivered to the Board a final draft of its written opinion.

On 22 May 2006, the Independent Directors met to consider the Offer and after careful consideration, including a thorough review of the Offer, the opinion of the IFA and advice from the Company’s other advisers, the Independent Directors recommended that Shareholders reject the Offer for the reasons set out in Section 5(c) below.

(c)	Reasons for Rejection
(i)	Offer Does Not Fully Reflect Value of PacNet

The Board believes that the Offer does not fully reflect the value of the Company being the largest telco-independent internet communications service provider by geographic reach in the Asia Pacific region. The Board believes that the Company has effectively positioned itself to take advantage of attractive growth opportunities in key markets. Key growth opportunities include geographic expansion, utilization of “disruptive” technologies, in particular wireless broadband, and IP value added services. The Board does not believe these opportunities are fully reflected in the valuation of the Company implied by the Offer.

(ii)	Offer is Opportunistic

The Board believes that the Offeror recognizes the attractiveness of the Company’s current market and technology positioning and growth opportunities, and has opportunistically timed the Offer to acquire the Company before the growth opportunities are factored into the Company’s valuation. Further, the Board believes that the unsolicited Offer by the Offeror is an attempt to take advantage of relative undervaluation in the Company’s valuation multiples. The historical enterprise value to earnings before interest, tax, depreciation and amortisation (“EV/EBITDA”) multiple of the Company immediately prior to the unsolicited offer from the Offeror was 4.7 times, a discount of approximately 53.9% as compared to the median traded EV/EBITDA multiples of its comparable companies at 10.2 times.

(iii)	Offer Represents Low Control Premium Versus Precedent Transactions

The Offer represents a premium of 27.7% to the closing price of the Company’s shares on 24 February 2006, the last trading day prior to the Offeror’s public announcement of its plans for an unsolicited Offer, or a premium of 13.9%, 18.5% and 22.9% to the volume weighted average price (“ VWAP ”) of the Company’s shares over the 1-month, 6-month and 12-month periods leading up to the Offeror’s Pre-Conditional Offer Announcement on 27 February 2006. This compares to average premiums paid in transactions announced during or after January 2004 and completed for control in NASDAQ listed targets of 30.6%, 39.1% and 41.0% over the 1-month, 6-month and 12-month periods leading up to their respective announcements of tender offer.

(iv)	Exploration of Alternatives to Maximize Value Could Deliver Higher Value than the Offer

The Board continues to work with its advisors to explore strategic alternatives, which may include seeking suitable strategic or merger partners for the Company, facilitating or soliciting alternative offers, as well as considering any proposals put forth by potential interested parties, to maximize shareholder value. The Company has been approached by, and has initiated contact with, multiple parties who have expressed an interest in exploring such a transaction. Although it cannot assure that any strategic alternative will materialize, the Board is concerned that tendering Shares into the Offer before the Board and its advisors have had the opportunity to fully explore alternatives to the Offer could interfere with the ability of the Board to effect a financially superior strategic alternative to the Offer.

(v)	Financial Terms of the Offer are Not Fair from a Financial Point of View

KPMG Corporate Finance, the IFA, delivered a final draft of its written opinion on 22 May 2006, to the effect that the financial terms of the Offer were not fair from a financial point of view to the Company’s shareholders. The IFA opinion, which is set out on pages 22 to 82 of this Circular, sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken by KPMG Corporate Finance in providing its opinion. Please read the IFA opinion carefully and in its entirety.
The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive but addresses all of the material information and factors considered by the Board in their consideration of the Offer. In view of the variety of factors and the amount of information considered, the Board did not find it practicable to provide specific assessments of, quantify or otherwise assign any relative weights to, the specific factors considered in determining their recommendations. Such determination was made after consideration of the factors taken as a whole. Individual members of the Board may have given differing weights to different factors. In addition, in arriving at their respective recommendations, the members of the Board were aware of the interests of certain officers and directors of the Company as described under Section 4.2(a) of Appendix I to this Circular and as referred to in Section 10 of this Circular.

5.1	IFA’s Opinion rendered to the Independent Directors on the Offer

The Independent Directors have considered carefully the opinion rendered by the IFA on the Offer, which is set out on pages 22 to 82 of this Circular and an extract of which is reproduced below.

Shareholders should read the following in conjunction with, and in the context of, the full text of the opinion rendered by the IFA.
“10.	CONCLUSION

In arriving at our opinion, we have considered and weighed the factors set out in our Summary of Supporting Analysis as attached. Our conclusions in respect of the factors considered are set out below:
(a)	Our analysis indicates that PacNet lacks any broker research coverage while its comparable companies are covered relatively well. PacNet shares also appear to be relatively less traded as compared to other companies on Nasdaq with a similar market capitalization. Although, there are other significant factors that may impact liquidity in the market, in our view, due to relative lack of investor interest and relatively less liquidity, the historical share prices of PacNet may not be a strong reference point against which to compare the Offer Price.

(b)	Based upon our analysis of the price performance of the Shares, we observe that the Offer Price of US$8.25 per Share is at marginal discounts/premiums to the volume weighted average price (“VWAP”) of the Shares since the Pre-Conditional Announcement Date (27 February 2006). In our view, this reflects the fact that the market adjusted its price expectations of the Shares upwards upon the announcement of the Pre-conditional Voluntary Offer and the Shares have since traded at, above, or very near the Offer Price. The Pre-Conditional Offer Announcement Date is, therefore, of significant relevance in analysing the price performance of the Shares vis-a-vis the Offer Price, although the formal offer was announced on 27 April 2006 and the Offer to Purchase was dispatched on 12 May 2006;

(c)	The Offer Price offers a premium of between 13.9% and 27.8% over the VWAP of the Shares at various times between 1-day and 12-months preceding the Pre- Conditional Offer Announcement Date;

(d)	We note that the implied enterprise value to earnings before interest, tax, depreciation and amortization (“EV/EBITDA”) multiple of PacNet, calculated using the Offer Price is 6.8 times. This multiple is at a discount of approximately 39.8% of the median traded EV/EBITDA multiples of the internet protocol based communications service providers within the Peer Group and these median traded multiples have not been adjusted for any premium for control that is typically paid in the acquisition of a significant controlling stake in a target company. The discount to the Peer Group would have been significantly greater if such premium were to be taken into consideration. Therefore, the valuation statistics implied by the Offer Price do not compare favourably to the median of the traded valuation statistics of the Peer Group and thus appears to undervalue the Company;

(e)	We note that PacNet’s implied EV/EBITDA multiple of 6.8 times is at a discount of approximately 54.4% to the median implied EV/EBITDA multiple of past Comparable Transactions. The valuation statistics implied by the Offer Price do not compare favourably to the median of the valuation statistics of the Comparable Transactions and thus appear to undervalue the Company; and

(f)	The premiums of the Offer Price over the varying periods preceding the Pre- Conditional Offer Announcement Date ranging from 1-day to 12-month VWAP of the Shares are between 13.9% and 27.8%. We note that except for the period of 1-day prior to the Pre-Conditional Offer Announcement Date, the premiums represented by the Offer Price are lower when compared to the median premiums for similar periods in precedent Tender Offer Transactions.
After having carefully considered the information available to us, and based upon the monetary, industry, market economic and other relevant conditions subsisting on the Latest Computation Date and based on the factors above, we are of the opinion that, from a financial point of view, the financial terms of the Offer are not fair.
The Independent Directors, however, in their deliberation of arriving at their recommendation to the Shareholders, may want to consider, in addition to our opinion, the following factors:
(a)	As at the date of this letter no alternative superior offer has been announced;

(b)	There is no assurance that the current share price which is marginally above that of the Offer Price as at the Latest Computation Date will continue to remain above the Offer Price once the Offer lapses;

(c)	The Offer Price does imply a reasonable control premium over the price history of the Company immediately prior to the Pre-Conditional Offer Announcement Date, albeit not as much as the Precedent Tender Offer transaction analysis indicates; and

(d)	There were two significant transactions in PacNet shares within the last 15-month period that were conducted on an “arm’s-length” basis. This was the sale by SembCorp to Kingsville Capital Limited at an implied EV/EBITDA multiple of 4.6 times and the subsequent sale by Kingsville Capital Limited to Vantage at an implied EV/EBITDA multiple of 5.6 times.
In rendering the above opinion, we have not taken into consideration the specific investment objectives, financial situation, tax position or unique needs and constraints of any individual Shareholder. Accordingly, any individual Shareholder who may require specific advice in relation to his investment portfolio including his investment in the Company should consult his stockbroker, bank manager, solicitor, accountant, tax adviser, or other professional adviser immediately.”
5.2	Intention of Directors, Executive Officers and Affiliates

To the knowledge of the Company, after due inquiry, the Company believes that no executive officer, Director, affiliate or subsidiary of the Company currently intends to tender or sell under the Offer, the Shares that are held of record or beneficially owned by such person.

6.	FOREIGN SHAREHOLDERS

The following information on foreign shareholders has been extracted from section 1.10 entitled “Foreign Shareholders” (page 16) of the Offer to Purchase:
“1.10	Foreign Shareholders.

We are sending this Offer to Purchase to all PacNet registered shareholders. We are also making available this Offer to Purchase to all PacNet shareholders. However, the validity of this Offer to PacNet shareholders resident outside the U.S. or Singapore (“Foreign Shareholders”) may be affected by the laws of the relevant foreign jurisdictions. For the avoidance of doubt, this Offer is not being made to (nor will tenders be accepted from or on behalf of) the holders of shares in any jurisdiction in which the making of this

Offer or acceptance thereof would not be in compliance with the laws of that jurisdiction. Foreign Shareholders should inform themselves about, seek independent legal advice and comply with the applicable laws in their relevant jurisdictions. However, we may, in our discretion, take such action as we may deem necessary to make this Offer in any such jurisdiction.”
This Circular may not be sent to certain Foreign Shareholders due to potential restrictions on sending such documents to overseas jurisdictions. Any affected Foreign Shareholder who is a registered shareholder may, nonetheless, obtain copies of the Circular during normal business hours (New York City time) and up to the Expiration Date, from the office of PacNet’s share registrar, Bank of New York, Stock Transfer Administration, 101 Barclay Street, 11 East New York, NY 10286. Alternatively, any Foreign Shareholder who is a registered shareholder may write to Bank of New York at the above-stated address or at the email address shareowners@bankofny.com to request for the Circular to be sent to an address in the U.S. by ordinary post at his own risk (the last date for dispatch in respect of such request shall be a date falling three Business Days prior to the Expiration Date).
Beneficial Foreign Shareholders who are not registered shareholders may obtain copies of the Circular by making a request for the Circular to be sent to an address in the U.S. by ordinary post at his own risk (the last date for dispatch in respect of such request shall be a date falling three Business Days prior to the Expiration Date), via email to investor@pacific.net.sg during normal business hours and up to three Business Days prior to Expiration Date.
7.	ACTION TO BE TAKEN

Shareholders may accept the Offer in respect of all or any part of their holding of Offer Shares.

Shareholders wishing to accept the Offer must do so not later than 12:00 midnight, New York City time, 12 June 2006, unless the Offer is extended, and should follow the procedures as set out in section 3 entitled “Procedure for Tendering Shares” (pages 17 to 19) of the Offer to Purchase.

Shareholders who do not wish to accept the Offer should take no further action in respect of the Offer to Purchase which has been sent to them.

8.	INFORMATION IN RESPECT OF THE DIRECTORS

8.1	Independence of Directors

None of the Directors has obtained any waiver from making recommendations to Shareholders on the Offer. Accordingly, the Independent Directors comprise all Directors.

8.2	Interest in Shares

Save as disclosed below, as at the Latest Practicable Date, none of the Directors had an interest, direct or indirect, in the Shares and PacNet shares to be issued pursuant to the exercise of Options:

	Direct Interest		Deemed Interest
	No. of		No. of		No. of
Name	Shares	%	Shares	%	Options
Phey Teck Moh	—	—	—	—	58,650
Claude Roger Charles	—	—	—	—	5,000
Johnson Tan Chin Kwang	—	—	—	—	5,000
Lim Soon Hock	—	—	—	—	5,000
James Tan Meng Dong	—	—	—	—	—
Zhang Yun	—	—	—	—	—

9.	PLANS OR PROPOSALS

Except as discussed above, the Company has not undertaken or engaged in any negotiations in response to the Offer that relate to (i) a tender offer or other acquisition of the Company’s securities by the Company, any of its subsidiaries or any other person, (ii) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (iii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries or (iv) any material change in the recent dividend rate or policy, or indebtedness or capitalization of the Company.

The Board has determined that disclosure with respect to the parties to, and the possible terms of, any transaction or proposals of the type referred to in the preceding paragraph might jeopardize any discussion or negotiation that the Company may conduct. Accordingly, the Board has instructed management not to disclose the possible terms of any such transactions or proposals, or the parties thereto, unless and an agreement in principle relating thereto has been reached or, upon the advice of counsel, as may otherwise be required by applicable law.

10.	CONFLICTS OF INTEREST

To the knowledge of the Company and except as set forth in Section 4.2(a) of Appendix 1 to this Circular, as of the date of this Circular, there are no material agreements, arrangements or understandings or any actual or potential conflict of interest between the Company or its affiliates and (i) any of the Company’s executive officers, directors or affiliates or (ii) the Offeror, or its executive officers, directors or affiliates.

11.	PERSONS EMPLOYED FOR SOLICITATION OR RECOMMENDATION

Other than KPMG Corporate Finance, the Company has not employed, retained or otherwise compensated any person to make solicitation or recommendations in connection with the Offer. The Company engaged KPMG Corporate Finance on 15 May 2006 to provide an independent opinion to the Independent Directors with regard to the fairness from a financial point of view of the Offer. The Company will pay KPMG Corporate Finance US$160,000 for this engagement. This amount was payable in three installments, the last of which was due on the date KPMG Corporate Finance issued their final opinion to the Independent Directors. The Company is also required to pay certain disbursements of KPMG Corporate Finance. The engagement contemplates that KPMG Corporate Finance will be entitled to additional fees if its scope of services is expanded beyond the issuance of its opinion in connection with the Offer.

12.	DIRECTORS’ RESPONSIBILITY STATEMENT

The Directors (including those who may have delegated detailed supervision of this Circular) have taken all reasonable care to ensure that the facts stated and the opinions expressed in this Circular (other than the letter from KPMG Corporate Finance to the Independent Directors and the information found in Appendices IV and V of this Circular) are fair and accurate and that no material facts have been omitted from this Circular.

In respect of the letter from KPMG Corporate Finance, the sole responsibility of the Directors has been to ensure that the facts stated therein with respect to the Company are fair and accurate.

The recommendation of the Independent Directors to Shareholders set out on pages 14 to 16 of this Circular is the sole responsibility of the Independent Directors.

Where information has been extracted from published or otherwise publicly available sources or obtained from the Offeror, the sole responsibility of the Directors for such information has been to ensure that it has been correctly and accurately extracted from these sources, or as the case may be, accurately reflected or reproduced in this Circular.

The Directors confirm, having made all reasonable inquiries, that to the best of their knowledge, opinions expressed in this Circular (other than the letter from KPMG Corporate Finance to the Independent Directors and the information found in Appendices IV and V of this Circular) have been arrived at after due and careful consideration.

The Directors jointly and severally accept full responsibility accordingly.
Yours faithfully
For and on behalf of
The Board of Directors
PHEY TECK MOH
PRESIDENT AND CHIEF EXECUTIVE OFFICER
PACIFIC INTERNET LIMITED

CORPORATE FINANCE Pacific Internet Limited FAIRNESS OPINION AND SUMMARY OF SUPPORTING ANALYSIS 26 May 2006 ADVISORY

CORPORATE FINANCE Pacific Internet Limited FAIRNESS OPINION ADVISORY

LETTER FROM KPMG CORPORATE FINANCE PTE LTD
TO THE INDEPENDENT DIRECTORS OF
PACIFIC INTERNET LIMITED
The Independent Directors
Pacific Internet Limited
89 Science Park Drive
#01-07 The Rutherford
Singapore Science Park
Singapore 118261
26 May 2006
Dear Sirs,
OFFER BY MEDIARING LTD TO PURCHASE FOR CASH ALL ISSUED ORDINARY SHARES OF PACIFIC INTERNET LIMITED AT US$8.25 NET PER ORDINARY SHARE (THE “OFFER”)
1.	INTRODUCTION

On 27 February 2006 (the “Pre-Conditional Offer Announcement Date”), UOB Asia Limited (“UOB Asia”) announced, for and on behalf of MediaRing Ltd (“MediaRing” or the “Offeror”), that subject to the Pre-Conditions being fulfilled, the Offeror intends to make a voluntary conditional cash offer for all the issued ordinary shares (“Shares”) in the capital of Pacific Internet Limited (“PacNet” or the “Company”). Additional information on the Pre-Conditions is set out in the Pre-Conditional Offer Announcement.

The Pre-Conditional Offer Announcement stated that subject to the satisfaction or waiver, if applicable, of certain Pre-Conditions as set out in the appendix to the Pre-Conditional Offer Announcement, the Offeror intends to make a voluntary conditional general offer to acquire all the Shares, other than those already held by the Offeror, its related corporations or the respective nominees of the Offeror or its related corporations as at the date of the Offer.

Further to the Pre-Conditional Offer Announcement, the Offeror had announced that it had on 26 April 2006 obtained the approval of its shareholders at the Extraordinary General Meeting to, inter alia, make, implement and effect the Offer, and the acquisition of any Shares pursuant to the Offer (including pursuant to any compulsory acquisition pursuant to Section 215 of the Companies Act).

The Offeror further announced that on 26 April 2006, the Offeror obtained the unconditional approval of the IDA in respect of its proposal to make and implement the Offer.

Subsequently, on 26 April 2006, UOB Asia announced, for and on behalf of the Offeror, that the Pre-Conditions have been fulfilled.

Accordingly, UOB Asia, for and on behalf of the Offeror, announced on 27 April 2006 (the “Announcement Date”) the firm intention on the part of the Offeror to make the Offer.

An offer to purchase under Section 14(d)(1) or Section 13(e)(1) of the Securities Exchange Act of 1934 (the “Offer to Purchase”) was filed by MediaRing and was dispatched to the shareholders of PacNet on 12 May 2006.

Pursuant to the engagement letter between KPMG Corporate Finance Pte Ltd (“KPMG Corporate Finance”) and PacNet dated 15 May 2006, KPMG Corporate Finance has been appointed as the independent financial adviser, to render a written opinion as to the fairness of the Offer from a financial point of view to the directors of the Company who are independent (the “Independent Directors”) for the purpose of making the recommendation to shareholders of PacNet (each a “Shareholder” and collectively known as the “Shareholders”) in respect of the Offer. This letter sets out, inter alia, our views and evaluation of the financial terms of the Offer and our opinion thereon. It forms part of the circular to be issued by the Company to the Shareholders (the “Circular”) providing, inter alia, details of the Offer and the recommendations of the Independent Directors thereon. Unless otherwise defined, all terms defined in the Circular shall have the same meaning herein.

2.	TERMS OF REFERENCE

Our opinion, by way of this letter, will be limited solely to the fairness of the financial terms of the Offer, from a financial point of view, as of the date of the opinion. Neither our opinion nor its related analysis constitutes a recommendation of the Offer to the Shareholders. We make no recommendation as to how any Shareholder should decide or act on any matters relating to the Offer, including whether any Shareholder should elect to receive or reject the Offer. Our opinion will be rendered solely for the use and benefit of the Independent Directors for their deliberations on the Offer, before arriving at a decision on the merits or demerits of the Offer and in making any recommendation. The recommendations made by the Independent Directors shall remain their sole responsibility.

Our analysis is confined to the financial terms of the Offer and it is not within our terms of reference to evaluate and comment on the commercial merits and / or risks of the Offer, or on the strategic potential and future prospects of PacNet after completion of the Offer. Any evaluation of and / or comment on the strategic or commercial merits of the Offer or on the prospects of PacNet remain the sole responsibility of the directors of PacNet (“Directors”) and the management of PacNet (the “Management”) although we may draw upon their views or make such comments in respect thereof (to the extent deemed necessary or appropriate by us and provided that such has been disclosed to us) in arriving at our views as set out in this letter.

Our opinion will not reflect any developments that may occur or may have occurred after the date of our opinion, and we do not have any obligation to update, revise, or reaffirm our opinion. In addition, our terms of reference do not require us to express and we do not express any view on the future growth prospects, financial position and earnings potential of PacNet. We therefore do not make any projection as to the future financial performance of PacNet after the completion or expiry of the Offer or express any opinion as to the price at which the Shares may trade upon completion or expiry of the Offer.

We were not requested or authorised to solicit, and we have not solicited, any indications of interest from any third party with respect to the Shares or the assets of the Company. We are therefore not addressing the relative merits of the Offer as compared to any alternative transaction (if any) previously considered by PacNet (or its Shareholders), or as compared to any alternative offer that might be otherwise available in the future.

In arriving at our opinion, we have held discussions with the Management and have examined publicly available information collated by us as well as information provided to us by the Management, including information contained in the Offer to Purchase and the Circular.

We have reviewed the financial terms of the Offer as set forth in Offer to Purchase in relation to, among other things:
•	current and historical market prices and trading volumes of shares of PacNet; and

•	the historical earnings and other operating data of PacNet.

We have not made any independent evaluation or appraisal of the assets or liabilities of the Company.

We have considered, to the extent publicly available, the financial terms of certain other transactions that we considered relevant in evaluating the Offer and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of PacNet. In addition to the foregoing, we have conducted such other analysis and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without assuming any obligation to independently verify, upon the accuracy and completeness of all financial and other information and data which are publicly available or have been provided to or otherwise reviewed by or discussed with us and upon the assurances of the Management that they were not aware of any relevant information that was omitted or that remained undisclosed to us. Accordingly, we do not make any representation or warranty, expressly or impliedly, in respect of, and we do not accept any responsibility for the accuracy, completeness and adequacy of such information and data.

We have also relied upon the assurances of the Directors that they jointly and severally accept responsibility for the accuracy of the information given to us and that, having made all reasonable enquiries, that to the best of their knowledge and belief, the facts stated and all opinions expressed in the Circular, and other materials provided to us, are fair and accurate in all material respects as of the date of this letter and there are no material facts the omission of which would affect our evaluation of the fairness of the Offer from a financial point of view.

Our opinion is based upon information made available to us and financial, stock market, regulatory and other conditions and circumstances existing, as of the latest computation date, 19 May 2006 (the “Latest Computation Date”).

The summary of supporting analysis (the “Summary of Supporting Analysis”) attached to this letter sets forth the financial analysis performed by us in connection with our opinion. The analysis includes information presented in tables and charts. In order to fully understand the financial analysis, these tables and charts must be read together with any accompanying text. The tables and charts alone do not constitute a complete description of the financial analysis. The quantitative information contained therein, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to the Latest Computation Date, and is not necessarily indicative of current or future market conditions.

The Summary of Supporting Analysis contains the analysis performed by us in rendering our opinion, but it does not purport to be a complete description of the analysis performed by us. The preparation of financial analysis and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. We made no attempt to assign specific weights to particular analysis or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analysis and factors considered. Accordingly, we believe that our analysis must be considered as a whole, and that selecting portions of the analysis and of the factors considered by us, without considering all of the analysis and factors, could create a misleading or incomplete view of the processes underlying the analysis conducted by us and our opinion. With regard to the analysis of comparable companies and precedent transactions summarized in the Summary of Supporting Analysis, we selected comparable public companies (the “Peer Group”) and precedent control transactions (the “Comparable Transactions”) on the basis of various factors, including size and similarity of the line of business of PacNet; however, no company utilized in these analysis is identical to PacNet and no precedent transaction is identical to the Offer. As a result, this analysis is not purely mathematical, but also takes into account differences in financial and operating characteristics of the subject companies and other factors that could affect the transactions or public trading value of the subject companies to which PacNet is being compared.

Pursuant to our engagement letter with PacNet, PacNet agreed to pay us a fee of US$160,000 upon delivery of our opinion by way of this letter. KPMG, with which we are associated, are the statutory auditors of Vantage Corporation Limited (“Vantage”). Vantage currently holds approximately a 29.2% interest in PacNet. The foregoing was disclosed to PacNet prior to our appointment by PacNet as the independent financial adviser to the Independent Directors.

PacNet has been separately advised by its own professional advisers in the preparation of the Circular (other than this letter and the Summary of Supporting Analysis). We have no role or involvement and have not and will not provide any advice, financial or otherwise, whatsoever, in the preparation, review and verification of the Circular (other than this letter and the Summary of Supporting Analysis). Accordingly, we take no responsibility for and express no views, whether expressed or implied, on the contents of the Circular (other than this letter and the summary of supporting analysis).

Whilst a copy of this letter and the Summary of Supporting Analysis may be reproduced in the Circular, neither the Directors nor PacNet may reproduce, disseminate or quote this letter or the Summary of Supporting Analysis (or any part thereof) for any other purpose at any time and in any manner except with our prior written consent in each specific case.

Our opinion on the fairness of the Offer from a financial point of view should be considered in the context of the entirety of this letter, the Summary of Supporting Analysis and the Circular.

3.	THE OFFER

Shareholders should have received a copy of the Offer to Purchase filed by the Offeror dated 12 May 2006, setting out, inter alia, the terms and conditions of the Offer. We recommend that the Independent Directors advise the Shareholders to carefully read the terms and conditions contained in the Offer to Purchase.

The background and principal terms of the Offer, based on the information set out in the Offer to Purchase are set out in the following sections.

3.1	Background to the Offer

The background to the Offer is set out in a section titled “Special Factors” of the Offer to Purchase, which is reproduced below:

“As part of the continuous evaluation of its businesses and plans, MediaRing regularly considers a variety of strategic options and transactions. From time to time over the past three years, as part of this ongoing evaluation, various directors and officers of MediaRing have had discussions and meetings with certain directors and officers of PacNet. During these discussions, the parties generally evaluated the synergies between MediaRing and PacNet and various co-marketing and cross-selling opportunities, including the possibility of a business merger. These discussions did not progress beyond preliminary stages and no transaction resulted between the parties involved.

MediaRing also made two proposals to SembCorp Industries Ltd (“SembCorp”), a then substantial shareholder of PacNet, to purchase its interest at that time of approximately 28.8% in PacNet. We offered US$6.30 per share in March 2005 and US$7.30 per share in June 2005 to SembCorp for its PacNet shares. Our proposals to SembCorp were subject to due diligence and the approval of our shareholders. SembCorp did not accept our proposals.

We continued to evaluate a strategic investment in PacNet given the increasing trend of convergence of our services and in August 2005, we began to purchase PacNet shares on the open market.

On October 29, 2005, certain executive officers of MediaRing met with certain directors of PacNet to explore a possible strategic alliance or business co-operation between the two companies. Discussions were general in nature and no material non-public information was exchanged between the parties. Following that meeting, PacNet notified us that they would not consider any alliance or business co-operation with us as the timing was not appropriate. Since that meeting, there have been no further discussions between the companies on this matter, although we continued to monitor developments at PacNet and in the industry.
On February 27, 2006, we announced our intention to commence this Offer subject to the satisfaction of certain pre-conditions, including certain approvals required under Singapore law and regulations. We delivered on that day the announcement of the pre-conditional offer to PacNet as well as a letter inviting PacNet to file jointly with us the required application for approval of this Offer to the Info-Communications Development Authority of Singapore (the “IDA”).
On March 16, 2006, PacNet’s Singapore legal counsel informed our Singapore legal counsel that PacNet would be making a separate application to the IDA. Accordingly, on March 21, 2006, we made our own independent application to the IDA in respect of this Offer.
On April 26, 2006, IDA, after consideration of both PacNet’s and our applications, unconditionally approved our proposal to make and implement this Offer. Our shareholders also approved this Offer on April 26, 2006. On April 27, 2006, we made a formal announcement that we would commence this Offer within 14 to 21 days of such announcement. ”
3.2	Offer Price

FOR EACH OFFER SHARE: US$8.25 IN CASH

3.3	Offer Shares

Section 1.2 (pages 12 to 13) of the Offer to Purchase states that the Offer is extended, on the same terms and conditions including the same Offer Price, to:
(a)	all issued Shares, including those owned, controlled or agreed to be acquired by Concert Parties (other than shares already owned by the Offeror); and

(b)	all new PacNet shares unconditionally issued or to be issued pursuant to the valid exercise, prior to final expiration of the Offer, of any Options.
For the purposes of the Offer, the expression “Offer Shares” shall include all such Shares.

3.4	No Encumbrances

Section 1.1 (page 12) of the Offer to Purchase states that the Offer Shares will be acquired fully paid and free from all liens, charges, pledges and other encumbrances and together with all rights, benefits and entitlements attached thereto as at the Pre-Conditional Offer Announcement Date and thereafter attaching thereto, including the right to all dividends, rights and other distributions (if any) declared, made or paid thereon on or after the Pre-Conditional Offer Announcement Date (including any dividends that may be declared, made or paid in respect of the financial year ended 31 December 2005).

3.5	Warranty

Section 1.6 (page 14) of the Offer to Purchase states that the Offeror will deem any tender of Shares pursuant to the Offer to constitute an unconditional and irrevocable warranty by the tendering Shareholder that it is acting on behalf of the beneficial owner of the tendered Shares, and that the Offeror is purchasing the Shares fully paid and free from all liens, charges, pledges and other encumbrances and together with all rights, benefits and entitlements attached thereto as at 27 February 2006 (the date of the Offeror’s initial announcement of its intention to make the Offer) and thereafter attaching thereto, including the right to all dividends, rights and other distributions declared, made or paid thereon, if any, on or after 27 February 2006 (including any dividends that may be declared, made or paid in respect of the financial year ended 31 December 2005).

3.6	Condition of the Offer

The section under the sub-heading “Minimum Tender Condition” within the section entitled “Special Factors” (pages 10 to 11) of the Offer to Purchase states, inter alia, that:

“Our Offer is conditioned on, among other things, the tender of a sufficient number of shares such that we would own (including shares we currently own) more than 50% of the issued shares of PacNet as of the final expiration of this Offer (including shares issued or to be issued pursuant to Options validly exercised on or before the final expiration date) (the “Minimum Tender Condition”).

The conditions of the Offer are set out in section 1.4 (pages 13 and 14) and section 14 (pages 28 to 31) of the Offer to Purchase.

3.7	Details of the Offer

A copy of each of the Offer Announcement and the Offer to Purchase is available on the website of the Securities and Exchange Commission at www.sec.gov.

4.	INFORMATION ON THE OFFEROR

The information on the Offeror is set out under the sub-heading “General” within section 10 entitled “Certain Information Concerning MediaRing” (pages 25 to 26) of the Offer to Purchase, which is reproduced below:

“The principal activities of the Offeror and its subsidiaries (the “MediaRing Group”) are marketing and sale of telecommunication services. Prior to the financial year ended 31 December 2001, the principal activities of the MediaRing Group were advertising and the provision of free VoIP communication services. Since then, the MediaRing Group embarked on a new set of principal activities to transform from the provision of free telecommunications services to a fee-based model delivering telecommunication services via the Internet with a focus on the VoIP services to carriers, enterprises, service providers and consumers globally. The Offeror is also engaged in research and development, design and marketing of telecommunication software.”

Further details of the Offeror can be found in Schedules A, B and C of the Offer to Purchase.

5.	RATIONALE FOR THE OFFER AND THE OFFEROR’S FUTURE PLANS FOR PACNET

The following rationale of the Offer and the Offeror’s future plans for PacNet have been extracted from the Circular:

“MediaRing recognizes that there is an increasing trend of convergence of voice and data services. Increasing our ownership stake in PacNet would support our strategy to become a leading one-stop provider of voice and data services. MediaRing and PacNet have synergistic businesses and complementary geographical presence which could provide opportunities for cross-marketing and bundling of services. We believe that there will also be opportunities for cost rationalization through economies of scale. The enlarged group will become a premier provider of voice and data services in the Asia Pacific region.

MediaRing is in the principal business of providing international telecommunications services, focusing on Voice over Internet Protocol (“VoIP”), whereas PacNet is an Internet Service Provider, providing data, voice and video services. As customer demand for these services increasingly converges, we believe opportunities to bundle these services will become increasingly important as a means of new market penetration and customer retention.

MediaRing and PacNet also have complementary geographic presence in various parts of the world, with MediaRing’s business presence in Singapore, Cambodia, Shanghai, Beijing, Hong Kong, Indonesia, Japan, Malaysia, Taiwan and Sunnyvale (USA), and PacNet’s established presence in Singapore, Australia, China, Hong Kong, India, Malaysia, the Philippines and Thailand. The existing network of operations for the two groups would serve as a platform for cross marketing of products and services.

Further, with the established track records of the two companies in providing their services regionally, we believe the enlarged group will benefit from the strong branding and reputation of the two groups in inspiring confidence in the quality of the products and services provided. This will be an important advantage when competing against better entrenched incumbents. In addition, with the complementary services and geographic presence of MediaRing and PacNet, we believe that there will be opportunities for cost rationalization through economies of scale. Such operational synergies, if realized, are expected to enable the enlarged group to improve its efficiency and to compete more effectively.

The purpose of this Offer is to acquire control of PacNet and as many issued shares as possible as a first step in acquiring all issued shares of PacNet not owned by MediaRing. If the Minimum Tender Condition is satisfied and this Offer is successful, PacNet will become a subsidiary of MediaRing and we intend, when circumstances permit, to de-list PacNet from the Nasdaq National Market and terminate PacNet’s reporting obligations under U.S. federal securities laws, subject to applicable law. As a result, PacNet shares would no longer trade on the Nasdaq National Market and PacNet would no longer file reports with the SEC. If this Offer is successful and the 90% Purchase Condition is satisfied, we intend to exercise our rights under the Singapore Companies Act to compulsorily acquire (the “Compulsory Acquisition”) those shares not previously tendered, at the same purchase price (without interest) as the price for the shares purchased in this Offer. Upon completion of a Compulsory Acquisition, MediaRing would own all of the issued shares of PacNet.

Except as otherwise described in this Offer to Purchase, MediaRing has no current plans or proposals or negotiations which relate to or would result in: (i) an extraordinary corporate transaction, reorganization or liquidation involving PacNet; (ii) any purchase, sale or transfer of a material amount of assets of PacNet; (iii) major changes to be introduced in PacNet’s business, including the redeployment of fixed assets of PacNet; (iv) any material change in PacNet’s present dividend rate or policy, or PacNet’s indebtedness or capitalization; (v) any material change in the management of PacNet; (vi) any change in any material term of the employment contract of any executive officer or any material change to the employment of employees of PacNet; or (vii) any other material change in PacNet’s corporate structure or business. We expressly reserve our right to alter the composition of the PacNet board of directors including the appointment of our nominees on the PacNet board, as well as to change our plans with respect to PacNet based on future developments.”

6.	INFORMATION ON PACNET

PacNet together with its subsidiaries and associated companies is an Internet communications service provider in the Asia Pacific region. PacNet was incorporated in Singapore on 28 March 1995 as Sembawang Media Pte Ltd, and changed its name to Pacific Internet Pte Ltd on 17 March 1998. On 23 November 1998, it was converted to a public company and was listed on the NASDAQ on 5 February 1999.

PacNet is one of the leading Internet Service Providers of data, voice and video Internet services with established presence in Singapore, Hong Kong, China, the Philippines, Australia, India, Thailand and Malaysia.

Further information on PacNet can be found in Appendix 1 of the Circular.

7.	FINANCIAL ASSESSMENT OF THE OFFER

Please refer to our Summary of Supporting Analysis attached for the results of our financial assessment of the Offer.

8.	THIRD PARTY PROPOSALS

We have been informed by the Directors that, from the Announcement Date to the Latest Computation Date, no alternative formal offers for the Offer Shares have been received by the Company from a third party.

9.	COMPULSORY ACQUISITION AND INTENTION TO DE-LIST

The intentions of the Offeror in relation to compulsory acquisition and de-listing are set out under the sub-heading “Compulsory Acquisition” within section 11 entitled “Compulsory Acquisition” (pages 26 to 27) of the Offer to Purchase, which is reproduced below:
“11.	Compulsory Acquisition

It is the intention of MediaRing to make PacNet its subsidiary. It is not the intention of MediaRing to preserve the listing and registration status of PacNet, as long as circumstances permit. In this regard, MediaRing will exercise any rights of compulsory acquisition that MediaRing may have in connection with this Offer.

If this Offer is successful and we purchase, either pursuant to this Offer or on the open market within four months following the commencement of this Offer, at least 90% of the issued voting shares, other than those already owned by us, our related corporations or respective nominees (the “90% Purchase Condition”), we intend to exercise our rights under the Singapore Companies Act to compulsorily acquire (the “Compulsory Acquisition”) those shares not previously tendered, at the same purchase price (without interest) as the price for the shares purchased in this Offer. Upon completion of a Compulsory Acquisition, MediaRing would own all of the issued shares of PacNet.

If the 90% Purchase Condition is satisfied prior to the final Expiration Date, we intend to exercise our right for the Compulsory Acquisition shortly after the completion of this Offer. If the 90% Purchase Condition is satisfied after the final expiration of this Offer but within four month following the commencement of this Offer, we intend to exercise our right for the Compulsory Acquisition as soon as the 90% Purchase Condition is satisfied. The Compulsory Acquisition will take at least three months to complete assuming that no minority shareholder files an objection with the Singapore courts.”
10.	CONCLUSION

In arriving at our opinion, we have considered and weighed the factors set out in our Summary of Supporting Analysis as attached. Our conclusions in respect of the factors considered are set out below:
(a)	Our analysis indicates that PacNet lacks any broker research coverage while its comparable companies are covered relatively well. PacNet shares also appear to be relatively less traded as compared to other companies on Nasdaq with a similar market capitalization. Although, there are other significant factors that may impact liquidity in the market, in our view, due to relative lack of investor interest and relatively less liquidity, the historical share prices of PacNet may not be a strong reference point against which to compare the Offer Price.

(b)	Based upon our analysis of the price performance of the Shares, we observe that the Offer Price of US$8.25 per Share is at marginal discounts/premiums to the volume weighted average price (“VWAP”) of the Shares since the Pre-Conditional Announcement Date (27 February 2006). In our view, this reflects the fact that the market adjusted its price expectations of the Shares upwards upon the announcement of the Pre-conditional Voluntary Offer and the Shares have since traded at, above, or very near the Offer Price. The Pre-Conditional Offer Announcement Date is, therefore, of significant relevance in analysing the price performance of the Shares vis-a-vis the Offer Price, although the formal offer was announced on 27 April 2006 and the Offer to Purchase was dispatched on 12 May 2006;

(c)	The Offer Price offers a premium of between 13.9% and 27.8% over the VWAP of the Shares at various times between 1-day and 12-months preceding the Pre-Conditional Offer Announcement Date;

(d)	We note that the implied enterprise value to earnings before interest, tax, depreciation and amortization (“EV/EBITDA”) multiple of PacNet, calculated using the Offer Price is 6.8 times. This multiple is at a discount of approximately 39.8% of the median traded EV/EBITDA multiples of the internet protocol based communications service providers within the Peer Group and these median traded multiples have not been adjusted for any premium for control that is typically paid in the acquisition of a significant controlling stake in a target company. The discount to the Peer Group would have been significantly greater if such premium were to be taken into consideration. Therefore, the valuation statistics implied by the Offer Price do not compare favourably to the median of the traded valuation statistics of the Peer Group and thus appears to undervalue the Company;

(d)	We note that PacNet’s implied EV/EBITDA multiple of 6.8 times is at a discount of approximately 54.4% to the median implied EV/EBITDA multiple of past Comparable Transactions. The valuation statistics implied by the Offer Price do not compare favourably to the median of the valuation statistics of the Comparable Transactions and thus appear to undervalue the Company ; and

(e)	The premiums of the Offer Price over the varying periods preceding the Pre-Conditional Offer Announcement Date ranging from
1-day to 12-month VWAP of the Shares are between 13.9% and 27.8%. We note that except for the period of 1-day prior to the Pre-Conditional Offer Announcement Date, the premiums represented by the Offer Price are lower when compared to the median premiums for similar periods in precedent Tender Offer Transactions.
After having carefully considered the information available to us, and based upon the monetary, industry, market economic and other relevant conditions subsisting on the Latest Computation Date and based on the factors above, we are of the opinion that, from a financial point of view, the financial terms of the Offer are not fair.

The Independent Directors, however, in their deliberation of arriving at their recommendation to the Shareholders, may want to consider, in addition to our opinion, the following factors:
(a)	As at the date of this letter no alternative superior offer has been announced;

(b)	There is no assurance that the current share price which is marginally above that of the Offer Price as at the Latest Computation Date will continue to remain above the Offer Price once the Offer lapses;

(c)	The Offer Price does imply a reasonable control premium over the price history of the Company immediately prior to the Pre-Conditional Offer Announcement Date, albeit not as much as the Precedent Tender Offer transaction analysis indicates; and

(d)	There were two significant transactions in PacNet shares within the last 15-month period that were conducted on an “arm’s-length” basis. This was the sale by SembCorp to Kingsville Capital Limited at an implied EV/EBITDA multiple of 4.6 times and the subsequent sale by Kingsville Capital Limited to Vantage at an implied EV/EBITDA multiple of 5.6 times.

In rendering the above opinion, we have not taken into consideration the specific investment objectives, financial situation, tax position or unique needs and constraints of any individual Shareholder. Accordingly, any individual Shareholder who may require specific advice in relation to his investment portfolio including his investment in the Company should consult his stockbroker, bank manager, solicitor, accountant, tax adviser, or other professional adviser immediately.

This opinion is governed by, and construed in accordance with, the laws of Singapore, and is strictly limited to the matters stated herein and does not apply by implication to any other matter.
Yours faithfully
For and on behalf of
KPMG Corporate Finance Pte Ltd

Vishal Sharma	Tiew Chee Siang
Director	Associate Director

CORPORATE FINANCE Pacific Internet Limited SUMMARY OF SUPPORTING ANALYSIS ADVISORY

Disclaimer
IMPORTANT:
Pursuant to the engagement letter between KPMG Corporate Finance Pte Ltd (“KPMG Corporate Finance”) and PacNet dated 15 May 2006, KPMG Corporate Finance has been appointed as the independent financial adviser, to render a written opinion (the “Letter”) as to the fairness of the Offer from a financial point of view to the directors of the Company who are independent for the purpose of making the recommendation to shareholders of PacNet (each a “Shareholder” and collectively known as the “Shareholders”) in respect of the Offer (the “Independent Directors”). This summary of supporting analysis (“Summary of Supporting Analysis”) sets out, inter alia, our analysis, views and evaluation of the financial terms of the Offer. It forms part of the Letter and is to be included in the circular to be issued by the Company to the Shareholders (the “Circular”) providing,inter alia, details of the Offer and the recommendations of the Independent Directors thereon. Unless otherwise defined, all terms defined in the Circular shall have the same meaning herein.
Our opinion, by way of the Letter and this Summary of Supporting Analysis, will be limited solely to the fairness of the financial terms of the Offer, from a financial point of view, as of the date of the opinion. Neitherour opinion nor this Summary of Supporting Analysis constitutes a recommendation of the Offer to the Shareholders. We make no recommendation as to how any Shareholder should decide or act on any matters relating to the Offer, including whether any Shareholder should elect to receive or reject the Offer. Our opinion will be rendered solely for the use and benefit of the Independent Directors for their deliberations on the Offer, before arriving at a decision on the merits or demerits of the Offer and in making any recommendation. The recommendations made by the Independent Directors shall remain their sole responsibility.
Our analysis is confined to the financial terms of the Offer andit is not within our terms of reference to evaluate and comment on the commercial merits and / or risks of the Offer, or on the strategic potential and future prospects of PacNet after completion of the Offer. Any evaluation of and / or comment on the strategic or commercial merits of the Offer or on the prospects of PacNet remain the sole responsibility of the directors of PacNet (“Directors”) and the management of PacNet (the “Management”) although we may draw upon their views or make such comments in respect thereof (to the extent deemed necessary or appropriate by us and provided that such has been disclosed to us) in arriving at our views as set out in the Letter.
Our opinion will not reflect any developments that may occur or may have occurred after the date of our opinion, and we do not have any obligation to update, revise, or reaffirm our opinion. In addition, our terms of reference do not require us to express and we do not express any view on the future growth prospects, financial position and earnings potential of PacNet. We therefore do not make any projection as to the future financial performance of PacNet after the completion or expiry of the Offer or express any opinion as to the price at which the Shares may trade upon completion or expiryof the Offer.
We were not requested or authorised to solicit, and we have not solicited, any indications of interest from any third party with respect to the Shares or the assets of the Company. We are therefore not addressing the relative merits of the Offer as compared to any alternative transaction (if any) previously considered by PacNet (or its Shareholders), or as compared to any alternative offer that might otherwise be available in the future.
In arriving at our opinion, we have held discussions with the Management and have examined publicly available information collated by us as well as information provided to us by the Management, including information contained in the Offer to Purchase and the Circular.
We have reviewed the financial terms of the Offer as set forth in the Offer to Purchase in relation to, among other things:
·current and historical market prices and trading volumes of shares of PacNet; and
·the historical earnings and other operating data of PacNet.
We have not made any independent evaluation or appraisal of the assets or liabilities of the Company.
©2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved. 1

Disclaimer (cont.)
We have considered, to the extent publicly available, the financial terms of certain other transactions that we considered relevant in evaluating the Offer and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of PacNet. In addition to the foregoing, we have conducted such other analysis and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.
In rendering our opinion, we have assumed and relied, without assuming any obligation to independently verify, upon the accuracy and completeness of all financial and other information and data which are publicly available or have been provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of PacNet that they were not aware of any relevant information that was omitted or that remained undisclosed to us. Accordingly, we do not make any representation or warranty, expressly or impliedly, in respect of, and we do not accept any responsibility for the accuracy, completeness and adequacy of such information and data.
We have also relied upon the assurances of the Directors that they jointly and severally accept responsibility for the accuracy of the information given to us and that, having made all reasonable enquiries, the facts stated and all opinions expressed in the Circular, and other materials provided to us, are, to the best of their knowledge and belief, fair and accurate in all material respects as of the date of this letter and there are no material facts the omission of which would affect our evaluation of the fairness of the Offer from a financial point of view.
Our opinion is based upon information made available to us and financial, stock market, regulatory and other conditions and circumstances existing, as of the Latest Computation Date (as defined below).
This Summary of Supporting Analysis sets forth the financial analysis performed by us in connection with our opinion. The analysis includes information presented in tables and charts. In order to fully understand the financial analysis, these tables and charts must be read together with any accompanying text. The tables and charts alone do not constitute a complete description of the financial analysis. The quantitative information contained therein, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to 19 May 2006 (the “Latest Computation Date”), and is not necessarily indicative of current or future market conditions.
This Summary of Supporting Analysis contains the analysis performed by us in rendering our opinion, but it does not purport to be a complete description of the analysis performed by us. The preparation of financial analysis and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. We made no attempt to assign specific weights to particular analysis or factors considered, but rather made qualitative judgements as to the significance and relevance of all the analysis and factors considered. Accordingly, we believe that our analysis must be considered as a whole, and that selecting portions of the analysis and of the factors considered by us, without considering all of the analysis and factors, could create a misleading or incomplete view of the processes underlying the analysis conducted by us and our opinion. With regard to the analysis of comparable companies and precedent transactions summarized in this Summary of Supporting Analysis, we selected comparable public companies (the “Peer Group”) and precedent control transactions (the “Comparable Transactions”) on the basis of various factors, including size and similarity of the line of business of PacNet; however, no company utilized in these analysis is identical to PacNet and no precedent transaction is identical to the Offer. As a result, this analysis is not purely mathematical, but also takes into account differences in financial and operating characteristics of the subject companies and other factors that could affect the transactions or public trading value of the subject companies to which PacNet is being compared.
©2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved. 2

Disclaimer (cont.)
We wish to highlight that the figures used in this Summary of Supporting Analysis have been extracted, inter alia, Bloomberg, Capital IQ, SDC Platinum, Thomson One Banker, SEC Filings, annual reports, financial statements and other relevant public documents of the respective companies as at the Latest Computation Date. We make no representations or warranties, express or implied, on the accuracy or completeness of such information. We note that the generally accepted accounting principles (“GAAP”) used by the respective companies within the Peer Group and target companies of the Comparable Transactions may be different. The differences between GAAP used by PacNet and the respective GAAP used by the companies within the Peer Group and the target companies of the Comparable Transactions may therefore render comparisons between these companies less useful than if they all used the same GAAP. Any conclusions drawn from the comparisons made may therefore not necessarily reflect the possible market valuation of PacNet.
Pursuant to our engagement letter with PacNet, PacNet agreed to pay us a fee of US$160,000 upon delivery of our opinion by way of our opinion letter dated 26 May 2006. KPMG, with which we are associated, are the statutory auditor of Vantage Corporation Limited (“Vantage”). Vantage currently holds an approximate 29.2% interest in PacNet. The foregoing was disclosed to PacNet prior to our appointment by PacNet as the independent financial adviser to this Independent Directors. PacNet has been separately advised by its own professional advisers in the preparation of the Circular (other than the Letter and this Summary of Supporting Analysis). We have no role or involvement and have not and will not provide any advice, financial or otherwise, whatsoever, in the preparation, review and verification of the Circular (other than the Letter and this Summary of Supporting Analysis). Accordingly, we take no responsibility for and express no views, whether expressed or implied, on the contents of the Circular (other than the Letter and this Summary of Supporting Analysis).
Whilst a copy of our Letter and this Summary of Supporting Analysis may be reproduced in the Circular, neither the Directors nor PacNet may reproduce, disseminate or quote the Letter or this Summary of Supporting Analysis (or any part thereof) for any other purpose at any time and in any manner except with our prior written consent in each specific case.
Our opinion on the fairness of the Offer from a financial point of view should be considered in the context of the entirety of this letter, this Summary of Supporting Analysis and the Circular.
©2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved. 3

Contents
Page
Financial Assessment of the Offer 5
z Liquidity / Broker Research Coverage Analysis 7
z Share Price Analysis 13
z Peer Group Analysis 19
z Comparable Transaction Analysis 26
z Precedent Tender Offer Analysis 28
z Other Valuation Methodologies Considered 31
Appendices
1. Description of PacNet and Peer Group Companies
33
2. Description of Target Companies involved in
45 Comparable Transactions
©2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved. 4

Financial Assessment of the Offer
©2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved. 5

Financial Assessment of the Offer
Our Approach
In arriving at our opinion, as to whether the financial terms of the Offer are fair from a financial point of view, we have performed, among other things, the following analysis:
· Liquidity / Broker Research Coverage Analysis to assess whether the historical share price of PacNet provides a meaningful reference point for comparison against the Offer Price;
· Share Price Analysis to assess how the Offer Price compares to the historical share price of PacNet over different observation periods;
· Peer Group Analysis to assess the valuation multiples of comparable companies in comparison with the valuation multiples of PacNet implied by the Offer Price;
· Comparable Transaction Analysis to assess the valuation multiples implied by similar control transactions with the valuation multiples of PacNet implied by the Offer Price; and
· Precedent Tender Offer Analysis to compare the premium / discount of the Offer Price over the historical share price of PacNet to selected tender offer transactions.
©2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved. 6

Liquidity / Broker Research Coverage Analysis
©2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved. 7

Liquidity / Broker Research Coverage Analysis
Purpose
The purpose of our liquidity / brokerage research coverage analysis is to assess whether the historical share price of PacNet provides a meaningful reference point for comparison against the Offer Price.
In evaluating the fairness of the Offer Price from a market expectations perspective, on the basis that the stock market may be considered as an efficient mechanism by which such price expectations may be expressed, we have considered whether the current and historical price performance of the Shares are reasonable indicators for assessing the financial value of the shares at a given point in time.
It should be noted that under ordinary circumstances, the market valuation of shares traded on a recognized stock exchange may be affected by, inter alia, its relative liquidity, the size of its free float, the extent of research coverage and investor interest it attracts, and the general market sentiment at a given point in time.
©2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved. 8

Liquidity / Broker Research Coverage Analysis

10 most highly traded stocks on the Nasdaq

We set out in Table 1 the 10 most highly traded stocks on the Nasdaq by average daily value traded.

We note that PacNet's liquidity, as represented by the average daily value traded as a percentage of market capitalisation and the average daily volume traded as a percentage of shares outstanding, are 47.3% and 19.8% lower than the median liquidity statistics of the 10 most highly traded stocks on the Nasdaq, respectively.

Table 1: Liquidity of PacNet Shares relative to the 10 most highly traded stocks on the Nasdaq

Company Name	Market Capitalization (US$ m)	Avg Daily Value Traded Last Year (US$ m)	Avg Daily Volume Last Year (m)	Shares Outstanding (m)	Avg Daily Value as % of Market Capitalisation	Avg Daily Volume as % of Shares Outstanding
Google Inc.	112,147.7	4,006.8	11.3	303.1	3.57%	3.73%
Microsoft Corp.	230,139.1	1,768.5	67.8	10201.2	0.77%	0.66%
Apple Computer Inc.	54,866.3	1,619.5	26.5	850.5	2.95%	3.12%
Intel Corp.	106,800.1	1,495.3	64.3	5817.0	1.40%	1.11%
Cisco Systems Inc.	128,362.2	1,048.8	55.2	6150.6	0.82%	0.90%
Yahoo! Inc.	41,602.0	705.9	20.2	1408.8	1.70%	1.43%
Amgen Inc.	79,821.1	688.3	9.2	1179.2	0.86%	0.78%
Dell Inc.	56,682.8	664.0	20.9	2307.0	1.17%	0.91%
eBay Inc.	41,880.2	654.9	16.7	1410.1	1.56%	1.18%
QUALCOMM Inc.	78,897.2	600.3	13.6	1676.2	0.76%	0.81%

Source: Capital IQ

Median	**79,359.2**	**877.4**	**20.6**	**1543.2**	**1.29%**	**1.01%**
PacNet	**111.5**	**0.8**	**0.1**	**13.4**	**0.68%**	**0.81%**

© 2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved.

9

Liquidity / Broker Research Coverage Analysis

Nasdaq-listed Entities of Comparable Market Capitalization

We set out in Table 2 liquidity statistics of Nasdaq-listed entities with a market capitalization of between US$80m and US$120m.

We note that PacNet's liquidity as represented by the average daily value traded as a percentage of market capitalisation and the average daily volume traded as a percentage of shares outstanding are 63.8% and 35.2% lower than the median liquidity statistics of the Nasdaq-listed entities with a market capitalization of between US$80m and US$120m, respectively.

Table 2: Liquidity of PacNet Shares relative to Nasdaq-listed Entities of Comparable Market Capitalization

Company Name	Market Capitalization (US$ m)	Avg Daily Value Traded Last Year (US$ m)	Avg Daily Volume Last Year (m)	Shares Outstanding (m)	Avg Daily Value as % of Market Capitalisation	Avg Daily Volume as % of Shares Outstanding
WPT Enterprises Inc.	109.1	4.9	0.3	20.3	4.47%	1.56%
OccuLogix Inc.	88.2	3.1	0.5	42.2	3.47%	1.23%
Comstock Homebuilding Companies Inc.	107.8	3.0	0.2	14	2.79%	1.27%
Navarre Corp.	105.9	2.6	0.4	29.9	2.44%	1.48%
OMNI Energy Services Corp.	88.4	2.3	0.6	16.2	2.58%	3.70%
SciClone Pharmaceuticals Inc.	116.1	2.2	0.6	45.9	1.88%	1.20%
TRM Corp.	117.9	2.1	0.2	16.9	1.81%	1.34%
Exide Technologies	93.8	2.1	0.5	24.5	2.20%	2.00%
Antigenics Inc.	89.8	1.9	0.4	45.8	2.13%	0.89%
Rotech Healthcare Inc.	113.1	1.8	0.2	25.4	1.62%	0.59%
Pacificnet Inc.	102.9	1.75	0.2	13.2	1.70%	1.68%
Traffic.com, Inc.	105.1	1.74	0.2	20.4	1.66%	1.00%
Answers Corp.	89.6	1.69	0.1	7.7	1.89%	1.68%
Pharmacyclics Inc.	80.4	1.61	0.3	19.9	2.00%	1.47%
Avici Systems Inc.	84.4	1.6	0.2	13.4	1.90%	1.75%
On Track Innovations Ltd.	80.3	1.51	0.1	7.8	1.88%	1.42%
DUSA Pharmaceuticals Inc.	117.2	1.45	0.2	19.0	1.24%	0.87%
Orchid Cellmark Inc.	85.1	1.4	0.2	23.0	1.65%	0.80%
Overland Storage Inc.	107.6	1.27	0.1	13.6	1.18%	1.08%
Repligen Corp.	90.7	1.21	0.3	30.1	1.33%	1.11%
Atari Inc.	94.3	1.14	0.9	134.8	1.21%	0.67%
Hayes Lemmerz International Inc.	111.8	1.13	0.3	38.2	1.01%	0.69%
Median	**98.6**	**1.7**	**0.2**	**20.4**	**1.88%**	**1.25%**
PacNet	**111.5**	**0.8**	**0.1**	**13.4**	**0.68%**	**0.81%**

Source: Capital IQ

© 2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved.

10

Broker Research Coverage
Analyst Following
Chart 1: IP-based Communications Service Providers — Number of Chart 2: IP-based Value-added Service Providers — Number of We note that the vast Analysts Following Analysts Following majority of comparable companies (to be further Pacific Internet Ltd 0 Pacific Internet Ltd 0 defined in the Peer Group
US LEC Corp 2
Analysis section) have 2 — Akamai Technologies Inc 15 10 analysts following their United Online Inc 5 stock while PacNet is one Deltathree Inc 3 Cbeyond Communications Inc 5 of only four companies which does not have a Cogent Communications Group Inc 5 Equinix Inc 8 broker covering their
Covad Communications Group Inc 6 stock. Fusion Telecommunications International Inc 0 Earthlink Inc 9
Globix Corp 1 SAVVIS Inc 1
Freenet.de AG 7 Ibasis Inc 3
United Internet AG 17
Internap Network Services Corp 3
Iliad SA 8
Ipass Inc 6 Tiscali SpA 10
Navisite Inc 0 Internet Gold-Golden Lines Ltd 0
Internet Initiative Japan Inc 1 Primus Telecommunications GP 1
eAccess Ltd 9
Terremark Worldwide Inc 6
iiNET Ltd 8
Q9 Networks Inc 5 Sify Ltd 2
MediaRing Ltd 2 CS Loxinfo PCL 3
0 5 10 15 20 0 2 4 6 8 10 12 14 16
Source: Bloomberg Source: Bloomberg
©2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved. 11

Liquidity / Broker Research Coverage Analysis
Our Analysis
Based upon our analysis of the liquidity of PacNet’s ares traded on Nasdaq, both from an absolute andsh relative point of view, a volume-weighted daily traded average of US$0.8m (or 0.1m shares) representing 0.68% of its market capitalization (or 0.81% of its outstanding shares), suggests that PacNet shares are relatively less liquid as compared to the liquidity of both the 10 most traded stocks listed on the Nasdaq, as well as a sample group of Nasdaq-listed stocks with market capitalization ranging from US$80 million to US$120 million.
We note that there has been no analyst coverage on PacNet shares, while a substantial number of stocks in its Peer Group (to be further defined in the Peer Group Analysis section) do have at least two and up to ten analysts following their developments.
Our analysis indicates that PacNet lacks any brokerage research coverage while its Peer Group is covered relatively well. PacNet shares also appear to be relatively less traded as compared to other companies on Nasdaq with similar market capitalization. Although, there are other significant factors that may impact liquidity in the market, in our view, due to relative lack of investor interest and relatively less liquidity, the historical share price of PacNet may not be a strong reference point against which to compare the Offer Price.
©2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved. 12

Share Price Analysis
Our Share Price Analysis serves as an illustrative guide and any conclusions drawn from such analysis may not reflect the intrinsic value of PacNet.
©2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved. 13

Share Price Analysis
Historical Share Price –Since IPO
Chart 3: PacNet Share Price since IPO We set out in Chart 3 PacNet’s historical closing prices from it’s listing date 100.00
27 Feb 2006:
Key Statistics
(5 Feb 1999) to the Latest Pre-conditional IPO Price: US$17.00 Announcement Computation Date.
90.00 Offer Date Listing Date: 05-Feb-99
We note that PacNet listed
Historical High: US$94.00 at US$17 and has seen a 80.00 Historical Low: US$1.15 high of US$94. We further 52-wk High: US$8.99 note that since July 2000, 52-wk Low: US$5.41 70.00
PacNet has not reached its IPO price of US$17.
60.00
50.00 PacNet Traded Price (US$) 40.00 30.00
20.00
10.00
-
Feb-99 Jun-99 Oct-99 Feb-00 Jun-00 Oct-00 Feb-01 Jun-01 Oct-01 Feb-02 Jun-02 Oct-02 Feb-03 Jun-03 Oct-03 Feb-04 Jun-04 Oct-04 Feb-05 Jun-05 Oct-05 Feb-06
Source: Bloomberg
©2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved. 14

Share Price Analysis

Historical Share Price – Summary of Events

We set out in Chart 4 the daily closing price and the daily traded value of PacNet's shares from 28 Feb 2005 (a year before the Pre-conditional Offer Announcement Date) to the Latest Computation Date.

We note that SembCorp Industries Ltd ("SCI") announced the sale of its 28.8% stake to Kingsville Capital Limited ("KC") for US$7.00 a share in Mar 2005. Following completion of the sale by SCI, KC subsequently announced the sale of their remaining 28.6% stake to Vantage for US$7.95 a share in September 2005.

Chart 4: Summary of Recent Events vis-à-vis PacNet Share Price


18 Mar 2005: Announcement of SCI's sale of 28.8% stake in PacNet to KC
5 Jul 2005: Completion of sale to KC, change in directors
2 Aug 2005: Announcement of 2Q05 Results
16 Aug 2005: Announcement of Ho Tuck Chuen's appointment as CFO
30 Sep 2005: Announcement of KC's sale of 28.6% stake in PacNet to Vantage
21 Nov 2005: Announcement of 3Q05 Results
14 Feb 2006: Announcement of 4Q05 Results
27 Apr 2006: Voluntary Conditional General Offer by MediaRing for PacNet
15 May 2006: Announcement of 1Q06 Results
10 May 2005: Announcement of 1Q05 Results
28 Jul 2005: Announcement of Yeo Wee Keong's departure
8 Aug 2005: Departure of CEO Tan Tong Hai from PacNet
9 Sep 2005: Appointment of Claude Charles and Johnson Tan to board
12 Oct 2005: Appointment of Soon Hock Lim to the board
9 Jan 2006: Announcement of Phey Teck Moh's appointment as CEO
24 Feb 2006: Completion of sale to Vantage, change of directors
12 May 2006: Offer Document is released
27 Feb 2006: Pre-conditional Offer Announcement Date
M/R Offer Price: US$8.25
KC Sale Price: US$7.95
SCI Sale Price: US$7.00
PacNet Traded Price (US$)
Traded Value (US$ millions)
10.00
9.50
9.00
8.50
8.00
7.50
7.00
6.50
6.00
5.50
5.00
30
25
20
15
10
5
-
28-Feb-05
14-Mar-05
28-Mar-05
11-Apr-05
25-Apr-05
09-May-05
23-May-05
06-Jun-05
20-Jun-05
04-Jul-05
18-Jul-05
01-Aug-05
15-Aug-05
29-Aug-05
12-Sep-05
26-Sep-05
10-Oct-05
24-Oct-05
07-Nov-05
21-Nov-05
05-Dec-05
19-Dec-05
02-Jan-06
16-Jan-06
30-Jan-06
13-Feb-06
27-Feb-06
13-Mar-06
27-Mar-06
10-Apr-06
24-Apr-06
08-May-06
Daily Transacted Value
PacNet Price
Mar 2005: MediaRing proposed to acquire SCI's stake in PacNet for US$6.30 a share
Jun 2005: MediaRing's second proposal to acquire SCI's stake in PacNet for US$7.30 a share
Aug 2005: In Aug 2005, MediaRing began to purchase PacNet Shares in the open market
29 Oct 2005: MediaRing's executive officers met with PacNet's Executive Directors to explore strategic alliances and business cooperation opportunities post 29 Oct 2005: PacNet subsequently notified MediaRing that their timing was not appropriate
It is to be noted that these proposals were subject to due diligence and MediaRing obtaining approval from its shareholders

Source: Bloomberg, Company Announcements, MediaRing's Offer to Purchase

KPMG

© 2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved.

15

Share Price Analysis

Historical Share Price - Post Announcement

We set out in Chart 5 the daily closing price and the daily traded value of PacNet's shares from 24 Feb 06 (the market day before the Pre-conditional Offer Announcement Date) to the Latest Computation Date.

Chart 5: PacNet's Post Pre-conditional Offer Announcement Date Share Price Performance


27 Feb 2006
MediaRing makes Pre-conditional Voluntary General Offer for PacNet
27 Apr 2006
Pre-conditions satisfied, MediaRing announced firm intention to make the Offer
12 May 2006
MediaRing releases Offer to Purchase
16 May 2006
Announcement of 1Q06 Results
PacNet Traded Price (US$)
Traded Value (US$ millions)
MR Offer Price: US$8.25
9.50
9.00
8.50
8.00
7.50
7.00
6.50
6.00
10
9
8
7
6
5
4
3
2
1
24-Feb-06
3-Mar-06
10-Mar-06
17-Mar-06
24-Mar-06
31-Mar-06
7-Apr-06
14-Apr-06
21-Apr-06
28-Apr-06
5-May-06
12-May-06
19-May-06
Daily Transacted Value
PacNet Price
Period 1: 28 Feb 06 - 27 Apr 06
Period 2: 27 Apr 06 - 12 May 06
Post Announcement Date Period: 28 Feb 06 - 19 May 06

Source: Bloomberg, Company Announcements

KPMG
© 2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved.
16

Share Price Analysis

Our Analysis

For the purposes of our analysis, we consider 27 February 2006, the Pre-conditional Offer Announcement Date to be the relevant reference point from which to assess the premium / (discount) of the Offer Price to the volume-weighted average share price ("VWAP") of PacNet. In our view, the market adjusted its price expectations of PacNet Shares upwards as at the Pre-conditional Offer Announcement Date. The Pre-conditional Offer Announcement Date is, therefore, of significant relevance in analysing the price performance of PacNet Shares *vis-à-vis* the Offer Price.

Offer Price	**27 Feb 06**	**8.25**

Table 3: Offer Premium / (Discount) Statistics

Reference Period	**Date**	**VWAP (US$)**	**Premium / (Discount) to VWAP**
Post Pre-conditional Offer Announcement:			
Latest Computation Date	19 May 06	8.41	(1.9)%
Post Pre-conditional Offer Announcement period	28 Feb 06 to 19 May 06	8.10	1.8%
Period 2 (refer to Chart 5)	27 Apr 06 to 12 May 06	8.71	(5.3)%
Period 1 (refer to Chart 5)	28 Feb 06 to 27 Apr 06	8.33	(0.9)%
1 month post Pre-conditional Offer Announcement Date	28 Feb 06 to 27 Mar 06	8.11	1.7%
5 Market Days post Pre-conditional Offer Announcement Date	28 Feb 06 to 6 Mar 06	7.87	4.8%
1 Market Day post Pre-conditional Offer Announcement Date	28 Feb 06	7.57	8.9%
Pre-conditional Offer Announcement Date	27 Feb 06	7.60	8.6%
Prior to the Pre-conditional Offer Announcement Date:			
1 Market Day before Pre-conditional Offer Announcement Date	24 Feb 06	6.46	27.8%
5 Market Days prior to the Pre-conditional Offer Announcement Date	17 Feb 06 to 24 Feb 06	6.55	25.9%
1 month prior to the Pre-conditional Offer Announcement Date	27 Jan 06 to 24 Feb 06	7.24	13.9%
3 months prior to the Pre-conditional Offer Announcement Date	28 Nov 05 to 24 Feb 06	7.08	16.5%
6 months prior to the Pre-conditional Offer Announcement Date	29 Aug 05 to 24 Feb 06	6.96	18.5%
9 months prior to the Pre-conditional Offer Announcement Date	27 May 05 to 24 Feb 06	6.85	20.4%
12 months prior to the Pre-conditional Offer Announcement Date	28 Feb 05 to 24 Feb 06	6.72	22.9%

Source: Bloomberg

KPMG
© 2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved.
17

Share Price Analysis
Our Analysis
We note that the Offer Price was at a premium of between 13.9% and 27.8% to periods leading up to the Pre-conditional Offer Announcement Date.
As at the Pre-conditional Offer Announcement Date, the Offer Price was at a premium of 8.6% to the VWAP of PacNet. However, it is to be noted, that the Pre-conditional Offer Announcement was made by MediaRing on 27 Feb 2006 at approximately 14:26 hrs Singapore time, which is before the opening of the trading day on Nasdaq, and the market would have had sufficient time to absorb the details of the Offer.
It is to be noted that the highest premium of 27.8% implied by the Offer Price was for a 1 Market Day period leading up to the Pre-Conditional Offer Announcement Date. The offer premium for the 6 month period leading up to the Pre-Conditional Offer Announcement is 18.5%.
We further note that PacNet has traded at a VWAP of between an 8.9% premium and a 5.3% discount to the Offer Price for varying periods after the Announcement Date.
Please refer to our Precedent Tender Offer Analysis for further comparison.
©2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved. 18

Peer Group Analysis
©2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved. 19

Peer Group Analysis
Our Approach
In our analysis of comparing the valuation parameters of PacNet, as implied by the Offer Price, with valuation parameters of comparable publicly-traded companies, we have looked at companies which are predominantly internet protocol based (“IP-based”) communications service providers (“CSPs”) and value-added service providers (“VASs”) across North America, Europe and the rest of the world (the “Rest of the World”herein refers to Asia and Australasia for the purpose of our Peer Group Analysis).
Companies we have selected comprise a representative sample of IP-based CSPs which have an element of access revenues, including dialup, leased line and broadband revenues, and IP-based VASs including VOIP, web hosting, managed security, network optimization and other digital services. Please refer to Appendix 1 of this Summary of Supporting Analysis for a detailed description of each of the selected comparable companies.
We believe the selected companies comprise a representative sample. However, there is a variance in the sample and these comparable companies will not be directly comparable with PacNet as, inter alia, they operate in different markets geographically, have varying business mix within the CSP and VAS sector. Accordingly, these differences will have an impact on relative growth rates, profit margins, and return on capital. In addition, the valuation parameters of these comparable companies will be impacted, amongst other factors, by the state of their respective capital markets, the size of their market capitalization as well as their size in terms of revenue, liquidity of their respective shares, and their tax regimes, accounting standards and disclosure.
For the purpose of our comparable analysis, we have collated the following metrics, typically used by analysts in the investment community:-
· Enterprise Value / Earnings before interest, tax, depreciation and amortization (EV/EBITDA) • Enterprise Value / Earnings before interest and tax (EV/EBIT) • Price / Earnings (Market Capitalization / Net Income)
Enterprise Value is the market capitalization as at Latest Computation Date, plus the Net Debt position derived from the latest available financial data. Net Debt is defined as total interest-bearing liabilities less cash and cash equivalent items (including marketable securities).
We are of the view that when comparing companies operating in different jurisdictions, the EV/EBITDA multiple is the most appropriate valuation statistic, as it avoids the distortionary effects of different depreciation and taxation regimes and different interest rates, which are inherent when using other multiples defined above.
It is to be noted that while the implied EV/EBITDA multiple of PacNet incorporates a premium for control, the Comparable Company multiples shown in the following pages reflect market valuations of minority interests and do not have the premium for control normally witnessed in acquisition transactions. These multiples would be significantly higher, and therefore the discounts reflected in our commentary would be greater, when compared to the impliedPacNet EV/EBITDA multiple.
©2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved. 20

Peer Group Analysis

IP-based Communications Service Providers

We set out in Table 4 the valuation metrics of the IP-based CSPs chosen for the Peer Group Analysis.

We note that PacNet's EV/EBITDA multiple of 6.8 times (as implied by the Offer Price) is at a discount of 39.8% to the median multiple of all IP-based CSPs which is 11.3 times.

Table 4: Comparable IP-based CSPs

Company Name	Country	Market Capitalization	Enterprise Value (EV)		Price
			EBITDA	EBIT	Earnings
		US$ m	x	x	x
US LEC Corp.	United States	121	16.8	neg	neg
United Online Inc.	United States	759	4.1	6.8	15.7
Cbeyond Communications, Inc.	United States	491	16.3	203.7	63.6
Cogent Communications Group Inc.	United States	478	neg	neg	neg
Covad Communications Group Inc.	United States	577	neg	neg	neg
EarthLink Inc.	United States	1,175	4.4	5.7	9.3
SAVVIS Inc.	United States	358	11.2	102.2	neg
Freenet.de AG	Germany	1,330	8.0	12.6	22.5
United Internet AG	Germany	3,532	17.8	23.7	41.0
Iliad SA	France	4,801	16.8	34.9	54.2
Tiscali SpA	Italy	1,339	11.4	neg	neg
Internet Gold Golden Lines Ltd.	Israel	108	n.a.	4.4	8.2
Internet Initiative Japan Inc.	Japan	714	12.4	34.0	16.5
eAccess	Japan	967	1.8	3.8	21.1
iiNet Ltd.	Australia	142	8.4	19.2	59.8
Sify Ltd.	India	350	50.1	neg	neg
CS Loxinfo Public Co. Ltd.	Thailand	64	4.0	6.0	8.3

Note: n.a. means not available, while neg refers to negative multiple
Source: Capital IQ, Bloomberg, OneSource, Company Annual Reports, SEC Filings

Average Multiples for IP-based CSPs		EBITDA	EBIT	Earnings
	Minimum	1.8	3.8	8.2
	Mean	13.1	38.1	29.1
	Median	11.3	15.9	21.1
	Maximum	50.1	203.7	63.6

Company Name	Country	Market Capitalization	EBITDA	EBIT	Earnings
PacNet (implied by the Offer Price)	Singapore	110	6.8	12.2	16.9

KPMG

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21

Peer Group Analysis
Comparability Analysis
Chart 6: IP-based CSPs by EBITDA margin and historical 5-year revenue CAGR Chart 6 depicts the position of PacNet within 200% eAccess its Peer Group in terms of historical 5-year compounded annualised growth rate (“CAGR”) in revenue, current EBITDA 150% margin and relative market
Freenet.de capitalization.
From Chart 6 we have identified Sify Ltd, US LEC
100%
Corp., Internet Gold
United
Golden Lines Ltd, Internet cBeyond iiNet Online Initiative Japan Inc., Comms.
Sify
Earthlink Inc., SAVVIS Inc.,
Covad SAVVIS
Tiscali SpA and iiNet Ltd 50% Comms. to be broadly comparable
Historical 5-yr Revenue CAGR United to PacNet in terms of their Internet EBITDA margin, historical
US LEC
5-year revenue CAGR and
Tiscali market capitalization. 0%
(10%) (5%) 0% 5% 10% 15% 20% 25% 30% 35% 40%
Internet Gold-
PacNet CS Cogent Golden Lines Internet Earthlink Loxinfo Comms.
Initiative
Iliad (50%) Japan EBITDA Margin
Source: Bloomberg, Annual Reports, SEC Filings
©2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved. 22

Peer Group Analysis
Comparable Valuation Analysis
Chart 7: EV/EBITDA multiples of Refined
Set out in Table 5 and Table 5: Refined Representative Sample of IP-based CSPs
Representative Sample Chart 7 are the EV/ EBITDA EV / Median = 11.4x multiples of the refined Company Name Country EBITDA representative sample PacNet (as implied by
x 6.8x the Offer Price) from the comparability
US LEC Corp. United States 16.8 analysis in Chart 6.
EarthLink Inc. United States 4.4
US LEC Corp. 16.8x
We note that SAVVIS Inc. United States 11.2 EBITDA, as implied by the
Tiscali SpA Italy 11.4
Offer Price, is at a 40.4%
Internet Gold Golden Lines Ltd. Israel n.a. EarthLink Inc. 4.4x discount to the median EV/EBITDA multiple of the Internet Initiative Japan Inc. Japan 12.4 refined representative iiNet Ltd. Australia 8.4 SAVVIS Inc. 11.2x sample of 11.4 times. Sify Ltd. India 50.1
We further note that such Note: n.a. means not available
Source: Capital IQ, Bloomberg, OneSource, Company Annual Reports, SEC Filings Tiscali SpA 11.4x median traded valuation parameters have not taken into consideration any Internet Gold Golden Average Multiples for Minimum 4.4 not available
Lines Ltd. premium typically required representative sample Mean 16.4 or expected in the of IP-based CSPs Median 11.4 Internet Initiative acquisition of a controlling 12.4x Maximum 50.1 Japan Inc. stake. If such premium were applied, the discount iiNet Ltd. 8.4x of multiple to the median EV/ PacNet (Implied by MediaRing Offer Price) Singapore 6.8 EBITDA multiple would be
Sify Ltd. 50.1x larger.
0.0 10.0 20.0 30.0 40.0 50.0 60.0
©2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved. 23

Peer Group Analysis
IP-based CSPsby Geographical Segment
For illustrative purposes, Chart 8: US IP-based CSPs EV/EBITDA Chart 9: European IP-based CSPs EV/EBITDA Chart 10: Rest of the World IP-based CSPs multiples multiples EV/EBITDA multiples we have also categorised Median = 11.2x Median = 14.1x Median = 8.4x the EV/EBITDA multiples for the IP-based CSPs by
PacNet (as
geographical location, implied by the 6.8x PacNet (as
PacNet (as
Offer Price) implied by the 6.8x
namely United States implied by the 6.8x
Offer Price) Offer Price)
(Chart 8), Europe (Chart 9) and the Rest of the World
US LEC Corp. 16.8x
(Chart 10).
Internet Initiative
12.4x Freenet.de AG 8.0x Japan Inc.
We note from Charts 8 to
10 that PacNet’s
United Online Inc. 4.1x
EV/EBITDA multiple, as implied by the Offer Price,
Cbeyond United Internet 1.8x
is at a discount of 39.3%, 17.8x eAccess
Communications, 16.3x AG
51.8% and 19.0% to the Inc. median EV/EBITDA multiples of the IP-based
Cogent negative
CSPs from the US, Europe Communications multiple
Group Inc. Iliad SA 16.8x iiNet Ltd. 8.4x
and the Rest of the World, respectively.
Covad negative Communications multiple Group Inc.
Tiscali SpA 11.4x Sify Ltd. 50.1x
EarthLink Inc. 4.4x
Internet Gold CS Loxinfo Public not available 4.0x Golden Lines Ltd. Co. Ltd.
SAVVIS Inc. 11.2x
0.0 5.0 10.0 15.0 20.0 0.0 5.0 10.0 15.0 20.0 0.0 10.0 20.0 30.0 40.0 50.0 60.0
©2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved. 24

Peer Group Analysis

Value-added Service Providers

For illustrative purposes, we set out in Table 6 the valuation metrics of the IP-based VASs chosen for the Peer Group Analysis.

We note that this group of companies (including MediaRing, the Offeror) trades at significantly higher multiples than the IP-based CSPs.

We believe that PacNet is more comparable to the IP-based CSPs and have not used the IP-based VASs as a basis of our evaluation.

It is noted that there is an increasing trend of convergence of voice and data services. There may be synergies from the combination of MediaRing and PacNet, but we have not considered such synergies in our evaluation of the financial terms of the Offer.

Table 6: IP-based VASs

Company Name	Country	Market Capitalization US$ m	Enterprise Value (EV) EBITDA x	Enterprise Value (EV) EBIT x	Price Earnings x
Akamai Technologies Inc.	United States	5,275	45.4	60.8	16.1
Delta Three, Inc.	United States	91	69.9	neg	neg
Equinix Inc.	United States	1,630	24.7	471.0	neg
Fusion Telecommunications International Inc.	United States	64	neg	neg	neg
Globix Corp.	United States	202	31.9	neg	neg
iBasis Inc.	United States	258	21.3	60.5	neg
Internap Network Services Corp.	United States	396	28.3	neg	neg
iPass Inc.	United States	413	15.6	25.2	47.2
NaviSite Inc.	United States	137	11.7	neg	neg
Primus Telecommunications Group Inc.	United States	81	22.2	neg	neg
Terremark Worldwide Inc.	United States	306	neg	neg	neg
Q9 Networks Inc.	Canada	184	37.9	128.9	72.1
MediaRing Ltd.	Singapore	312	53.5	74.3	60.5

Note: neg means negative multiple
Source: Capital IQ, Bloomberg, OneSource, Company Annual Reports, SEC Filings

Average Multiples for IP-based VASs		EBITDA	EBIT	Earnings
	Minimum	**11.7**	**25.2**	**16.1**
	Mean	**32.9**	**136.8**	**49.0**
	Median	**28.3**	**67.6**	**53.9**
	Maximum	**69.9**	**471.0**	**72.1**

KPMG

© 2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved.

25

Comparable Transactions Analysis
Any comparison made with respect to the Comparable Transactions merely serves as an illustrative guide and any conclusions drawn from the comparison may not necessarily reflect the perceived market valuation of PacNet.
©2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved. 26

Comparable Transactions Analysis

IP-based Communication Service Providers

We set out in Table 7 precedent control transactions involving target companies which are IP-based CSPs.

We note that the implied EV/EBITDA multiple is at a discount of 54.4% to the median multiple of the IP-based CSPs.

We also note that the two significant recent transactions in PacNet shares in the past year were completed at implied EV/EBITDA multiples of 4.5 times and 5.6 times.

Table 7: Comparable Transactions for IP-based CSPs

Date	Target/ Issuer	Buyers/ Investors	Implied Enterprise Value (local crncy m)	Implied EV/ Rev. x	Implied EV/ EBITDA x	Implied EV/ EBIT x
02/01/2006	Legend Communications plc	Thus Group plc	£24.01	0.7	10.4	neg
11/09/2005	Enventis Telecom, Inc.	Hickory Tech Corp.	$36.88	0.7	6.5	14.2
10/18/2005	Freedom to Surf PLC	Pipex Communications plc	£10.00	1.4	24.2	neg
03/18/2005	Liberty Surf Group, SA	Telecom Italia SpA	$254.44	0.9	33.0	n.a.
02/14/2005	Terra Networks SA	Telefonica SA	$1,216.56	1.8	46.6	n.a.
01/22/2005	ENV International N.V.	France Telecom	$1,204.44	0.4	8.7	n.a.
11/08/2004	Infonet Services Corp.	BT Group plc	$576.80	0.9	19.4	n.a.
02/12/2004	Euroweb Hungary Rt.	Euroweb International Corp.	$4.40	0.5	7.6	neg
11/25/2003	LTEL Holdings Corp.	Fonix Corp.	$23.76	2.3	neg	neg
11/20/2003	FLAG Telecom Group Ltd.	Reliance Gateway Net Private Limited	$189.00	1.9	neg	neg

Note: n.a. means not available, while neg refers to negative multiple
Source: SDC Platinum, Capital IQ, Thomson One Banker

Average Multiples for Comparable Transactions in which the target is an IP-based CSP		Implied EV/ Rev. x	Implied EV/ EBITDA x	Implied EV/ EBIT x
	Minimum	**0.4**	**6.5**	**14.2**
	Mean	**1.1**	**19.5**	**14.2**
	Median	**0.9**	**14.9**	**14.2**
	Maximum	**2.3**	**46.6**	**14.2**

	Implied EV/ Rev. x	Implied EV/ EBITDA x	Implied EV/ EBIT x
PacNet (implied by the Offer Price)	**0.7**	**6.8**	**10.2**

Date	Target/ Issuer	Buyers/ Investors	Implied Enterprise Value (local crncy m)	Implied EV/ Rev. x	Implied EV/ EBITDA x	Implied EV/ EBIT x
03/18/2005	Pacific Internet Limited	Kingsville Capital Limited	$55.49	0.6	4.5	7.8
09/25/2005	Pacific Internet Limited	Vantage Corporation Limited	$69.09	0.7	5.6	9.3

KPMG

© 2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved.

27

Precedent Tender Offer Analysis
This analysis does not take into account the background and situation of each offer.
©2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved. 28

Precedent Tender Offer Analysis

Tender Offer Premiums for Nasdaq-listed Target Entities

We have selected tender offer transactions which involve Nasdaq-listed targets, announced during or after January 2004, which had been completed as at the Latest Computation Date and resulted in the offeror acquiring control (greater than 50% equity ownership where the acquirer held less than 50% prior to the transaction).

For the purposes of comparison with other tender offers, we have set out the premiums / (discounts) implied by the various offer prices compared to the respective VWAPs of the respective targets for the 1-day, 1-month, 3-month, 6-month, 9-month and 12-month periods prior to the respective offer announcements.

Table 8: Precedent Tender Offers

Date Announced	Target	Acquirer	Offer Price	Premium / (discount) compared to the VWAP prior to the announcement date 1-day %	1-mth %	3-mth %	6-mth %	9-mth %	12-mth %
29-Jan-06	Lowrance Electronics Inc	Simrad Yatching AS	37.00	47.7	42.2	50.5	53.2	61.5	54.7
19-Dec-05	Ault Inc	SL Industries Inc	2.90	68.7	48.3	54.0	30.5	28.2	16.1
19-Dec-05	Neon Systems Inc	DataDirect Technologies Ltd	6.20	32.0	35.6	51.4	63.9	69.5	74.5
12-Dec-05	Fox & Hound Restaurant Group	F&H Acquisition Corp	16.30	23.5	24.9	27.5	28.3	32.3	36.0
14-Nov-05	Inamed Corp	Allergan Inc	84.02	12.2	14.7	12.7	17.1	22.6	24.2
16-Oct-05	Adv Neuromodulations Sys Inc	St Jude Medical Inc	61.25	30.8	27.4	25.8	47.6	63.0	63.6
11-Oct-05	Goody's Family Clothing Inc	Investor Group	9.60	14.0	17.0	22.3	24.0	18.4	16.2
27-Sep-05	New Valley Corp	Vector Group Ltd	10.78	45.0	44.5	47.3	51.7	54.5	67.7
10-Aug-05	Fastclick Inc	Valueclick Inc	10.28	16.6	15.5	21.0	(4.2)	(4.2)	(4.2)
22-Jul-05	BEI Technologies Inc	Schneider Electric SA	35.00	17.6	20.8	32.6	33.8	28.1	28.9
11-Jul-05	D&K Healthcare Resources Inc	McKesson Corp	14.50	70.9	75.4	77.8	83.5	84.8	73.2
10-Jul-05	US Unwired Inc	Sprint Corp	6.25	2.9	11.8	19.9	24.9	34.8	43.0
06-Jun-05	Pure World Inc	Naturex SA	4.30	111.8	119.4	140.2	184.8	145.7	118.3
26-Apr-05	PEC Solutions Inc	Nortel Networks Inc	15.50	36.6	26.7	30.8	18.0	24.0	27.5
12-Apr-05	Noland Co	Primus Inc	74.00	53.8	55.6	52.5	60.6	67.1	69.0
28-Mar-05	Digital Impact Inc	Acxiom Corp	3.50	53.7	70.8	90.7	113.8	115.6	101.9
18-Mar-05	CTI Molecular Imaging Inc	Siemens Medical Solutions Inc	20.50	17.3	21.2	25.6	48.1	56.3	53.1
08-Mar-05	Retek Inc	Oracle Corp	11.25	28.6	40.4	58.2	74.4	84.1	77.3
03-Mar-05	Siliconix Inc	Vishay Intertechnology Inc	39.45	37.6	36.1	24.8	11.1	4.5	1.3
21-Feb-05	Eon Labs Inc	Novartis AG	31.00	11.2	16.6	16.9	24.9	7.8	5.1
15-Feb-05	Tickets.com Inc	MLB Advanced Media LP	1.10	32.8	43.8	48.3	65.8	77.0	82.3
15-Feb-05	AMX Corp	Duchossois Industries Inc	22.50	10.0	21.7	27.3	25.7	32.9	39.3
27-Jan-05	Genencor International Inc	Danisco A/S	19.25	24.4	18.0	19.6	21.1	23.4	27.7
20-Jan-05	Falcon Financial Investment	iStar Financial Inc	7.50	16.3	11.7	9.6	6.0	1.7	(9.8)
04-Jan-05	Total Logistics Inc	SuperValu Inc	28.50	11.6	10.8	8.8	20.4	24.9	37.0
04-Jan-05	Education Lending Group Inc	CIT Group Inc	19.05	20.5	30.2	33.7	26.6	22.5	25.8

Source: Thomson One Banker, Bloomberg

KPMG

© 2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved.

29

Precedent Tender Offer Analysis

Tender Offer Premiums for Nasdaq-listed Entities (cont.)

Other than for PacNet's one-day VWAP, PacNet's tender offer premiums are significantly below the mean and median premia of completed tender offers involving Nasdaq-listed acquisition targets announced since January 2004 and completed as at the Latest Computation Date.

Table 8: Precedent Tender Offers

				Premium / (discount) compared to the VWAP prior to the announcement date					
Date Announced	Target	Acquirer	Offer Price	1-day %	1-mth %	3-mth %	6-mth %	9-mth %	12-mth %
20-Dec-04	Norstan Inc	Black Box Corp	5.60	18.5	30.3	33.7	43.4	49.5	50.7
17-Dec-04	Superior Consultant Holdings	Affiliated Computer Services	8.50	28.8	28.1	26.2	31.5	35.9	44.7
29-Oct-04	Home Products Intl Inc	Storage Acquisition Co LLC	2.25	2.8	12.8	29.3	40.4	47.4	55.5
29-Sep-04	Orbitz Inc	Cendant Corp	27.50	10.9	25.6	42.1	27.1	22.8	18.0
15-Sep-04	Pressure BioSciences Inc	Pressure BioSciences Inc	3.50	6.3	10.9	10.1	11.6	15.1	17.3
06-Aug-04	Eagle Supply Group Inc	Gulfside Supply Inc	2.20	11.9	7.1	3.0	3.9	(5.4)	(0.9)
06-Aug-04	Elmer's Restaurants Inc	ERI Acquisition Corp	7.50	19.5	17.1	14.8	13.2	14.1	15.6
23-Jul-04	Riviana Foods Inc	Ebro Puleva SA	25.75	1.8	(0.0)	0.1	(2.1)	(4.2)	(5.5)
21-Jun-04	Galyan's Trading Co Inc	Dicks Sporting Goods Inc	16.75	52.7	58.2	67.7	72.3	60.6	55.7
09-Jun-04	Prima Energy Corp	Petro-Canada	39.50	(0.2)	9.0	10.3	12.2	19.8	28.6
24-May-04	NeighborCare Inc	Omnicare Inc	34.75	99.9	73.4	56.7	57.8	51.5	54.4
29-Apr-04	OneSource Information Services	infoUSA Inc	8.85	7.8	7.2	9.0	4.2	2.0	4.7
10-Mar-04	American Mgmt Systems Inc	CGI Group Inc	19.40	23.4	27.3	25.9	31.2	32.3	37.3
25-Feb-04	Maxwell Shoe Co Inc	Jones Apparel Group Inc	23.25	28.6	31.8	32.0	42.8	53.2	59.9
18-Feb-04	Creative Host Services Inc	Compass Group USA Invest LLP	3.40	22.2	24.2	34.4	42.8	51.1	59.1
22-Jan-04	T-Netix Inc	TZ Holdings Inc	4.60	8.2	15.0	15.3	31.4	45.9	53.4
20-Jan-04	Frisco Bay Industries Ltd	Stanley Works Inc	15.25	31.9	35.4	57.2	64.2	64.4	63.2
		Min		**(0.2)**	**(0.0)**	**0.1**	**(4.2)**	**(5.4)**	**(9.8)**
		Mean		**28.4**	**30.6**	**34.8**	**39.1**	**40.4**	**41.0**
		Median		**22.2**	**25.6**	**27.5**	**31.2**	**32.9**	**39.3**
		Max		**111.8**	**119.4**	**140.2**	**184.8**	**145.7**	**118.3**
27-Feb-06	**Pacific Internet Limited**	**MediaRing Ltd**	**8.25**	**27.8**	**13.9**	**16.5**	**18.5**	**20.4**	**22.7**

Source: Thomson One Banker, Bloomberg

KPMG
© 2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved.
30

Other Valuation Methodologies Considered
©2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved. 31

Other Valuation Methodologies Considered
Net Asset Value and Dividend Yield Analysis
Net Asset Value (“NAV”) approach:
Under the NAV based approach, total value is based on the sum of the net assets plus, if appropriate, a premium to reflect the value of intangible assets not recorded on the balance sheet.
We note that the NAV basis of valuation is meaningful insofar as it is indicative of the extent to which the value of each share is backed by net assets, and is most applicable for businesses where the value lies predominantly in the underlying tangible assets. We wish to further highlight that the NAV basis of valuation does not necessarily reflect the value of a company as a going concern. As PacNet operates a business with a history of positive cash flows and net earnings, we are of the view that the NAV basis of valuation is not appropriate for the purposes of our assessment.
Dividend Yield Analysis:
Typically, we would undertake an analysis on PacNet’s vis- other companies in its Peer Group and relevant market indices.
However, given that PacNet has no past record of distributions to shareholders, such analysis would not be meaningful to our evaluation.
©2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved. 32

Appendix I: Description of PacNet and Peer Group Companies
©2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved. 33

Appendix I

Description of PacNet

Key financials		
(US$ m)	FY04	FY05
Turnover	100.5	102.5
EBITDA	12.9	11.0
Operating profit	7.4	6.2
Profit before tax	7.5	8.0
Profit after tax	6.0	6.5
Net assets	55.5	61.1
Net tangible assets	55.2	58.5
Net cash/(debt)	34.0	34.3

Source: FY05 Annual Report

Subscribers by Country


Malaysia 0%
Thailand 3%
India 0%
The Philippines 20%
Singapore 35%
Hong Kong 23%
Australia 19%

Source: FY05 Annual Report

Revenue by business segment


Commission Revenues 4%
Other Revenues 2%
Value Added Services 15%
Broadband Access 49%
Leased Line Services 13%
Dial-up Access 17%

Source: FY05 Annual Report

Business summary

- PacNet operates as a telco-independent Internet communications service provider in the Asia Pacific region. It offers integrated data, voice, and video services to corporate business and consumer customers across commercial centers in Singapore, Hong Kong, the Philippines, Australia, India, Thailand, and Malaysia.
- The company also provides email outsourcing services, Web hosting, Internet data center services, Internet backup services, load balancing services, antispam mail guard services, antivirus mail guard services, managed security services, managed virtual private network services, international roaming service and travel services.
- The company was incorporated in 1995 as Sembawang Media Pte, Ltd. and changed its name to Pacific Internet Pte. Ltd. in 1998. Subsequently, it changed its name to Pacific Internet Limited.

Source: Capital IQ

Key Operating Information / Financial Data

- Subscriber base: 427,160 (69,180 broadband and leased line) as of 31 Mar 2006
- 52-wk High: US$8.99
- 52-wk Low: US$5.41

Offer Statistics

- Equity Value (implied by the Offer): US$109.7 m
- Enterprise Value (implied by the Offer): US$75.4 m

Major Shareholders	
Vantage Corporation	29.2%
MediaRing Ltd	4.8%
Free Float	66.0%

Source: SEC Filings

© 2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved.

34

Appendix I
Description of Peer Group Companies: IP-based CSPs
Company Name Company Description
US LEC Corp. US LEC Corp. provides Internet protocol (IP), data, and voice solutions to medium and large businesses, and enterprise organizations in the United States. Its services primarily include multiprotocol label switching virtual private networks and Ethernet, as well as ‘Dynamic T’ voice-over IP-enabled services and services; data services, such as frame relay, multilink frame relay, and asynchronous transfer mode; Web conferencing and audio conferencing services; and selected voice services comprising long distance calling, calling card, and toll free services. In addition, USLECprovides various other services, including databackup and recovery, datacenter services, and Web hosting, as well as managed firewall and router services for advanced data networking. Further, it offers selected voice services and provides enhanced data services, selected Internet services, and ‘MegaPOP’ providers (ISPs).
United Online Inc. United Online, Inc. provides consumer Internet subscription services in the United States. Its subscription services include dial-
up Internet access, social-networking, Voice-over-Internet Protocol telephony, personal Web-hosting, premium email, Internet security, and online digital photo-sharing. The company also offers free advertising-supported versions of its services; Internet advertisingproducts; andonline market research and measurement services. As of December 31, 2005, it had approximately 5.0 million pay accounts representing approximately 6.4 million total subscriptions, and approximately 17.6 million active accounts. The company also has operations in India and Germany. United Online was founded in 1997 and is headquartered in Woodland Hills, California.
Cbeyond Communications, Inc. Cbeyond Communications, Inc., through its subsidiaries, provides managed Internet Protocol-based communications services to small andmedium-sizedbusinesses inLos Angeles, Atlanta, Dallas, Denver, Houston, and Chicago. Its services include local and long distance voice services, broadband Internet access, email, voicemail, Web hosting, secure backup and file sharing, fax-to-email, virtual private network, and other communications and information technology services. The company also offers mobile voice and dataservices viaits mobile virtual network operator relationship with anationwide wireless network provider. It offers its services primarily through its direct sales force, as well as through channel partners. As of March 31, 2005, the company provided communications services to approximately 20,347 customer locations. The company was founded in 1999. It was formerly known as Egility Communications, Inc. and changed its name to Cbeyond Communications, Inc. in 2000. The company is headquartered in Atlanta, Georgia.
Cogent Communications Group Cogent Communications Group, Inc. provides Internet access and Internet protocol communications services to small and Inc. medium-sized businesses, communications providers, and other bandwidth-intensive organizations in North America and Europe. It offers on-net services to various customers, including law firms, financial services firms, advertising and marketing firms, and other professional services businesses. The company also provides off-net services, including Internet connectivity to customers that are not located in buildings directly connected to its network. In addition, it provides managed modem service, email service, dial-up Internet, shared Web hosting and voice services, managed web hosting, managed security, and legacy point-to-point services. Additionally, the company operates 28 data centers comprising approximately 290,000 square feet in North Americaand Europe that allow customers to co-locate their equipment and access our network. Cogent Communications markets its products through direct sale force, value-added resellers, ITconsultants, and smaller telecom agents. The company was founded by Schaeffer in 1999 and is headquartered in Washington, D.C.
Source: Capital IQ
©2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved. 35

Appendix I

Description of Peer Group Companies: IP-based CSPs (cont.)

Company Name	Company Description
Covad Communications Group Inc.	Covad Communications Group, Inc. provides voice and data communications products and services to consumers and businesses in the United States. Its products and services include broadband, data communications, Internet access connectivity, Voice over Internet Protocol telephony, and various related services. The company offers its products to Internet service providers and telecommunications carrier customers. As of December 31, 2005, it had approximately 488,100 wholesale and 79,100 retail DSL and T-1 lines; approximately 567,200 broadband access end-users; and approximately 1,147 voice over Internet protocol business customers. The company was founded in 1996. It was formerly known as Covad Communications Company and changed its name to Covad Communications Group, Inc. in 1997. Covad Communications is headquartered in San Jose, California.
EarthLink Inc.	EarthLink, Inc. provides Internet access and related services to individual and business customers in the United States. Its primary service offerings include narrowband Internet access, including dial-up access over traditional telephone lines; broadband access via DSL, cable, satellite, and dedicated circuits; advertising and other services; and Web hosting. The company also sells equipment and devices used by subscribers to access its services. It has strategic alliances with Sprint Nextel Corporation and Dell, Inc. The company provides its services to approximately five million paying customers through a network of dial-up points of presence and a broadband footprint. EarthLink was founded by Sky Dayton in 1994 and is based in Atlanta, Georgia.
SAVVIS Inc.	SAVVIS, Inc. provides information technology services primarily in the United States. The company offers various services, including managed IP VPN, hosting, digital content services, network services, industry solutions, and professional services. The company's hosting services consist of the data center facilities, network, computing, storage, and operations management. Its storage services include managed backup, managed vaulting, backup care, and storage care. Network services consist of Internet access and private line services to enterprises and wholesale carrier customers. Industry solutions include infrastructure to delivery services used for industry-specific workflows and enterprise productivity. This service supports the financial services, media, entertainment, and retail markets, as well as the United States federal government. It also offers cross industry solutions for email and collaboration. The professional services comprise Web-based application consulting services, disaster recovery and business continuity services, infrastructure consulting services, migration planning and analysis services, security consulting services, and program management services.
Freenet.de AG	Freenet.de AG provides Internet access and telephony services primarily in Germany. It offers Internet access services, such as narrowband and broadband Internet access based on T-DSL, as well as provides by-call products. The company also engages in the portal, voice, and B2B service businesses. The portal business includes e-commerce, advertising, and distribution services, as well as digital services, such as email office premium, domain hosting, and singles community, as well as supplies telephone services. The B2B services include Internet and communications, EDP services, and other services for business customers. As of December 31, 2005, it had approximately 700,000 DSL customers; 2.8 million narrowband customers; and 4.9 million fixed line telephony customers. The company was founded in 1999 and is based in Hamburg, Germany.

Source: *Capital IQ*

© 2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved.

36

Appendix I

Description of Peer Group Companies: IP-based CSPs (cont.)

Company Name	Company Description
United Internet AG	United Internet AG and its subsidiaries provide telecommunications and information technology related solutions in Europe and internationally. It primarily offers Internet provision/Internet access, such as T-DSL products, DSL solutions, including DSL connection and DSL Internet under the brand name 1&1; and Web hosting solutions primarily to private customers and small to medium-sized companies. In addition, the company offers online advertising services, sponsored links of the search engine, SMS and free phone, brokerage services for DSL connections, e-commerce, and other digital services. It also provides technical products to other Internet service providers; customer relationship services, such as primarily call center services related to the operation of hotlines and user helpdesks for IT and telecommunications providers. Additionally, the company sells advertising space on Internet pages, including banners, microsites and pop-ups. United Internet was founded in 1998 as 1&1 Aktiengesellschaft & Co. KGaA. Later, it changed its name to United Internet Aktiengesellschaft & Co. KGaA in 2000; and subsequently to United Internet AG. The company is headquartered in Montabaur, Germany.
Iliad SA	Iliad S.A. provides telecommunication and Internet services in France. It operates in two segments, Internet and Telephony. Internet segment provides both dial-up and broadband Internet access via ADSL; and shared Web site hosting and the registration of domain names. Telephony segment operates fixed telephony, such as 'One.Tel', as well as provides prepaid phone cards. The company also provides Web content services, as well as operates as a Web-based insurance broker. As of September 30, 2005, the company had approximately 1,446,000 ADSL broadband customers; and approximately 315,000 One.Tel customers. Iliad was incorporated in 1987 and is headquartered in Paris, France.
Tiscali SpA	Tiscali S.P.A., an Internet communication company, provides broadband and narrowband access, as well as communications services and contents for consumer and business applications in Europe. It offers various services to its customers, including Internet access, voice, portal, and business services. The company's Internet access products and services primarily comprise email, net calendar, net fax, net phone, voice surfing, and instant messaging. Tiscali offers various integrated products to the business markets, which enable companies to utilize telephony, Internet connection, and data transmission services on a single network connection. It also offers virtual private networks, which enable companies to communicate with remote branches. As of June 30, 2004, the company provided services to approximately 8 million users. Tiscali S.P.A was founded in 1998 by Renato Soru. The company is headquartered in Cagliari, Italy.

Source: Capital IQ

KPMG
© 2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved.
37

Appendix I

Description of Peer Group Companies: IP-based CSPs (cont.)

Company Name	Company Description
Internet Gold Golden Lines Ltd.	Internet Gold-Golden Lines, Ltd. operates in the fields of Internet access, e-content/e-advertising, e-commerce, search, and VoIP-based telephony in Israel. The company and its subsidiaries provide Internet access and related value-added services, content and e-commerce activities through portals, and e-advertising services to meet the needs of residential, small office and home office, and business subscribers in Israel. It also offers international telephony services, including call termination and international direct call services. The company's Internet access packages include basic access accounts, asymmetrical digital subscriber lines, cable services, virtual private networks, ISDN dial-up accounts, leased and frame relay lines, and dial-up networking. It also owns an Internet interactive games Web site and a Russian-language portal in Israel. The company's other value-added services include commercial Web hosting, server co-location, global roaming, high-speed Internet access, integrated expert services, security services and products, unified messaging, encyclopedia, gold mail, Web sites, online backup, professional, and system support services.
Internet Initiative Japan Inc.	Internet Initiative Japan, Inc. (IIJ) offers a range of Internet connectivity services and network solutions in Japan. It primarily provides Internet connectivity services that range from dial-up access to high-speed access through dedicated lines for individual and corporate customers; and value-added services, including network security services; mail server outsourcing services; Web server hosting services; and content development, distribution, and Internet broadcasting services. The company also offers systems integration services that comprise consulting, project planning, systems design, construction of network systems, and systems outsourcing. In addition, IIJ sells a range of network-related equipment to its systems integration customers. As of June 30, 2005, the company operated 25 network operation centers, 11 Internet data centers, and 17 points of presence in Japan. It sells products primarily through its sales force to business and other institutional customers, and individual subscribers. The company was founded as Internet Initiative Planning, Inc. in 1992 and changed its name to Internet Initiative Japan, Inc. in 1993. IIJ is headquartered in Tokyo, Japan.
eAccess	eAccess, Ltd. operates as a broadband data communications company in Japan. The company focuses on digital subscriber line (DSL), and Internet protocol services and solutions to its customers. It offers advanced DSL services, mobile broadband services, ISP services, and other services, such as voice over Internet protocol and wireless local area network services. The company offers advanced DSL services through 473 NTT local telephone exchanges in 8 regions, including Tokyo, Osaka, and Aichi. eAccess, Ltd. was established in 1999 and is based in Tokyo, Japan.
iiNet Ltd.	iiNet Limited provides Voice over Internet Protocol (VoIP) services in Australia and New Zealand. It provides dialup, broadband, and voice services. The company offers phone services, such as line rental, local calls, and competitively-priced calls to mobiles, and national and international calls. iiNet's broadband services include cable Internet access, cityspan wireless Internet access, and DSL Internet access. Its DSL products provide flat rate broadband Internet access for home and business. The company, through its wholly owned subsidiary, Chime Communications Pty Limited, provides wholesale telephony and data services to corporate customers and Internet service providers. iiNet was founded in 1993 and is headquartered in Perth, Australia.

Source: Capital IQ

KPMG

© 2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved.

38

Appendix I

Description of Peer Group Companies: IP-based CSPs (cont.)

Company Name	Company Description
Sify Ltd.	Sify Limited operates as an integrated Internet, network, and electronic commerce services company in India. Its service offerings include corporate network and data services, Internet access services, and online portal and content offerings. The company's services enable its customers to communicate, transmit and share information, access online content, and conduct business remotely using its private data network or the Internet. Its corporate network/data services include a range of Internet protocol based Virtual Private Network offerings, including intranets, extranets, and remote access applications. The company offers these services to information technology (IT) and IT enabled services, banking and financial services, government, manufacturing, pharmaceutical, and fast moving consumer goods industry in India. In addition, Sify offers a range of security solutions, including security design, audit, procurement, and integration. The company's Internet access services include dial-up Internet access, email, and Web page hosting, as well as public Internet access through a retail chain of iway cybercafes and cable television operators. As of March 31, 2005, Sify had approximately 800,000 retail Internet access subscribers.
CS Loxinfo Public Co. Ltd.	CS Loxinfo Public Company Limited, headquartered in Pathumwan, Bangkok, Thailand, is an Internet service provider under the name CS LoxInfo. Its services include dial-up Internet access services for home and business uses, broadband Internet access services through satellite and digital lines, and wireless high-speed public Internet access services via Shin HotSpot. The Company also operates an Internet data center, which handles co-location, dedicated servers, Web hosting and Web development. In addition, it provides a range of value-added services, such as international roaming services, mail alert services, extra mailbox services and others. The Company has two subsidiaries, Loxley Information Service Co., Ltd. and Teleinfo Media Public Company Limited. It has a nationwide network.

Source: *Capital IQ*

KPMG

© 2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved.

39

Appendix I

Description of Peer Group Companies: IP-based VASs

Company Name	Company Description
Akamai Technologies Inc.	Akamai Technologies, Inc. provides services for the delivery of content and business processes over the Internet for businesses, government agencies, and other enterprises. It offers services and solutions for content and application delivery, application performance services, on demand managed services, and business performance management services based on its technological platform, EdgePlatform. The company offers solutions for the delivery, load balancing, and storage of the applications and Web content. Akamai Technologies also offers application performance services to improve the performance of content on corporate extranets and wide area networks. Its on demand managed services, include EdgeComputing and net storage offerings, which enable enterprises to handle Internet traffic. The company's business performance management services comprise network data feeds and Web analytics, which provide customers with data about the performance of their content and applications over the Internet and on the Edge Platform.
Delta Three, Inc.	deltathree, Inc. provides integrated Voice over Internet Protocol (VoIP) telephony services, products, hosted solutions, and infrastructure primarily in the United States. It offers private-label VoIP products, such as personal computer-to-phone, phone-to-phone, virtual calling cards, and broadband phone solutions. The company also provides back-office suite, which includes billing, operations management, marketing support, and network management services to services providers. deltathree provides its solutions under iConnectHere, deltathree, or white-label brand name. Its services assist service providers and other businesses in diversifying their product offerings to their customer bases. In addition, the company offers VoIP products directly to consumers and small businesses online, as well as provides an outsourced platform solution for medium sized cable and Internet service provider customers. It also operates in Europe, South America, Far East, and the Middle East. The company has partnership with Microsoft, Cisco Ecosystem, Earthlink, iConnectHere, and Priceline.com. deltathree was co-founded by Noam Bardin in 1996 and is headquartered in New York City.
Equinix Inc.	Equinix, Inc. provides network neutral colocation, interconnection, and managed services to enterprises, content companies, systems integrators, and other networks in the United States and the Asia Pacific. Its products and services comprise colocation, interconnection, and managed information technology infrastructure services. The colocation services include cabinets; AC and DC power circuits at various amperages and phases, operations space, and storage space for its customers' colocation needs; and IBXflex services that allow customers to deploy operations personnel and equipment on-site at its IBX hubs. The company also offers interconnection services, including physical cross-connect/direct interconnections, Equinix internet core exchange, Equinix exchange, Equinix IBXLink, and internet connectivity services. The managed information technology infrastructure services include 'Smart Hands' services; Equinix direct, a managed multihoming service that allows customers to provide and manage multiple network connections over a single interface; Equinix mail service; managed platform solutions to host co-located applications; and professional services.

Source: *Capital IQ*

KPMG

© 2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved.

40

Appendix I

Description of Peer Group Companies: IP-based VASs (cont.)

Company Name	Company Description
Fusion Telecommunications International Inc.	Fusion Telecommunications International, Inc. provides voice over Internet protocol services worldwide. It offers voice services to carriers that include voice over Internet protocol to carriers, which is the termination of voice telephony minutes by the Internet; and traditional voice services. The company also provides voice over Internet protocol services to consumers and corporations to permit those consumers and corporations to originate calls via Internet protocol telephones or telephone systems that use the Internet for completion to standard telephone lines. In addition, it offers PC-to-Phone service that utilizes the Internet to allow consumers to use their personal computers to place calls to the telephone of their destination party. Further, the company provides Internet connectivity to telecommunications carriers, Internet service providers, government entities, and multinational customers via its points of presence, as well as offers point-to-point private lines, virtual private networking, and call center communications services to customers.
Globix Corp.	Globix Corporation provides Internet services to businesses in the United States and the United Kingdom. The company, through its subsidiary NEON Communications, Inc., engages in the ownership and operations of high bandwidth fiber optic network that supplies transport services to carriers and enterprise customers in Northeast and mid-Atlantic market. It offers Internet hosting and co-location; and managed services, including maintenance, administration and problem resolution services for operating systems, Internet network devices, software security solutions, and Web-based applications, as well as streaming media. Globix also offers network services and Internet access, including domain name registration, local loop provisioning, Internet address assignment, router configuration, email configuration and management, and technical consulting services; lit fiber transport services; and dark fiber services. The company serves various industries, including media, publishing, financial services, retail, healthcare, governmental agencies, manufacturing, technology, and nonprofit organizations. Globix Corporation was founded in 1989 and is headquartered in New York City.
iBasis Inc.	iBasis, Inc. provides international communications services and retail prepaid calling services worldwide. Its operations consist of voice-over-Internet-protocol (VoIP) trading, in which it connects buyers and sellers of international telecommunications services, and retail services. In the VoIP trading operations the company receives voice traffic from buyers—originating carriers who are interconnected to its network via VoIP or traditional time division multiplexing connections, and route that traffic over the Internet to sellers—local service providers and carriers in the destination countries with whom the company has agreements to manage the completion or termination of the call. Its VoIP trading service enables carriers and other communications service providers to outsource international voice and fax traffic. The company's retail services consist of its prepaid calling card services and Pingo. It sells its retail prepaid calling cards through distributors to retail outlets in metropolitan markets across the U.S. The company also offers its Pingo retail calling services directly to consumer via an eCommerce Web interface.

Source: Capital IQ

KPMG
© 2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved.
41

Appendix I

Description of Peer Group Companies: IP-based VASs (cont.)

Company Name	Company Description
Internap Network Services Corp.	Internap Network Services Corporation offers products and services that provide Internet connectivity solutions to business customers who require network availability for business applications, such as e-commerce, video and audio streaming, voice over Internet protocol, virtual private networks, and supply chain management. Its products and services are delivered by IP access services, such as colocation and data center services, content distribution networks, and managed security services, as well as pre and post installation services and consulting. The company provides managed intelligent routing services; data center services; flow control platform, a premise-based routing product for customers who run their own multiple network installations and BusinessNet services, a managed data acceleration service, for business-to-consumer customers who deploy large files over long distances, such as from the United States to Asia. In addition, it offers managed Internet services via third parties, including Akamai CDN services; virtual private networking; and managed security services, including Verisign intrusion detection/prevention and managed firewall services.
iPass Inc.	iPass, Inc. provides software-enabled enterprise connectivity and endpoint management services for remote and mobile workers worldwide. It offers iPass Corporate Access, which enables enterprises to provide their employees with secure Internet and corporate network connectivity over any access networks through a single interface. The company also provides endpoint management services that enable protection of enterprises' remote and mobile computer systems, or endpoints. These services include device authentication, patch automation, and systems management that can be used in conjunction with iPass Corporate Access or on a stand-alone basis. In addition, iPass provides Device ID, which provides network security through device authentication; and Endpoint Policy Management—Enterprise, which helps enterprise customers to discover, secure, and manage their laptops, desktops, and handheld devices from any location via a single management console. The company also provides iPassConnect Universal Client software that allows mobile workers to connect to the Internet using various access methods, including narrowband, integrated services digital network, wired and wireless broadband, GSM, and 3G.
NaviSite Inc.	NaviSite, Inc. provides information technology (IT) hosting, outsourcing, and professional services for mid- to large-sized organizations. The company delivers flexible solutions that provide responsive and predictable levels of service for its clients' businesses. Its hosting services include managed services, which comprise business continuity and disaster recovery, connectivity, content distribution, database administration and performance tuning, desktop support, hardware management, monitoring, network and security management, server and operating system management, and storage management; and application management services. The company also offers co-location, including the provision of physical space, environmental support, specified power with back-up power generation, and network connectivity options; and enablement of software as a service to the independent software vendor community. The company's professional services comprise planning, implementation, maintenance, optimization, and compliance services.

Source: Capital IQ

KPMG

© 2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved.

42

Appendix I

Description of Peer Group Companies: IP-based VASs (cont.)

Company Name	Company Description
Primus Telecommunications Group Inc.	Primus Telecommunications Group, Incorporated provides integrated telecommunications services worldwide. Its services include international and domestic long distance voice services, retail and wholesale voice-over-Internet protocol services, direct point-to-point voice-over-Internet protocol services, Internet and data services, data transfer services, Web hosting, managed hosting, virtual private networking, and co-location services. The company also provides prepaid services, domestic and international toll-free services, reorigination services, local switched services, and wireless services. It serves various customers, such as small-and medium-sized enterprises, multinational corporations, residential customers, and other telecommunications carriers and resellers through a network of carrier-grade international gateway and domestic switching systems, undersea and land-based fiber optic transmission line systems, and a global network and data centers. The company was founded in 1994 and is headquartered in McLean, Virginia.
Terremark Worldwide Inc.	Terremark Worldwide, Inc. operates Internet exchange points that provide colocation, interconnection, and managed services to the government and commercial sectors. The company's primary facility is the NAP of the Americas in Miami, Florida. Its Internet exchange point facilities allow networks to interconnect and exchange Internet and telecommunications traffic. The company offers exchange point services to connect networks and equipment with other customers. Its exchange point services include Ethernet exchange, optical exchange, muxing and de-muxing, and international gateway services. The company also offers a range of physical security features, including biometric scanners, man traps, smoke detection, fire suppression systems, motion sensors, secured access, video camera surveillance, and security breach alarms. Terremark Worldwide also offers managed and professional services, including network operations center outsourcing, managed router, managed storage, managed optical extension, advanced network monitoring, advanced network monitoring, installation, and remote hands and smart hands services.
Q9 Networks Inc.	Q9 Networks, Inc. provides outsourced Internet infrastructure and managed services in Canada. It offers an integrated portfolio of solutions that provides customers with a scalable, secure, and high performance platform for the development, deployment, and proactive management of their Internet operations. The company's service offerings include the provision of physical space within its Internet data centers (co-location), Internet connectivity (managed bandwidth), and a complete suite of managed services (managed services). Co-location is available in two basic configurations, secure cabinets and secure custom cages. Managed bandwidth involves the provision of bandwidth and Internet connectivity through the company's highly redundant network. Managed services include installation and maintenance of servers, firewalls, data backup, load balancing, virtual private networks, and remote links. The company offers its services to the customers in financial services, media, technology, government, transportation, energy and resources, retailing, and nonprofit industries. Q9 Networks was founded by Paul Sharpe in 1995. It was formerly known as Myna Communications, Inc. and changed its name to Q9 Networks, Inc. in 2000.

Source: Capital IQ

© 2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved.

43

Appendix I

Description of Peer Group Companies: IP-based VASs (cont.)

Company Name	Company Description
MediaRing Ltd.	MediaRing, Ltd., through its subsidiaries, engages in the marketing and sale of telecommunication services. The company is also engaged in research, development, design, and marketing of telecommunication software. It provides voice services to carriers, enterprises, service providers, and consumers worldwide. Its retail operations include PC-Phone service, which allows users to make calls from their PC to any phone in the world; enterprise service, which allows corporate users to make calls via their existing corporate PABX and Internet access; IDD and VoIP telephony service to corporate users and consumers; and Global Calling Card, which offers users the ability to provide calling card services via IP infrastructure. The company's carrier operations comprise wholesale traffic terminating services to carriers and service providers; and technology licensing that offers connectivity and interoperability solutions to telecommunication carriers and wholesale clearing houses. It operates primarily in Asia, the United States, and Europe. MediaRing is headquartered in Singapore.

Source: Capital IQ

KPMG

© 2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved.

44

Appendix II: Description of Target Companies involved in Comparable Transactions
©2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved. 45

Appendix II
Description of Target Companies involved in Comparable Transactions
Target Company Name Target Description
Legend Communications plc Legend Communications plc provides converged communications in the United Kingdom. It offers combined data and voice solutions to corporate, small and medium-sized enterprise, and smaller home based office markets. The company provides a range of Internet access services, including Broadband, Dial up, leased lines, and connectivity hardware; Voice over Internet protocol services and hardware; Web hosting services, including shared hosting and dedicated hosting; and Website design, search engine and Website promotion products, and content management products. Legend Communications also offers a range of additional products, including anti-Spam and anti-Virus, content filtering services, and telecoms solutions. The company was formerly known as Business Serve PLC and changed its name to Legend Communications plc in July 2005. Legend Communications is based in Lancaster, the United Kingdom. As of March 2, 2006, Legend Communications plc is asubsidiary of Thus Group plc.
Enventis Telecom, Inc. Enventis Telecom, Inc. provides telecommunications and network solutions for companies in the United States. Its solutions include Complex Network Integration, which combines data, voice, video, and storage over a single network infrastructure; SONET-based network that provides various options for organizations to connect their facilities; and Encompass Unified Communications, an integrated communications service for businesses. The company provides Internet protocol telephony, Internet services, local area networks, wide area networks, fiber interconnections, consulting, engineering, programming, and project management services. Enventis Telecom, Inc. was formerly known as Minnesota Power Telecom, Inc. The company was founded in 1997 and is based in Plymouth, Minnesota. It also has offices in Duluth and Rochester, Minnesota; and Sioux Falls, South Dakota. Enventis Telecom, Inc. was formerly a subsidiary of ALLETE, Inc. As of December 30, 2005, Enventis Telecom, Inc. is a subsidiary of Hickory Tech Corp.
Freedom to Surf PLC Freedom to Surf PLC provides Internet services. It offers support for Internet components from ADSL broadband connectivity to various services ranging from Web publishing, email, and interactive entertainment to electronic commerce business architectures. The company also provides domain name registrations, Web hosting, voice over IP, ethernet ports, and SDSL business broadband services. Freedom to Surf was founded in 1997 and is headquartered in St Albans, the United Kingdom. As of October 18, 2005, Freedom to Surf PLC is a subsidiary of Pipex Communications plc.
Liberty Surf Group, SA Liberty Surf Group, SA provides Internet access services. It proposes its connection kits through Kingfisher outlets that include Darty, But, Castorama or Carrefour, Monoprix, 3 Suisses, and Sephora. The company creates Web sites in French and provides information on current affairs, forecasts, financial markets, sports, and services such as mail, chat, search guide, and e-trade.
The company was founded in 1999 and is based in Paris, France. Liberty Surf Group, SA was previously a subsidiary of Tiscali SpA. As of May 31, 2005 Liberty Surf Group, SA is a subsidiary of Telecom Italia SpA.
Source: Capital IQ
©2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved. 46

Appendix II
Description of Target Companies involved in Comparable Transactions (cont.)
Target Company Name Target Description
Terra Networks SA Terra Networks, S.A. provides Internet access and interactive content and services to the Spanish-and Portuguese-speaking markets. The company offers a suite of Internet services in various languages, such as access to the Internet; portal and network services that incorporate individually-tailored content for each market; and a range of online advertising, marketing, and e-commerce opportunities. It also provides Web design and hosting, and communication, as well as consulting services, such as Web audit, Web rationalization, and Web maintenance. The company also offers Internet access and local-language interactive content and services to approximately six million customers in Spain, the United States, Brazil, Mexico, Peru, Chile, and Central America, as well as provides broadband services and content in Spain and Brazil. In addition, Terra Networks provides mobile telephony applications and products, such as TV Terra and wireless application protocol (WAP), WAPnavigation, short message service/MMS messaging, ringtones, wallpapers, and icons.
ENV International N.V. Equant N.V. provides integrated and customized communications infrastructure solutions to multinational corporations and international institutions. It operates in two divisions, Equant Network Services (ENS), and Equant Solutions and Services (ESS).
ENS provides global enterprises hybrid network solutions, including Internet protocol (IP) virtual private network services, new Ethernet services, and small office solutions based on Internet service provider and digital subscriber line connectivity, as well as traditional data services; managed mobile services and solutions; various voice services, including Internet Protocol (IP) telephony and voice over IP services. ESS offers communications infrastructure outsourcing services, including data, voice, mobility, video, and hosting services, security applications; integration services, including deployment services, maintenance services, and enterprise remote management services; network-related IT services, such as messaging, server management, and security services; and professional services consisting of consulting, project management, and service management.
Infonet Services Corp. Infonet Services Corporation provides cross-border managed voice and data communications services to multinational entities worldwide. It offers network services; consulting, integration, and provisioning services; applications services; and other communications services. The network services include Intranet, Internet, multimedia, and wireless/remote access services. It offers consulting, design, installation, and implementation of each client’s networking needs; satellite connectivity; and global connect services, whereby it installs and manages leased lines and customer premise equipment at the client’s site to enable the client to access The World Network and use its network services. Infonet’s applications services comprise messaging, collaboration, managed extranet, call center, security, and other value-added services. Its other communications services include X.25 transport services and other services.
Euroweb Hungary Rt. Euroweb Hungary Rt. is an Internet service provider (ISP) that provides Internet access in Hungary. The company is based in Budapest, Hungary. As of March 1, 2004, Euroweb Hungary Rt. is a subsidiary of Euroweb International Corp.
LTEL Holdings Corp. LTEL Holdings Corp. is a holding company, which operates through its subsidiaries LecStar Telecom Inc. and LecStar Datanet Inc. The company provides integrated communication and Internet services. LTEL is based in Atlanta, Georgia. As of 02/26/2004, LTEL Holdings Corp. is a subsidiary of Fonix Corp.
Source: Capital IQ
©2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved. 47

Appendix II
Description of Target Companies involved in Comparable Transactions (cont.)
Target Company Name Target Description
FLAG Telecom Group Ltd. FLAG Telecom Group Limited operates a global telecommunications network comprising fiber-optic cable systems and interfaces that are owned by, leased to, and available to the company. Over its network, the company offers various telecommunication products and services, including Internet protocol (IP) transit, IP point-to-point, leased capacity services, managed bandwidth service, co-location services, and long-term rights of use in capacity. The global carriers, public telephone operator incumbents, alternate carriers, application service providers, Internet service providers, and other bandwidth intensive users. Its competitors include Cable & Wireless, PLC; TyCo Telecommunications, Inc.; Global Crossing, Ltd.; WorldCom, Inc.; TyCom Atlantic; the TAT-14 consortium system; Level 3 Communications, Inc.; Sea Me We 3; Asia Pacific Cable Network 2; Asia Netcom; Reach Telecom, Ltd.; the C2C cable network; and Genuity. As of 01/12/2004, FLAG
Telecom Group Ltd. is a subsidiary of Reliance Gateway Net Private Limited.
Source: Capital IQ
©2006 KPMG Corporate Finance Pte Ltd, the Singapore member firm of KPMG International, a Swiss cooperative. All rights reserved. 48

APPENDIX I
ADDITIONAL GENERAL INFORMATION
1.	DIRECTORS

The names, addresses and appointments of the Directors as at the Latest Practicable Date are set out below:

Name	Address	Appointment

Phey Teck Moh	119 Sunrise Way, Singapore 806230	President and Chief Executive Officer

Claude Roger Charles	Block B, 27th Floor, Evelyn Towers, 38 Cloud View Road, North Point, Hong Kong	Lead Independent Director

Johnson Tan Chin Kwang	6 Nim Crescent, Seletar Hills Estate, Singapore 807689	Independent Director

Lim Soon Hock	2 Jalan Pasiran, Singapore 308456	Independent Director

James Tan Meng Dong	11 Boon Teck Road #07-02, Singapore 329585	Independent Director

Zhang Yun	4 Ardmore Park #12-01, Singapore 259960	Independent Director
2.	HISTORY AND BUSINESS

PacNet together with its subsidiaries and associated companies, is an Internet communications service provider in the Asia Pacific region. PacNet was incorporated in Singapore on 28 March 1995 as Sembawang Media Pte Ltd, and changed its name to Pacific Internet Pte Ltd on 17 March 1998. On 23 November 1998, it was converted to a public company and was listed on NASDAQ on 5 February 1999.

PacNet is one of the leading Internet Service Providers of data, voice and video Internet services with established presence in Singapore, Hong Kong, China, the Philippines, Australia, India, Thailand and Malaysia.

As at the Latest Practicable Date, PacNet has an issued and paid-up share capital S$111,180,717.21 comprising 13,518,162 ordinary shares.

Based on PacNet’s audited consolidated financial statements for FY2005, the audited consolidated net asset value of PacNet was approximately US$61.1 million as at 31 December 2005 and its audited consolidated earnings amounted to approximately US$6.5 million for FY2005. As at 31 December 2005, options to subscribe for 1,035,729 ordinary shares were issued and outstanding, of which 56,000 and 20,100 were held by directors and key management respectively. These options were granted under the PacNet 1999 Share Option Plan, subject to continued employment. These share options, upon vesting, are exercisable within the time periods ranging from 10 January 2002 to 7 November 2010 at prices ranging from US$3.09 to S$11.22 per share.

3.	SHARE CAPITAL

PacNet has only one class of ordinary shares. The issued share capital of PacNet as at the Latest Practicable Date is set out below:

Issued and fully paid:
13,518,162 ordinary shares	S$	111,180,717.21
The rights of Shareholders in respect of capital, dividends and voting are contained in the Articles. The provisions in the Articles relating to the rights of Shareholders in respect of capital, dividends and voting are as follows:
SHARES
6.	Save as provided by Section 161 of the Act, no shares may be issued by the Directors without the prior approval of the Company in General Meeting but subject thereto and to the provisions of these Articles, the Directors may allot or grant options over or otherwise dispose of the same to such persons on such terms and conditions as the Directors may deem fit.

7.	Without prejudice to any special rights or privileges attached to any then existing shares in the capital of the Company, any new shares may be issued upon such terms and conditions, and with such rights and privileges attached thereto, as the Company by Ordinary Resolution may direct, or, if no such direction be given, as the Directors shall determine, and in particular such shares may be issued with preferential, qualified or deferred right to dividends and in the distribution of assets of the Company, and with a special or restricted right of voting, and any preference share may be issued on the terms that it is, or at the option of the Company is to be liable to be redeemed.

9.	No part of the funds of the Company shall, directly or indirectly, be employed in the purchase of or subscription for or loans upon the security of any shares in the Company. The Company shall not give any financial assistance for the purpose of or in connection with the purchase of or subscription for any shares in the Company or its holding company, if any. Nothing in this Article shall prohibit transactions mentioned in Sections 76(8), 76(9) and 76(10) of the Act.

10.	Where any shares are issued for the purpose of raising money to defray the expenses of the construction of any works or buildings or the provision of any plant which cannot be made profitable for a lengthened period, the Company may pay interest on so much of that share capital as is for the time being paid up for the period and subject to the conditions and restrictions mentioned in Section 78 of the Act and may changed the same to capital as part of the cost of the construction of the works or building or the provision of the plant.

11.	Except as required by law no person shall be recognized by the Company as holding any share upon any trust, and the Company shall not be bound in any way to recognized (even when having notice thereof) any equitable, contingent, future or partial interest in any share, or any interest in any fractional part of a share, or (except only as by these Articles or by law otherwise provided) any other right in respect of any share, except an absolute right to the entirety thereof in the registered holder.

SHARE CERTIFICATE
15.	(a)	No shareholder shall be entitled to receive any dividend or to be present or vote at any meeting or upon a poll, or to exercise any privilege as a Member until he shall have paid all calls for the time being due and payable on every share held by him, whether alone or jointly with any other person, together with interest and expenses (if any).
(b)	No person shall be recognised by the Company as having title to a fractional part of a share or otherwise than as the sole or a joint holder of the entirety of such share.
LIEN ON SHARES
17.	The Company shall have a first and paramount lien and charges on all the shares not fully paid up registered in the name of a Member (whether solely or jointly with others) for all moneys due to the Company from him or his estate either alone or jointly with any other person, whether a Member or not, and whether such moneys are presently payable or not The Company’s lien (if any) on a share shall extend to all dividends payable thereon. The Directors may waive any lien which has arisen and may resolve that any share for some limited period be exempted wholly or partially from the provisions of this Article.

18.	For the purpose of enforcing such lien the Directors may sell all or any of the shares subject thereto in such manner as they think fit, but no sale shall be made until such time as the moneys are presently payable and until a notice in writing stating the amount due and demanding payment and giving notice of intention to sell in default, shall have been served in such a manner as the Directors shall think fit on such Member or the person (if any) entitled by transmission to the shares, and default in payment shall have been made by him or them for seven days after such notice.

19.	The net proceeds of any such sale after payment of the costs of such sale shall be applied in or towards satisfaction of the amount due and the residue (if any) shall be paid to the Members or the person (if any) entitled by transmission to the shares; Provided Always That the Company shall be entitled to a lien upon such residue in respect of any money due to the Company but not presently payable like to that which it had upon the shares immediately before the sale thereof.
CALLS ON SHARES
21.	The Directors may from time to time make calls upon the Members in respect of any moneys unpaid on their shares or on any class of their shares (whether on account of the nominal value of the shares or by way of premium) and not by the conditions of allotment thereof made payable at fixed times; and each Member shall (subject to his having been given at least fourteen days’ notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his shares. A call may be made payable by instalments. A call may be revoked or postponed as the Directors may determine. A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

22.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

23.	If before or on the day appointed for payment thereof a call payable in respect of a share is not paid, the person from whom the amount of the call is due shall pay interest on such amount at the rate of five per cent (5%) per annum from the day appointed for payment thereof to the time of actual payment, and shall also pay all costs, charges and expenses which the Company may have incurred or become liable for in order to procure payment of or in consequence of the non-payment of such call or instalment, but the Directors shall be at liberty to waive payment of such interest, costs, charges and expenses wholly or in part.

24.	Any sum which by the terms of issue of a share is made payable upon allotment or at any fixed date whether on account of the nominal value of the share or by way of premium and any instalment of a call shall for all purposes of these Articles be deemed to be a call duly made and payable on the date fixed for payment and in the case of non-payment the provisions of these Articles as to payment of interest and expenses, forfeiture and the like and all other relevant provisions of the Statutes or of these Articles shall apply as if such sum were a call duly made and notified as hereby provided.

25.	No member shall be entitled to receive any dividend or vote at any meeting or upon a poll, until he shall have paid all calls for the time being due and payable on every share held by him, whether alone or jointly with any other person together with interest and expenses (if any).

26.	The Directors may from time to time make arrangements on the issue of shares for a difference between the holders of such shares in the amount of calls to be paid and in the time of payment of such calls.

27.	The Directors may if they think fit receive from any shareholder willing to advance the same all or any part of the moneys due upon his shares beyond the sums actually called up thereon and upon all or any of the moneys so advanced the Directors may (until the same would but for such advance become presently payable) pay or allow such interest as may be agreed upon between them and such shareholder in addition to the dividend payable upon such part of the share in respect of which such advance has been made as is actually called up. Except in liquidation, sums paid in advance of calls shall not, until the same would but for such advance have become payable, be treated as paid up on the shares in respect of which they have been paid.
RESTRICTION ON TRANSFER OF SHARES
28.	Subject to these Articles any Member may transfer all or any of his shares, but every transfer must be in writing and in the usual common form, or in any other form which the Directors may approve.

29.	The instrument of transfer of a share shall be signed both by the transferor and by the transferee, and the transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register of Members in respect thereof; Provided Always That the Directors may dispense with the execution of the instrument of transfer by the transferee in any case in which they think fit in their discretion so to do. Shares of different classes shall not be comprised in the same instrument of transfer.

30.	All instruments of transfer which shall be registered shall be retained by the Company, but any instrument of transfer which the Directors’ may refuse to register shall (except in any case of fraud) be returned to the party presenting the same.

31.	No share shall in any circumstances be transferred to any bankrupt or person of unsound mind.

32.	The Directors may, in their absolute discretion decline to register any transfer of shares upon which the Company has a lien and in the case of shares not fully paid up may refuse to register a transfer to a transferee of whom they do not approve; Provided always that in the event of the Directors refusing to register a transfer of shares, they shall within one month beginning with the day on which the application for a transfer of shares was made, serve a notice in writing to the applicant stating the facts which are considered to justify the refusal as required by the Act.

TRANSMISSION OF SHARES
36.	In the case of the death of a Member, the survivors or survivor where the deceased was a joint holder; and the legal personal representatives of the deceased where he was a sole or only surviving holder, shall be the only persons recognised by the Company as having any title to his shares, but nothing herein contained shall release the estate of a deceased holder from any liability in respect of any share solely or jointly held by him.

37.	Any person becoming entitled to a share in consequences of the death or bankruptcy of a Member shall upon producing such evidence of his title as the Directors may require, have the right either to be registered himself as the holder of the share or to make such transfer thereof as the deceased or bankrupt Member could have made, but the Directors shall in either case have the same right to refuse or suspend registration as they would have had in the case of a transfer of the share by the deceased or bankrupt Member before the death or bankruptcy.

38.	A person becoming entitled to a share in consequence of the death or bankruptcy of any Member shall have the right to receive and give a discharge for any dividends or other moneys payable In respect of the share, but he shall have no right to receive notice of or to attend or vote at meetings of the Company, or (save as aforesaid) to any of the rights or privileges of a Member in respect of the share, unless and until he shall be registered as the holder thereof; Provided Always That the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share, and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends or other moneys payable in respect of the share until the requirements of the notice have been complied with.
FORFEITURE OF SHARES
39.	(1)	If a Member fails to pay the whole or any part of any call or instalment of a call on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest and expenses which may have accrued by reason of such non-payment.
(2)	The notice shall name a further day (not earlier than the expiration of fourteen days from the date of service of the notice) on or before which the payment required by the notice is to be made. It shall also name the place where payment is to be made and shall state that, in the event of non-payment at or before the time appointed, the shares in respect of which the call was made will be liable to be forfeited.
40.	If the requirements of any such notice as aforesaid are not complied with any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect.

41.	A forfeiture of shares shall include all dividends in respect of the shares not actually paid before the forfeiture notwithstanding that they shall have been declared. The Directors may accept a surrender of any share liable to be forfeited hereunder.
42.	(1)	A forfeited or surrendered share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

(2)	The Company may receive the consideration, if any, given for the share on any sale or disposition thereof and may execute a transfer of the share in favor of the person to whom the share is sold or disposed and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in the reference to the forfeiture, sale or disposal of the share.
43.	A person whose shares have been forfeited or surrendered shall cease to be a Member in respect of such shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture or surrender were payable by him to the Company in respect of shares with interest thereon at eight per cent per annum (or such lower rate as the Directors may determine) from the date of forfeiture or surrender until payment and the Directors may at their absolute discretion enforce payment without any allowance for the value of the shares at that time of forfeiture or surrender or waive payment in whole or in part; but his liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of the shares.

44.	Notice of any forfeiture shall be given to the holder of the share forfeited or to the person entitled by transmission to the share forfeited as the case may be. An entry of the forfeiture with the date thereof shall be made in the Register of Members opposite to the share. The provisions of this Article are directory only, and no forfeiture shall be in any manner invalidated by any omission to give such notice or to make such entry as aforesaid.

45.	A statutory declaration in writing that the declarant is a Director or the Secretary of the Company and that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share.
CONVERSION OF SHARES INTO STOCK
46.	The Company in general meeting may convert any paid-up shares into stock and may from time to time reconvert such stock into paid-up shares of any denomination.

47.	When any shares have been converted into stock the several holders of such stock may transfer their respective interests therein or any part of such interests in such manner as the Company in general meeting shall direct, but in default of any such direction then in the same manner and subject to the same regulations as and subject to which the shares from which the stock arose might previously to conversion have been transferred or as near thereto as circumstances will admit. But the Directors may if they think fit from time to time fix the minimum amount of stock transferable; Provided Always That such minimum shall not exceed the nominal amount of the shares from which the stock arose.

48.	The several holders of stock shall be entitled to participate in the dividends and profits of the Company according to the amount of their respective interests in such stock and such interests shall, in proportion to the amount thereof, confer on the holders thereof respectively the same privileges and advantages for the purpose of voting at meetings of the Company and for other purposes as if they held the shares from which the stock arose, but so that none of such privileges or advantages, except the participation in the dividends, profits and assets of the Company, shall be conferred by any such aliquot part of consolidated stock as would not, if existing in shares, have conferred such privileges or advantages.

INCREASE OF CAPITAL
50.	The Company may from time to time by Ordinary Resolution, whether all the shares for the time being authorised shall have been issued or all the shares for the time being issued shall have been fully called up or not increase its capital by the creation and issue of new shares, such aggregate increase to be of such amount and to be divided into shares of such respective amounts as the Company by the resolution authorising such increase directs. The new shares shall be issued upon such terms and conditions and with such rights and privileges annexed thereto as the general meeting resolving upon the creation thereof shall direct, and if no direction be given as the Directors shall determine, and in particular, such new shares may be issued with a preferential or qualified right to dividends and in the distribution of the assets of the Company and with a special or restricted right of voting.

51.	Subject to the other provisions of these Articles any shares created by any increase in capital as aforesaid shall be at the disposal of the Directors who may allot; grant options over or otherwise dispose of them to such persons at such times and for such consideration and upon such terms and conditions as the Directors may determine.

52.	Subject to any directions that may be given in accordance with the powers contained in the Memorandum of Association or these Articles, any capital raised by the creation of new shares shall be considered as part of the original capital and as consisting of ordinary shares and shall be subject to the same provisions with reference to the payment of calls, transfer, transmission, forfeiture, lien and otherwise as if it had been part of the original capital.
ALTERATIONS OF CAPITAL
53.	(1)	The Company may by Ordinary Resolution:
(a)	consolidate and divide its capital into shares of larger amount than its existing shares; or

(b)	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled; or

(c)	by subdivision of its existing shares or any of them divide its capital or any part thereof into shares of smaller amount than is fixed by its Memorandum of Association and so that as between the holders of the resulting shares one or more of such shares may by the resolution by which the subdivision is effected be given any preference or advantage as regards dividend, capital, voting or otherwise over the others or any other of such shares.
(2)	The Company may by Special Resolution reduce its share capital, any capital redemption reserve fund or any share premium account in any manner and with and subject to any incident authorised and consent required by law.

(3)	Anything done in pursuance of this Article shall be done in manner provided and subject to any conditions imposed by the Statutes or so far as they shall not be applicable in accordance with the terms of the resolution authorising the same or, so far as such resolution shall not be applicable, in such manner as the Directors deem most expedient.

MODIFICATION OF CLASS RIGHTS
54.	Subject to the provisions of Section 74 of the Act, all or any of the special rights or privileges attached to any class of shares in the capital of the Company for the time being may, at any time, as well before as during liquidation, be modified, varied, altered or abrogated, either with the consent in writing of the holders of not less than three-fourths of the issued shares of the class, or with the sanction of Special Resolution passed at a separate general meeting of the holders of shares of the class, and all the provisions contained in these Articles relating to the general meetings shall mutatis motandis apply to every such meeting, but so that the quorum thereof shall be not less than two persons personally present and holding or representing by proxy one-third of the issued shares of the class, and that any holder of shares of the class, present in person or by proxy, shall on a poll be entitled to one vote for each share of the class held by him. The Directors shall comply with the provisions of Section 186 of the Act as to forwarding a copy of any such consent or resolution to the Registrar of Companies.
VOTES OF MEMBERS
71.	Subject to any special right or restriction for the time being attaching to any special class of shares in the capital of the Company, every Member shall have one vote for every share held by him.

72.	If any Member be a lunatic, idiot or non compos mentis he may vote by his committee, curator bones or other legal curator and such last mentioned persons may give their votes by proxy but no person claiming to vote pursuant to this Article shall do so unless such evidence as the Directors may require of his authority shall have been deposited at the Office not less than forty-eight hours before the time for holding the meeting at which he wishes to vote.

73.	If two or more persons are jointly entitled to a share then in voting upon any question, the vote of a senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other registered holders of the share and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

74.	Save as herein expressly provided, no person other than a Member duly registered and who shall have paid everything for the time being due from him and payable to the Company in respect of his shares shall be entitled to be present or to vote on any question, either personally or by proxy at any general meeting.

75.	Votes may be given either personally or by proxy attorney or representative. A proxy need not be a Member of the Company.

76.	A Member may appoint more than two proxies to attend and vote at the same General Meeting. In any case where a form of proxy appoints more than one proxy, the proportion of the shareholding concerned to be represented by each proxy shall be specified in the form of proxy.

77.	Any corporation which is a Member of the Company may, by resolution of its directors, authorize any person to act as its representative at any meetings of the Company; and such representative shall be entitled to exercise the same powers on behalf of the company which he represents as if he had been an individual shareholder and such corporation shall be deemed to be present in person at any such meeting if a person so authorized is present thereat.

78.	An Instrument appointing a proxy shall be in any usual or common form or in any other form which the Directors shall approve.

79.	(1)	The instrument appointing a proxy shall be in writing under the hand of the appointer or of his attorney duly authorized in writing or, if the appointer is a corporation, either under seal or in some other manner approved by the Directors.
(2)	The Directors may, but shall not be bound to, require evidence of the authority of any such attorney or officer.
80.	The instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed or a notarially certified copy of such power or authority shall be deposited at the Office or at such other place within the Republic of Singapore as is specified for that purpose in the notice convening the meeting at least forty-eight hours before the time appointed for holding the meeting or adjourned meeting as the case may be; otherwise the person so named shall not be entitled to vote in respect thereof.
81.	(1)	The instrument appointing a proxy shall be deemed to confer authority generally to act at the meeting for the Member giving the proxy
(2)	Where it is desired to afford Members an opportunity of voting for or against a resolution the instrument appointing a proxy shall be in the following form or a form as near thereto as circumstances admit:
PACIFIC INTERNET LIMITED
I/We, , of being a Member/Members of the abovenamed company, hereby appoint , of , or failing him, of , as my/our proxy to vote for me/us on my/our behalf at the [annual or extraordinary, as the case may be] general meeting of the Company, to be held on the day of 19 , and at any adjournment thereof.

Signed this day of 19.

This form is to be used *in favour of / against the resolution.

*	Strike out whichever is not desired. (Unless otherwise instructed, the proxy may vote as he thinks fit.)

	82.	Unless otherwise directed by the Chairman, a vote given in accordance with the terms of an instrument of proxy shall be treated as valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed or the transfer of the share in respect of which the proxy is given; Provided Always That no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the Office before the commencement of the meeting or adjourned meeting at which the proxy is used.

DIVIDENDS AND RESERVE
120.	Subject to any right or privileges for the time being attached to any shares in the capital of the Company having preferential, deferred or other special rights in regard to dividends, the profits of the Company which it shall from time to time be determined to distribute by way of dividend shall be applied in payment of dividends upon the shares of the Company in proportion to the amounts paid up thereon respectively otherwise than in advance of calls.

121.	The Directors may before recommending any dividend set aside out of the profits of the Company such sum or sums as they think proper as a reserve fund which shall at the discretion of the Directors be applicable for meeting contingencies, for the gradual liquidation of any debt or liability of the Company or for repairing or maintaining any works connected with the business of the Company or shall be as to the whole or in part applicable for special dividends or for equalising dividends or for distribution by way of special dividend or bonus on such terms and in such manner as the Directors shall from time to time determine and the Directors may divide the reserve fund into separate funds for special purposes and may invest the sums from time to time carried to the credit of such fund or funds upon such securities (other than the share of the Company) as they may select. The Directors may also without placing the same to reserve carry forward any profits which they may think it not prudent to divide.

122.	The Directors may, with the sanction of a general meeting, from time to time declare dividends, but no such dividend shall (except as by the Statutes expressly authorised) be payable otherwise than out of the profits of the Company. No higher dividend shall be paid than is recommended by the Directors and a declaration by the Directors as to the amount of the profits at any time available for dividends shall be conclusive. The Directors may, if they think fit, and if in their opinion the position of the Company justifies such payment, without any such sanction as aforesaid, from time to time declare and pay an interim dividend, or pay any preferential dividend on shares issued upon the terms that the preferential dividends thereon shall be payable on fixed dates.

123.	With the sanction of a general meeting, dividends may be paid wholly or in part in specie, and may be satisfied in whole or in part by the distribution amongst the Members in accordance with their rights of fully paid shares, stock or debentures of any other company, or of any other property suitable for distribution as aforesaid. The Directors shall have full liberty to make all such valuations, adjustments and arrangements, and to issue all such certificates or documents of title as may in their opinion be necessary or expedient with a view to facilitating the equitable distribution amongst the Members of the dividends or portions of dividends to be satisfied or to give them the benefit of their proper shares and interests in the property, and no valuation, adjustment or arrangement so made shall be questioned by any Member.
CAPITALISATION OF PROFITS AND RESERVES
124.	(1)	The Company in general meeting may, upon the recommendation of the Directors, resolve that it is desirable to capitalize any part of the amount for the time being standing to the credit of the Company’s reserve funds or to the credit of the profit and loss account or otherwise available for distribution; and accordingly that such sum be set free for the distribution amongst the Members who would have been entitled thereto if distributed by way of dividend and in the same proportions on condition that the same be not paid in cash but be applied either in or towards paying up any amounts for the time being unpaid on any shares held by such Members respectively or paying up in full unissued shares or debentures of the Company to be allotted and distributed credited as fully paid up to and amongst such Members or their nominees in the proportion aforesaid or partly in the one way and partly in the other and the Directors shall give effect to such resolution; Provided Always That a capital redemption reserve fund may, for the purpose of this Article, only be applied in the paying up of unissued shares to be issued to Members as fully paid bonus shares.

(2)	Whenever such resolution as aforesaid shall have been passed, the Directors shall make all appropriations and applications of the amounts resolved to be capitalized thereby and all allotments and issued of fully paid shares or debentures if any, and generally shall do all acts and things required to give effect thereto with full power to the Directors to make such provision for the satisfaction of the right of any Member under such resolution to a fractional part of a share by the issue of fractional certificates or by payment in cash or otherwise as they think fit and also to authorize any person to enter on behalf of the Members entitled thereto or their nominees into an agreement with the Company providing for the allotment to them respectively credited as fully paid up of any further shares to which they may be entitled upon such capitalization; and any agreement made under such authority shall be effective and binding on all such Members and their nominees.
125.	The Directors may deduct from any dividend or other moneys payable in respect of any share held by a Member, either alone or jointly with any other Member, all such sums of money (if any) as may be due and payable by him either alone or jointly with any other person to the Company on account of calls or otherwise.

126.	A transfer of a share shall not pass the right to any dividend declared in respect thereof before the transfer has been registered.

127.	Any dividend, instalment of dividend or interest in respect of any share may be paid by cheque or warrant payable to the order of the Member entitled thereto, or (in the case of joint holders) of that Member whose name stands first on the Register of Members in respect of the joint holding. Every such cheque or warrant shall (unless otherwise directed) be sent by post to the last registered address of the Member entitled thereto, and the receipt of the person whose name appears on the Register of Members as the owner of any share, or in the case of joint holders, of any one of such holders, or of his or their agent duly appointed in writing, shall be a good discharge to the Company for all dividends or other payments made in respect of such share. Every such cheque of warrant shall be sent at the risk of the person entitled to the money represented thereby.

128.	No unpaid dividend or interest shall bear interest as against the Company.

105,915 new Shares have been issued since the end of the last financial year up to the Latest Practicable Date.

The Shares are quoted and listed on NASDAQ.

As at the Latest Practicable Date, there were outstanding Options to subscribe for 887,754 new Shares, granted to employees and Directors of the Company and its subsidiaries under the PacNet 1999 Share Option Plan. The particulars of the Options as at the Latest Practicable Date are as follows:

	Grant	Exercise	Option				Cumulative
	Date	till (Date)	Price		Offered	Accepted	Exercised	Outstanding

1999 (5th Tranche)	18 Aug 2003	17 Aug 2008	S$	11.22	821,000	707,800	112,806	226,004

1999 (6th Tranche)	25 Mar 2004	24 Mar 2009	S$	16.92	781,000	766,000	0	357,000

1999 (7th Tranche)	7 Nov 2005	6 Nov 2010	S$	10.69	279,100	279,100	10,890	246,100

1999 (8th Tranche)	18 Jan 2006	17 Jan 2011	S$	9.38	58,650	58,650	0	58,650

					1,939,750	1,811,550	123,696	887,754

     As at the Latest Practicable Date, the number of outstanding Options granted to the Directors are set out below:

		Exercise price per
Name	No. of Options	Share (S$)	Exercise period

Phey Teck Moh	58,650	9.38	18 Jan 2006 - 17 Jan 2011

Claude Roger Charles	5,000	10.69	7 Nov 2005 - 6 Nov 2010

Johnson Tan Chin Kwang	5,000	10.69	7 Nov 2005 - 6 Nov 2010

Lim Soon Hock	5,000	10.69	7 Nov 2005 - 6 Nov 2010
4.	DISCLOSURE OF INTERESTS

4.1	Shareholdings
(a)	PacNet does not have any direct or deemed interest in the shares or convertible securities of the Offeror as at the Latest Practicable Date.

(b)	PacNet has not dealt for value in the shares or convertible securities of the Offeror during the period commencing six months prior to 27 February 2006, being the date on which the Offer was first announced, and ending on the Latest Practicable Date.

(c)	Save as disclosed in Section 8.2 of this Circular, none of the Directors has any direct or deemed interest in the Shares or convertible securities of PacNet as at the Latest Practicable Date.

(d)	None of the Directors has dealt for value in the Shares during the period commencing six months prior to 27 February 2006, being the date on which the Offer was first announced, and ending on 26 May 2006.

(e)	Save as disclosed below, none of the Company’s subsidiaries, officers or affiliates has dealt for value in the Shares during the period commencing 60 days prior to the date of this Circular.

	Date of	Number of	Purchase
	Purchase of	Shares	Price per	Method of
Name	Shares	Purchased	Share	acquisition
Raman S/O Palaniappan	10 April 2006	3,350	S$ 11.22	Exercise of Options

Raman S/O Palaniappan	10 April 2006	5,280	S$ 10.69	Exercise of Options
(f)	None of the Directors has any direct or deemed interest in the shares or convertible securities of the Offeror as at the Latest Practicable Date.

(g)	None of the Directors has dealt for value in the shares or convertible securities of the Offeror during the period commencing six months prior to 27 February 2006, being the date on which the Offer was first announced, and ending on the Latest Practicable Date.

(h)	Neither KPMG Corporate Finance or funds whose investments are managed by KPMG Corporate Finance on a discretionary basis, owns or controls any Shares as at the Latest Practicable Date.

(i)	Neither KPMG Corporate Finance or funds whose investments are managed by KPMG Corporate Finance on a discretionary basis, has dealt for value in the Shares during the period commencing six months prior to 27 February 2006, being the date on which the Offer was first announced, and ending on the Latest Practicable Date.

(j)	Neither KPMG Corporate Finance or funds whose investments are managed by KPMG Corporate Finance on a discretionary basis, owns or controls any shares or convertible securities in the Offeror as at the Latest Practicable Date.

(k)	Neither KPMG Corporate Finance or funds whose investments are managed by KPMG Corporate Finance on a discretionary basis, has dealt for value in the shares or convertible securities of the Offeror during the period commencing six months prior to 27 February 2006, being the date on which the Offer was first announced, and ending on the Latest Practicable Date.
4.2	Other Disclosures
(a)	Save as disclosed below, there are no service contracts between any of the Directors or proposed directors with the Company or its subsidiaries which have more than 12 months to run and which are not terminable by the employing company within the next 12 months without paying any compensation. There are no such contracts entered into or amended during the period commencing six months prior to 27 February 2006, being the date on which the Offer was first announced, and the Latest Practicable Date.

Mr Phey Teck Moh has a service contract dated 15 November 2005 with the Company in respect of his appointment as President, Chief Executive Officer and Director of the Company.

Under the service contract, Mr Phey is also entitled to (i) participate in stock option or other incentive programs available to officers or employees of the Company, pursuant to which he has received an initial grant (“Initial Option Grant”) of 58,650 Options as also disclosed in Section 8.2 of the Circular and Section 3 of Appendix 1 to the Circular; and (ii) subject to approval by the Company’s Board of Directors and shareholders at the next Annual General Meeting of the Company, shares of restricted common stock of the Company (“Restricted Stock Grant”) in the equivalent of S$350,000 in shares, or if approval is not obtained, the equivalent in a substitute incentive plan to be provided.

The service contract may be terminated by three months’ notice or salary in lieu of notice. In the event of such termination within the first 18 months of 16 January 2006, being the commencement date of his employment with the Company (“Commencement Date” and “Vesting Commencement Date”), other than for cause or by reason of a Change of Control (as defined in his service contract), Mr Phey will receive a 100% accelerated vesting of his remaining Options and grants for those due on the next anniversary of the Vesting Commencement Date, and a cash compensation of an aggregate of S$240,000.

In the event of a Change of Control (as defined in his service contract) and Mr Phey’s service is terminated, his service contract also provides that (i) if the Change of Control occurs within the first 18 months of the Commencement Date, or (ii) if the Change of Control occurs at any time after the first 18 months of the Commencement Date but prior to the vesting and exercisability of the Initial Option Grant and the Restricted Stock Grant; the vesting and exercisability of the Initial Option Grant and the Restricted Stock Grant will accelerate with respect to 100% of the total number of Shares originally subject to those options and grants. In addition, he will be paid an ex-gratia cash payment of S$500,000 in the former situation referred to in (i) above; or an ex-gratia cash payment of S$120,000 in the latter situation referred to in (ii) above.

In the event the Offer is successful, this will constitute a “Change of Control” event under his service contract.

(b)	Save as disclosed above in Section 4.2(a), it is not proposed that any payment or other benefit shall be made or given to any Director or director of any other corporation which is by virtue of Section 6 of the Act deemed to be related to the Company, as compensation for loss of office or otherwise in connection with the Offer.

(c)	Save as disclosed above in Section 4.2(a), there are no agreements or arrangements made between any Director and any other person in connection with or conditional upon the outcome of the Offer.

(d)	None of the Company’s subsidiaries or, to its knowledge, its Directors, officers or affiliates has a material personal interest, whether direct or indirect, in any material contract entered into by the Offeror.
5.	MATERIAL CONTRACTS WITH INTERESTED PERSONS*

Neither Company nor any of its subsidiaries has entered into material contracts (other than those entered into in the ordinary course of business) with persons who are Interested Persons within the three years preceding the Latest Practicable Date.
* As defined in the Note on Rule 23.12 of the Code, an Interested Person is:
(a)	a director, chief executive officer or substantial shareholder of the Company;

(b)	the immediate family of a director, the chief executive officer or a substantial shareholder (being an individual) of the Company;

(c)	the trustees, acting in their capacity as such trustees, of any trust of which a director, the chief executive officer or a substantial shareholder (being an individual) and his immediate family is a beneficiary;

(d)	any company in which a director, the chief executive officer or a substantial shareholder (being an individual) together and his immediate family together (directly or indirectly) have an interest of 25% or more;

(e)	any company that is the subsidiary, holding company or fellow subsidiary of the substantial shareholder (being a company); or

(f)	any company in which a substantial shareholder (being a company) and any of the companies listed in (e) above together (directly or indirectly) have an interest of 30% or more.
6.	MATERIAL LITIGATION

Save as disclosed below, as at the Latest Practicable Date, none of the Company and its subsidiaries is engaged in any material litigation, either as plaintiff or defendant, which might materially and adversely affect the financial position of the Company or the Company and its subsidiaries, taken as a whole.

On 6 December 2001, a class action lawsuit (“IPO Allocation Suit”) was instituted in the United States District Court for the Southern District of New York against the Company and several of the Company’s former directors and officers as well as against the underwriters who handled the Company’s 5 February 1999 initial public offering (“IPO”). The complaint filed with respect to the IPO Allocation Suit alleges violations of the Securities Act of 1933 and the Exchange Act and is based primarily on the assertion that there were undisclosed commissions received by the underwriter defendants and agreements or arrangements entered into by the underwriters for additional purchases of the Company’s securities in the aftermarket by selected investors at pre-determined prices. The action seeks damages in an unspecified amount. In April 2002, an amended complaint was filed against the Company. The amended complaint included, amongst others, allegations of price-manipulation in the Company’s IPO as well as its second offering conducted in May 1999.

The Company has been advised by its US counsel that similar class action suits have been filed against about 300 other companies that went public between 1998 and 2001 and that all such cases have been consolidated before a single judge for case management purposes. On 15 July 2002, the Company and the individual defendants, along with the other issuers and their related officer and director defendants, filed a joint motion to dismiss based on common issues. On 19 February 2003, the Court denied the motion to dismiss as to all claims brought against the Company and the individual defendants, except for claims brought against the individual defendants under Section 10(b) of the Exchange Act, which were dismissed.

On 30 July 2003, the Litigation Committee of the Board of Directors of the Company approved a Memorandum of Understanding (the “MOU”) reflecting a settlement in which the plaintiffs agreed to dismiss the case against the Company with prejudice in return for the assignment by the Company of claims that the Company might have against its underwriters. No payment to the plaintiffs by the Company was required under the MOU. After further negotiations, the essential terms of the MOU were formalized in a Stipulation and Agreement of Settlement (“Settlement”), which has been executed on behalf of the Company. The settling parties presented the Settlement papers to the Court on 14 June 2004 and filed briefs formally seeking preliminary approval of the proposed Settlement on 25 June 2004. The underwriter defendants, who are not parties to the proposed Settlement, filed a brief objecting to the Settlement’s terms on 14 July 2004.

On 15 February 2005, the Court granted preliminary approval of the Settlement conditioned on agreement by the parties to narrow one of a number of provisions in the Settlement intended to protect the issuers against possible future claims by the underwriters. The Litigation Committee of the Board of Directors of the Company re-approved the Settlement with the proposed modifications that were outlined by the Court in its 15 February 2005 Order granting preliminary approval. Approval of any settlement involves a three step process in the district court: (i) a preliminary approval, (ii) determination of the appropriate notice of the settlement to be provided to the settlement class, and (iii) a final fairness hearing.

On 31 August 2005, the Court issued a preliminary order approving the modifications to the Settlement and certifying the settlement classes. The Court also set a deadline of 15 January 2006 for mailing of the class notice, publication of the advertisements in various U.S. newspapers. The class members had until 24 March 2006, to exclude themselves from the settlement and to file objections or comments on the settlement. Those who elected to exclude themselves from the settlement may initiate their own claims against the issuer defendants. Of the approximately 17 million class members, roughly 1,093 sought exclusion from the proposed Settlement and 150 filed objections.

As part of the Settlement, the settling issuers were required to assign to the plaintiffs certain claims they had against their underwriters (“Assigned Claims”). To preserve these claims while the proposed Settlement was pending the Court’s final approval, the settling issuers sought tolling agreements from the underwriters. In the event that an underwriting defendant would not enter a tolling agreement, under the terms of the proposed Settlement agreement, the settling issuer conditionally assigned the claims to a litigation trustee. Before the expiration of any relevant statutes of limitations, the litigation trustee filed lawsuits against the various issuers’ respective underwriters alleging the Assigned Claims. One of the Company’s underwriters refused to enter into a tolling agreement. Accordingly, the Company conditionally assigned claims against that underwriter and the litigation trustee filed a lawsuit to preserve these claims. On 24 February 2006, the Court dismissed, with prejudice, the Assigned Claims brought by the litigation trustee against the underwriters on statute of limitations grounds. Because the Assigned Claims were part of the consideration contemplated under the Settlement, it is unclear how the Court’s recent decision will impact the Settlement and the Court’s final approval of it.

On 24 April 2006, the Court held a hearing in connection with a motion for final approval of the proposed Settlement. The Court did not rule on the fairness of the Settlement at the hearing. It is uncertain when the Court will issue a ruling. Despite the preliminary approval of the Settlement, there can be no assurance that the Court will provide final approval of the Settlement.

The proposed Settlement does not resolve the claims that the plaintiffs have against the underwriter defendants and the litigation between those parties is proceeding and is currently in discovery. The parties are also in the midst of class certification issues. Due to the large number of cases consolidated into the IPO litigation, the Court, as a case management device, ordered the plaintiffs and underwriters to select from the approximately 300 consolidated cases “focus cases” intended to present a representative sample of parties and issues. Six focus cases were chosen for the class certification stage. On 13 October 2004, the Court certified classes in each of the six class certification focus cases. The underwriter defendants have appealed that decision to the United States Court of Appeals for the Second Circuit. That appeal has been fully briefed and oral argument has been scheduled for 6 June 2006. It is uncertain when the Court of Appeals will decide the appeal.

The plaintiffs and underwriters have chosen additional focus cases for purposes of the discovery phase. The underwriter defendants selected the Company as a merits focus case. As a result, among other things, the Company has been, and will be, subject to discovery obligations that non-focus case issuers are not subject to. However, the selection of the Company as a focus case will not impact its ability to participate in the proposed Settlement.

The Company believes that it and the individual defendants have meritorious defenses to the claims made in the complaints and, if the Settlement is not approved by the Court, intends to contest the lawsuit vigorously. However, the litigation remains at a preliminary stage. Due to the inherent uncertainties of the lawsuit, the Company cannot accurately predict the ultimate outcome of the lawsuit. An unfavourable outcome could have a material adverse effect on the business, financial condition and results of operation of the Company in the period in which the lawsuit is resolved.

The Group is or may be potentially involved in other litigation incidental to its business. Although the outcome of any such litigation is not presently determinable, the resolution of such litigation is not expected to have a material adverse effect on its business. No assurances can be given with respect to the extent or outcome of any such litigation in the future.

As at the Latest Practicable Date, the Directors are not aware of any litigation, claims or proceedings pending or threatened against the Company or any of its subsidiaries or any facts likely to give rise to any litigation, claims or proceedings which might materially and adversely affect the financial position of the Company or the Company and its subsidiaries, taken as a whole.

7.	MARKET QUOTATION

The following table sets out the closing prices of the Shares on NASDAQ as at the following dates, as extracted from Bloomberg:

	Highest closing	Lowest closing	Last transacted price as
	price of the month	price of the month	at the last Business Day
Monthly trades	(US$)	(US$)	of the month (US$)
October 2005	6.97	6.12	6.27
November 2005	6.66	6.03	6.13
December 2005	6.07	5.75	5.76
January 2006	5.92	5.66	5.87
February 2006	7.55	5.81	7.55
March 2006	8.60	7.74	8.55
April 2006	8.99	8.40	8.77
Highest and Lowest Prices

The highest and lowest closing prices of the Shares on NASDAQ during the period commencing six months prior to the Announcement Date and ending on the Latest Practicable Date are as follows:

Highest closing price	:	US$8.99 on 26 April 2006
Lowest closing price	:	US$5.66 on 24 January 2006
8.	MATERIAL CHANGES IN FINANCIAL POSITION

Save as disclosed in publicly available information on the Company, including the annual report of the Company for FY2005, the first quarter financial statement announcement of PacNet for the period ended 31 March 2006 (as announced on 16 May 2006 and as reproduced in Appendix III of this Circular), the Offer to Purchase and this Circular, as at the Latest Practicable Date, there has been no material change in the financial position of Company since 31 December 2005, being the date to which the last published audited accounts of the Company were made up.

9.	FINANCIAL INFORMATION
(a)	Financial Information of PacNet Group

A summary of the audited consolidated income statement of PacNet Group for the past three financial years ended 31 December 2005 and the unaudited consolidated income statement for the three months ended 31 March 2006 are set out below. The following summary financial information should be read together with the audited financial statements and announced interim results for the relevant financial periods and related notes thereto:

Profit and loss account:

	Audited 31 Dec			Unaudited 3 months ended
	2005	2004	2003	31 Mar 2006	31 Mar 2005
	S$’000	S$’000	S$’000	S$’000	S$’000
Revenues
Dial-up access	29,247	38,708	47,792	5,723	8,060
Broadband access	84,646	80,104	66,918	21,044	20,603
Leased line access	21,978	21,038	22,934	5,938	5,250
Value-added services	25,361	18,364	16,044	9,702	4,844
Commission revenue	6,122	6,537	6,808	1,818	1,408
Other	3,063	5,008	6,997	773	871

	170,417	169,759	167,493	44,998	41,036

	Audited 31 Dec			Unaudited 3 months ended
	2005	2004	2003	31 Mar 2006	31 Mar 2005
	S$’000	S$’000	S$’000	S$’000	S$’000
Operating costs and expenses
Cost of sales	80,263	76,243	73,866	22,135	18,780
Selling, general and administrative expenses	70,336	70,998	72,702	18,353	17,661
Depreciation and Amortization of intangible assets	8,100	8,899	10,633	1,904	2,024
Allowance for doubtful accounts receivable	1,488	1,506	2,079	222	285

Total operating expenses	160,187	157,646	159,280	42,614	38,750

Operating income	10,230	12,113	8,213	2,384	2,286

Other income (expense)
Net Interest income	1,012	286	116	427	165
Foreign exchange gain (loss)	(66)	(425)	549	(308)	36
Gain (loss) on disposal of fixed assets	(53)	(26)	(53)	7	(48)
Equity in (loss) gain of unconsolidated affiliates	669	306	(244)	383	130
Others	1,457	373	439	94	24

Total other income	3,019	514	807	603	307

Income before income taxes and minority interest	13,249	12,627	9,020	2,987	2,593
Provision for income taxes	(2,083)	(3,143)	(3,650)	(625)	(800)

	11,166	9,484	5,370	2,362	1,793

Minority interest	(342)	(97)	(325)	(28)	(10)
Cumulative effect adjustment — net of tax	(4)	—	(220)	—	—

Net income before extraordinary item	10,820	9,387	4,825	2,334	1,783

Extraordinary item – net of tax of S$nil	—	743	—	20	—

	10,820	10,130	4,825	2,354	1,783

Net income per share:
Basic	$0.81	$0.77	$0.37	$0.18	$0.13

Diluted (1)	$0.81	$0.75	$0.36	$0.17	$0.13

Weighted average number of ordinary shares outstanding:
Basic	13,339,896	13,238,793	12,985,036	13,451,416	13,295,499

Diluted (1)	13,384,706	13,429,615	13,249,096	13,830,430	13,295,499

(1)	Includes all outstanding options under the Company’s Share Option Plans to the extent the outstanding options are dilutive.

The following table summarises the audited balance sheet of PacNet Group as at 31 December 2004 and 31 December 2005:

Balance Sheet:

	As at 31 Dec
	2005	2004
	S$’000	S$’000
Current assets:
Cash and cash equivalents	58,421	57,964
Fixed deposits with financial institutions	1,151	—
Accounts receivable, net	28,119	25,174
Receivables from related parties	498	4,413
Inventories	377	341
Prepaid expenses and other current assets	6,741	2,651
Deferred income taxes	1,828	1,468

Total current assets	97,135	92,011

Non-current assets:
Investments in unconsolidated subsidiary and affiliates	346	2
Long term investments	46	32
Fixed assets – net	18,040	17,860
Intangible assets	4,390	561
Goodwill	32,012	28,206
Long term receivables and loan receivable from unconsolidated affiliates	8,802	4,957
Deposits and other assets	294	262
Deferred income taxes	676	533

Total non-current assets	64,606	52,413

Total assets	161,741	144,424

	As at 31 Dec
	2005	2004
	S$’000	S$’000
Current liabilities:
Bank borrowings	2,460	2,526
Accounts payable	11,226	9,858
Payables to related parties	910	951
Accrued expenses and other liabilities	29,998	26,553
Deferred income	7,384	5,594
Current portion of capital lease obligations	317	470
Income tax payable	3,892	4,295

Total current liabilities	56,187	50,247

Non-current liabilities:
Capital lease obligations, less current portion	297	524
Deferred income taxes	1,765	1,554

Total non-current liabilities	2,062	2,078

Minority interest	1,820	1,480

	As at 31 Dec
	2005	2004
	S$’000	S$’000
Shareholders’ equity
Ordinary shares, S$2 par value; authorized 25,000,000 shares, issued and outstanding 13,294,178 and 13,412,247 shares at December 31, 2004 and 2005, respectively	26,824	26,588
Additional paid-in capital	97,939	97,636
Accumulated other comprehensive income	990	1,366
Accumulated deficit	(24,081)	(34,901)
Deferred compensation	—	(70)

Total shareholders’ equity	101,672	90,619

Total liabilities and shareholders’ equity	161,741	144,424
Extracts of the audited financial statements of PacNet Group for the financial year ended 31 December 2005 and the first quarter financial statement announcement of PacNet for the three months ended 31 March 2006 are set out in Appendix II and Appendix III of this Circular, respectively.

(b)	Review of past performance of PacNet

A review of PacNet’s financial performance and position for the last three years ended 31 December 2005 and for the three months ended 31 March 2006 based on the annual reports and the announcement of the unaudited results of the Company, is set out below.

FY2003 versus FY2002

Net Revenues

The Group ended 2003 with total revenues of S$167.5 million, up 6.7% from last year. 2003 was a challenging year typified by weak economic conditions aggravated by war in Iraq and the SARS outbreak. Broadband continued to be the leading segment in terms of revenue growth while dial-up revenues continued to decline. This is the trend observed in Singapore, Malaysia and Australia as users continue to migrate to higher speed broadband services as they become available at affordable prices. On the other hand, in the Philippines, dial-up is still the primary source of Internet access as broadband services are not widely available or affordable.

Dial-up Access. Dial-up revenue for 2003 was S$47.8 million, accounting for 28.5% of total revenues, down from 37.2% in 2002 at S$58.4 million. The Group ended 2003 with 377,700 dial-up subscribers. This was due to continued migration from the Group’s more Internet savvy dial-up customers to higher-speed access i.e. broadband. The increase in the subscribers in the Philippines, India and Thailand was largely from the lower priced prepaid service compared to the traditional post paid dial-up services.

Broadband Access. Broadband revenue for 2003 grew 60.7% to S$66.9 million compared to 2002. As of 31, December 2003, the Group had 58,000 broadband subscribers, a growth of 56.3% from 2002. The strong growth in broadband revenue was principally driven by the increase in broadband subscribers in Singapore, Hong Kong and Australia. For the year ended 31 December 2003, PIAU’s broadband revenue increased 139.3% whilst subscriber base increased more than double to 10,300. For the same period, PacNet improved its broadband revenue by 61.3% to S$29.7 million. Despite intense competition in the broadband market, PIHK, the Group’s second largest revenue contributor, was able to record a healthy broadband revenue growth of 25.7% year-on-year. The increase in broadband revenue from the growth in subscriber base was partially offset by a decrease in revenue as a result of a reduction in broadband average revenue per user (“ARPU”). Competition resulted in downward price pressures, which in turn fueled demand. In terms of revenue mix, broadband revenue contributed 40.0% of the Group’s revenue for 2003, a significant increase from its 26.5% contribution in 2002.

Leased Lines. Leased line revenue for 2003 was S$22.9 million, representing a decline of 11.2% when compared to 2002. Revenues declined largely due to erosion of ARPU. As an indication, PacNet’s monthly ARPU for the fourth quarter of 2003 dropped 6.7% from S$1,720 to S$1,604 year-on-year.

Value-Added Services (“VAS”). VAS includes, amongst others, global roaming, web-hosting, anti-virus solutions, wireless access and data services. VAS revenue grew to S$16.0 million in 2003, representing an increase of 23.3% year-on-year. The increase was largely due to PacNet’s anti-virus service launched in July 2003.

Commission revenues. Commission revenue relates to travel commission generated by the Group’s travel arm — Safe2Travel Pte Ltd (“Safe2Travel”), which is the second largest corporate travel-ticketing agent in Singapore. Safe2Travel applies Emerging Issue Task Force No. 99-19 (“EITF 99-19”) Reporting Revenue Gross as a Principal Versus Net as an Agent, in the recognition of commission revenues. As such, all air-ticketing revenues are recorded at the net amount, i.e. the amount charged to the customer less the amount payable/paid to the airlines. For this year, Safe2Travel earned total commission revenue of S$6.8 million, representing 5.2% of its gross ticket sales of S$130.6 million. Although the commission revenues are recorded net, Safe2Travel’s accounts receivables and payables are recorded at the gross amounts charged to the customer and payable to the airlines, respectively. This partly explains the significant balance of accounts receivable and payables in the Group’s balance sheet relative to its revenues and cost of sales. As of 31 December 2003, Safe2Travel’s gross accounts receivable and accounts payables was S$12.2 million and S$4.7 million, respectively. Commission revenue for 2003 registered a decrease of 24.7% when compared to 2002, this was due to reduced travel caused by the war in Iraq and the SARS outbreak in the first and second quarter of 2003.

Other revenues. Other revenues include interconnect revenue for dial-up traffic terminating into the PacNet’s network, e-commerce revenue, online gaming revenue and system integration revenues. In 2003, other revenues reduced by 23.1%, compared to 2002. This was largely due to a reduction in PacNet’s interconnect revenue and reduction in e-services revenue. The reduction in interconnect revenue was due to the expiry of the interconnect contract between PacNet and SingTel in September 2003.

Cost of Sales and Gross Profit

The Group’s cost of sales consists mainly of ADSL wholesale charges, telecommunications costs in international leased circuits, leased line and monthly charges for the use of telephone lines to the Group’s modem pool. When compared to 2002, cost of sales for 2003 increased 14.3% and gross margin for 2003 declined slightly from 58.8% to 55.9%. This reduction was caused by the shift in revenue mix from higher yield dial-up and leased line business to the lower yield broadband business.

Operating Expenses

Staff Costs. Staff costs as a percentage of gross revenue increased slightly from 29.0% in 2002 to 29.7% in 2003. This was due to annual revisions in salaries and higher stock-based compensation costs. The Group has adopted the disclosure-only provisions of SFAS 123 Accounting for Stock Based Compensation and applies Accounting Principles Board Opinion No. 25 Accounting for Stock Issued to Employees (“APB 25”) and related interpretations in accounting for its employee stock-based compensation plans. The Group has elected to use the intrinsic value method prescribed in APB 25 to account for options issued to employees. For options issued to non-employees under its stock-based compensation plan, the Group has accounted for them as provided under SFAS 123. The fair value of the options granted is estimated using the Black-Scholes option-pricing model. Stock options granted under the 4th tranche of 1999 Stock Option Plan issued after 18 January 2001 are variable accounted for in accordance with EITF 00-23 Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25 and FASB Interpretation No. 44, Issue 31 (“EITF 00-23 Issue 31”). As of 31 December 2003, there are 198,600 outstanding options with an exercise price of US$3.09, which are subject to variable accounting. The total compensation cost for the 4th tranche stock options for the year was S$2.1 million. No compensation costs were recorded for these options in the last year since they had zero intrinsic value then. The Group for the year of 2003 has recognised a total stock-based compensation cost of S$2.4 million compared to 2002 of S$0.4 million. Excluding the effects of stock-based compensation cost, staff costs as a percentage of gross revenues was 28.3% and 28.8% for 2003 and 2002 respectively. Staff productivity also improved as evidenced by the increase in the revenue per employee per quarter from S$38,000 in the fourth quarter of 2002 to S$43,000 in the fourth quarter of 2003. The Group’s staff strength as at year end was 1,025 compared to 1,056 one year ago.

Sales and Marketing Expenses. Sales and marketing expenses for 2003 was S$6.0 million representing an increase of 7.5% compared to 2002. The increase in sales and marketing expenses for the year was mainly due to the increased acquisition efforts for broadband subscriber growth, particularly in Australia. As a percentage of total revenue, the sales and marketing expenses for the year was 3.5% for 2002 and 3.6% for 2003 with a slight increase of only 0.1%.

Other General and Administrative Expenses (“Other G&A”). Other G&A consisted mainly of traveling expenses, office expenses and professional and consultancy fees. For 2003, these were 10.1% of net revenues, compared to 11.7% in 2002.

Depreciation and Amortization. Depreciation and amortization decreased 12.8% for the year ended 31 December 2003, compared to 2002. The reduction is due to lower depreciation charges.

Allowance for Doubtful Accounts Receivables. For the year ended 31 December 2003, allowance for doubtful accounts receivables decreased 21.2% compared to 2002. The decrease was largely due to improvement in credit management.

Other Income (Expenses)

Other income / (expenses) consisted largely of equity in losses of unconsolidated affiliates, net gain in foreign exchange and interest income earned.

Equity in losses of unconsolidated affiliates comprises mainly losses incurred by the Group’s operations in Thailand and India. Compared to 2002, losses from these affiliates for 2003 were reduced by 86.0% due to revenue growth.

Net gain in foreign exchange was mainly due to exchange differences arising from funding of operations in Australia using Singapore dollars. These were largely due to the strengthening of the Australian dollar against the Singapore dollar in 2003.

Cumulative Effect Adjustment

In July 2001, the FASB issued SFAS 143 Accounting for Asset Retirement Obligations (“SFAS 143”), which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and associated asset retirement costs. SFAS 143 applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, the Group will recognize a gain or loss on settlement.

SFAS 143 is effective from 1 January 2003, and the charge for the cumulative effect up to 31 December 2002 recognised by the Group in the first quarter of 2003 was S$0.2 million.

The depreciation and accretion charge for the year ended 31 December 2003 was S$34,000 and S$16,000 respectively. They have been included under “Other General and Administrative Expenses” and “Depreciation and Amortization” respectively.

Net Income

The Group’s full-year net income of S$4.8 million is a marked improvement from a full-year net income of S$2.9 million one year ago. Revenue growth and effective costs management were the main contributors to this improvement. The Group’s full-year net income would have been S$7.4 million, had stock-based compensation and cumulative effect adjustment — net of tax pertaining to asset retirement obligation charge not been accounted for in 2003.

FY2004 versus FY2003

Net Revenues

Net revenue for the year increased by 1.4% compared to last year. This was mainly contributed by the increase in broadband and value added services.

Dial-up Access. Dial-up revenue for the year was S$38.7 million (US$23.7 million), accounting for 22.8% of total revenues, down from 28.5% one year ago at S$47.8 million (US$29.3 million). The Group ended the year with 388,960 dial-up subscribers, a 3.0% improvement from a year ago. As noted in the past trends, the Group’s more Internet savvy dial-up customers continued to migrate to higher-speed access i.e. broadband. The increase in the subscribers in the Philippines was largely from the lower priced prepaid service compared to the traditional post paid dial-up services.

Broadband Access. Broadband revenue for the year rose 19.7% to S$80.1 million (US$49.1 million) compared to last year. As of 31 December 2004, the Group had 66,830 broadband subscribers, a growth of 15.2% over the previous year. The strong growth in broadband revenue was principally driven by the increase in corporate broadband subscribers in Singapore, Hong Kong and Australia. For the year ended 31 December 2004, PacNet Australia’s broadband revenue increased 48.6% whilst subscriber base increased almost double to 17,160. For the same period, PacNet Singapore improved its broadband revenue by 13.3% to S$33.7 million (US$20.6 million). PacNet Hong Kong also recorded a healthy broadband revenue growth of 7.2% for the year compared to last year. The increase in broadband revenue from the growth in subscriber base was partially offset by reduction brought about by decreasing broadband ARPU. In terms of revenue mix, broadband revenue contributed 47.2% of the Group’s revenue for the year, an increase from a 40.0% contribution in 2003. Moving forward, PacNet expects broadband to continue to be the key revenue driver.

Leased Lines. Leased line revenue for the year was S$21.0 million (US$12.9 million), representing a decline of 8.3% when compared to last year. The reduction in consolidated subscriber base was a result of the small-and-medium businesses are turning to more affordable corporate broadband alternatives. In summary, revenues declined largely due to migration from existing leased line to more affordable alternatives and erosion of ARPU.

Value-Added Services (“VAS”). The Group currently provides a variety of VAS. This includes, amongst others, global roaming, web-hosting, anti-virus solutions, wireless access, data services and voice services etc. VAS revenue grew to S$18.4 million (US$11.3 million) this year, representing an increase of 14.5% year-on-year.

Commission revenues. Commission revenues relate to travel commission generated by the Group’s travel arm — Safe2Travel, which is the second largest corporate travel-ticketing agent in Singapore. Safe2Travel applies EITF 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, in the recognition of commission revenues. As such, all air-ticketing revenues are recorded at the net amount, i.e. the amount charged to the customer less the amount payable/paid to the airlines. For this year, Safe2Travel earned total commission revenue of S$6.5 million (US$4.0 million), representing 5.0% of its gross ticket sales of S$130.7 million (US$80.1 million). Although the commission revenues are recorded net, Safe2Travel’s accounts receivables and payables are recorded at the gross amounts charged to the customer and payable to the airlines, respectively. This partly explains the significant balance of accounts receivable and payables in the Group’s balance sheet relative to its revenues and cost of sales. As of 31 December 2004, Safe2Travel’s gross accounts receivable and accounts payables was S$10.3 million (US$6.3 million) and S$3.3 million (US$2.0 million), respectively. Commission revenues for 2004 decreased by 4.0% compared to 2003 mainly due to intense competition faced by the travel industry.

Other revenues. Other revenues include interconnect revenue, e-services revenue, online gaming revenue and system integration revenues. For the year, other revenues reduced by 28.4%, compared to one year ago. This was largely due to a reduction in PacNet Singapore’s interconnect revenue and reduction in e-services revenue. The reduction in interconnect revenue was due to the expiry of the interconnect contract between PacNet Singapore and SingTel in September 2003.

Cost of Sales and Gross Profit

The Group’s cost of sales consists mainly of ADSL wholesale charges, telecommunication costs in international leased circuits, leased line and monthly charges for the use of telephone lines to the Group’s modem pool. When compared to last year, cost of sales for the year increased 3.2% and gross margin for the year declined slightly from 55.9% to 55.1%. The reduction was mainly due to competitive pricing pressure.

Operating Expenses

Staff Costs. Staff costs for the year was flat as compared to the previous year. The Group has adopted the disclosure-only provisions of SFAS 123 Accounting for Stock Based Compensation and applies APB 25 and related interpretations in accounting for its employee stock-based compensation plans. The Group has elected to use the intrinsic value method prescribed in APB 25 to account for options issued to employees. For options issued to non-employees under its stock-based compensation plan, the Group has accounted for them as provided under SFAS 123. The fair value of the options granted is estimated using the Black-Scholes option-pricing model. Stock options granted under the 4th tranche of 1999 Stock Option Plan issued after 18 January 2001 are variable accounted for in accordance with EITF 00-23 Issues Relating to the Accounting for Stock Compensation under APB Opinion No.25 and FASB interpretation No.44, Issue 31 (“EITF 00-23 Issue 31”). As of 31 December 2004, there are 87,500 outstanding options with an exercise price of US$3.09, which are subject to variable accounting. The total compensation cost for the 4th tranche stock options for the year was S$0.2 million (US$0.1 million) as compared to S$2.1 million (US$1.3 million) last year. The total stock-based compensation cost recognized by the Group for the year was S$0.8 million (US$0.5 million) compared to S$2.4 million (US$1.5 million) last year. Excluding the effects of stock-based compensation cost, staff costs as a percentage of gross revenues was 29.0% and 28.3% for this year and last year respectively. The Group’s staff strength including the unconsolidated affiliates as at year-end was 1,119 compared to 1,122 one year ago.
Sales and Marketing Expenses. Sales and marketing expenses for the year was S$5.5 million (US$3.4 million). For the year, sales and marketing expenses showed a decrease of 8.1% compared to last year. This decline is a result of on-going efforts to achieve revenue growth without proportionate increase in sales and marketing expenses.

Other General and Administrative Expenses (“Other G&A”). Other G&A consists mainly of traveling expenses, office expenses and professional and consultancy fees. For the year, other G&A accounted for 9.1% of net revenues, compared to 10.1% one year ago. The Group will continue to monitor this closely to ensure that increase is in line with business growth.

Depreciation and Amortization. Depreciation and amortization decreased 16.3% for the year ended 31 December 2004 compared to last year. The reduction is due to lower depreciation charges.

Allowance for Doubtful Accounts Receivable. For the year ended 31 December 2004, allowance for doubtful accounts receivable decreased 27.6% compared to last year, a result of more effective credit management.

Other Income (Expenses)

Other income / (expenses) consists largely of equity in gains of unconsolidated affiliates, net loss in foreign exchange and interest income earned.

Equity in gain of unconsolidated affiliates was contributed by gain incurred by the Group’s operations in Thailand but offset by the loss in operations in India. Compared to 2003, the Group has recorded a gain in affiliates for the year, an increase of 225.4% due to better results from the affiliates. This trend is expected to continue as these operations mature and grow.

Net loss in foreign exchange was mainly due to exchange differences arising from funding of operations in Hong Kong and the Philippines using Singapore dollars. These are largely due to the weakening of their currencies against the Singapore dollar.

Cumulative Effect Adjustment

In July 2001, the FASB issued SFAS 143 Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and associated asset retirement costs. This statement applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) normal use of the asset. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, the Group will recognize a gain or loss on settlement. SFAS 143 is effective from 1 January 2003, and the charge for the cumulative effect up to 31 December 2002 recognized by the Group in the first quarter of 2003 was S$0.2 million (US$0.1 million).

Extraordinary Item

This relates to a gain arising from the acquisition of the balance of 7.89% shareholding in Pacfusion from the minority shareholder in January 2004 whereby the fair value of the attributable tangible assets acquired is in excess of the cost of acquisition.

Net Income

The Group’s full-year net income of S$10.1 million (US$6.2 million) is a marked improvement from a full-year net income of S$4.8 million (US$3.0 million) one year ago. Revenue growth, effective costs management, better equity profit of associated companies were the main contributors to this improvement. A more effective tax rate across the Group and the extraordinary gain on acquisition of PF’s shares from minority interest also contributed to the improved results.

Liquidity and Capital Resources

As of 31 December 2004, the Group held cash and cash equivalents of S$58.0 million (US$35.5 million). Total cash generated for the year was S$16.2 million (US$10.0 million).

For the year ended 31 December 2004, operating activities generated cash of S$23.4 million (US$14.3 million) as a result of strong operating performance. This was offset by the outflow of S$8.2 million (US$5.0 million) in investing activities, which were mainly acquisition of fixed assets. Cash provided by financing activities amounted to S$1.0 million (US$0.6 million) primarily from the issue of ordinary shares through employees’ exercises of stock options pursuant to PacNet’s employee stock option plan.

FY2005 versus FY2004

Net Revenues

The Group ended 2005 with total net revenues of S$170.4 million (US$102.5 million), grew by 0.4% from last year or S$0.7 million (US$0.4 million). This was mainly contributed by the increase in broadband and value added services.

Dial-up Access. Dial-up revenues for the year were S$29.2 million (US$17.6 million), accounting for 17.2% of total revenues, down from 22.8% one year ago at S$38.7 million (US$23.3 million). The Group ended the year with 278,513 dial-up subscribers, a 28% decline from a year ago. As noted in the past trends, the Group’s more Internet savvy dial-up customers continued to migrate to higher-speed access i.e. broadband.

Broadband Access. Broadband Access revenues for the year were S$84.6 million (US$50.9 million). In terms of revenue mix, broadband revenue contributed 49.7% of the Group’s revenues for the year at S$84.6 million (US$50.9 million), an increase from a 47.2% contribution in 2004.

As of 31 December 2005, the Group had 72,458 broadband subscribers, a growth of 8% over the previous year. The strong growth in broadband revenue was principally driven by the increase in corporate broadband subscribers in Singapore, Hong Kong and Australia. For the year ended 31 December 2005, Pacific Internet Australia’s broadband revenue increased 19.3% whilst subscriber base grew by 34.5% to 23,076. Pacific Internet Hong Kong also recorded a healthy broadband revenue growth of 9.4% for the year compared to last year. For the same period, Pacific Internet Philippines improved its broadband revenue by 29.3% compared to last year.

Leased Line Access. Leased line services are dedicated high-speed connectivity Internet services provided to corporate customers and include a wide array of Internet options that are customized solutions are per customers’ requirements. Leased Line Access revenues for the year were S$22.0 million (US$13.2 million), representing a growth of 4.5% when compared to last year. In terms of revenue mix, Leased Line Access revenues had a healthy contribution of 12.9% of the Group’s revenue for the year. The Group ended the year with 1,789 leased line subscribers, registering a year-on-year growth of 12%.

Value-Added Services (“VAS”). The Group currently provides a variety of VAS. This includes, amongst others, global roaming, web-hosting, anti-virus solutions, wireless access, data services and voice services etc.

Value-Added Services revenues at S$25.4 million (US$15.3 million) for the year, exhibited the highest growth amongst all revenue streams, representing growth of 38.1%, compared to last year. The year-on-year increase in revenue was mainly from services such as wireless access and voice services.

Commission revenues. Commission revenues relate to travel commission generated by the Group’s travel arm — Safe2Travel, which is the second largest corporate travel-ticketing agent in Singapore. Safe2Travel applies EITF 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, in the recognition of commission revenues. As such, all air-ticketing revenues are recorded at the net amount, i.e. the amount charged to the customer less the amount payable/paid to the airlines.

For this year, Safe2Travel earned total commission revenue of S$6.1 million (US$3.7 million), representing a decrease of 6.3% as compared to last year. This was mainly due to intense competition faced by the travel industry.

Although the commission revenues are recorded net, Safe2Travel’s accounts receivables and payables are recorded at the gross amounts charged to the customer and payable to the airlines, respectively. This partly explains the significant balance of accounts receivable and payables in the Group’s balance sheet relative to its revenues and cost of sales. As of 31 December 2005, Safe2Travel’s gross accounts receivable and accounts payables was S$11.1 million (US$6.7 million) and S$3.9 million (US$2.03 million), respectively.

Other revenues. Other revenues include interconnect revenue, e-services revenue, online gaming revenue and system integration revenues.

Other revenues for the year were at S$3.1 million (US$1.8 million), representing decline of 38.8%, compared to last year.

Cost of Sales and Gross Profit Margin

The Group’s cost of sales consists mainly of ADSL wholesale charges, telecommunication costs in international leased circuits, leased line and monthly charges for the use of telephone lines to the Group’s modem pool.

Compared to last year, cost of sales for the year at S$80.3 million (US$48.3 million) increased 5.3% and Gross Profit Margin for the year declined from 55.1% to 52.9%. The reduction was mainly due to competitive pricing pressure.

Operating Costs and Expenses

Staff Costs. Staff costs for the year was flat as compared to the previous year. The Group has adopted the disclosure-only provisions of SFAS 123 Accounting for Stock Based Compensation and applies APB 25 and related interpretations in accounting for its employee stock-based compensation plans. The Group has elected to use the intrinsic value method prescribed in APB 25 to account for options issued to employees. For options issued to non-employees under its stock-based compensation plan, the Group has accounted for them as provided under SFAS 123. The fair value of the options granted is estimated using the Black-Scholes option-pricing model.

Stock options granted under the 4th tranche of 1999 Stock Option Plan issued after 18 January 2001 are variable accounted for in accordance with EITF 00-23 Issues Relating to the Accounting for Stock Compensation under APB Opinion No.25 and EITF 00-23 Issue 31.

As of 31 December 2005, there are 1,125 outstanding options with an exercise price of US$3.09, which are subject to variable accounting. The total compensation cost for the 4th tranche stock options for the year was a reversal of S$0.13 million (US$0.08 million) as compared to a charge of S$0.24 million (US$0.15 million) last year.

The total stock-based compensation cost recognized by the Group for the year, was a reversal of S$0.1 million (US$0.06 million) compared to a charge of S$0.8 million (US$0.5 million) last year. Excluding the effects of stock-based compensation cost, staff costs were 29.5% and 29.0% for this and last year respectively.

The Group’s staff strength including the unconsolidated affiliates as at year-end was 1,075 compared to 1,119 a year ago.

Sales and Marketing Expenses. Sales and marketing expenses for the year were S$4.9 million (US$2.49 million). For the year, sales and marketing expenses showed a decrease of 11.2% compared to last year. This decline is a result of on-going efforts to achieve revenue growth without proportionate increase in sales and marketing expenses.

Other General and Administrative Expenses (“Other G&A”). Other G&A consists mainly of travelling expenses, office expenses and professional and consultancy fees. These expenses for the year at S$15.3 million (US$9.2 million) decreased by 1.3% over last year. For the year, other G&A accounted for 9.0% of net revenues, compared to 9.1% one year ago. The Group will continue to monitor this closely to ensure that increase is in line with business growth.

Depreciation and Amortization. Depreciation and Amortization for the year at S$8.1 million (US$4.9 million) decreased by 9.0% over last year. The reduction is due to lower depreciation charges, on account of more fully depreciated assets.

Allowance for Doubtful Accounts Receivables. For the year ended 31 December 2005, allowance for doubtful accounts receivables at S$1.5 million (US$ 0.9 million), decreased 1.2% compared to last year. This was a resultant of more effective credit management.

Other Income/(Expenses)

Other income/(expenses) consists largely of equity in gains of unconsolidated affiliates, net loss in foreign exchange, interest income earned and others.

Other income for the year at S$3.0 million (US$1.8 million) increased by S$2.5 million (US$1.5 million). The reasons for increase in ‘other income’ are increase in profit from associates company and interest income.

Net Income

The Group’s full-year net income at S$10.8 million (US$6.5 million) grew by 6.8% or S$0.7 million (US$0.4 million).

Liquidity and Capital Resources

As of 31 December 2005, the Group held cash and bank balances of S$59.6 million (US$35.8 million). Total cash generated for the year was S$0.5 million (US$0.3 million).

For the year ended 31 December 2005, operating activities generated cash of S$13.9 million (US$8.3 million). This was offset by the outflow of S$13.5 million (US$8.1 million) in investing activities, which were mainly on account of acquisition of fixed assets and intangible assets. Cash provided by financing activities amounted to S$0.09 million (US$0.05 million).

Three months ended 31 March 2006 versus Three months ended 31 March 2005

Revenue

The Group ended the first quarter of 2006 with net revenues of S$45.0 million (US$27.9 million). Year on year, the increase was 9.7% or S$4.0 million (US$2.5 million). The higher revenues were primarily led by growth in value added services commission revenues and leased line access revenues.

Value-Added Services (“VAS”). The Group currently provides a variety of VAS to cater to the increasing needs of today’s Internet-savvy customers. VAS includes global roaming, web hosting, anti-virus solutions, wireless access, data services, E-commerce and voice services.

VAS revenues for the quarter were S$9.7 million (US$6.0 million), a robust growth of 100.3% when compared to S$4.8 million (US$3.0 million) for the same period in 2005. This growth trend is primarily observed in Australia and Hong Kong country operations led by strong growth in the corporate customer base.

The year-on-year growth in revenues was mainly from other services such as wireless access and voice services. In Australia, growth in VAS and voice revenues are the main contributing factors to the growth of this revenue stream. While in Hong Kong, the growth in VAS revenues is mainly driven by growth in the China business i.e. revenue from cross border connectivity services.

The Group ended the quarter with 25,135 subscribers registering for value added services, achieving a strong year-on-year growth of 77%.

Broadband Access. Currently, the Group provides high-speed and high-capacity broadband access services using the Digital Subscriber Line (“DSL”) technology in six countries – Singapore, Hong Kong, Australia, the Philippines, Malaysia and Thailand.

Broadband Access revenues for the quarter were S$21.0 million (US$13.0 million), a 2.1% increase when compared to S$20.6 million (US$12.8 million) for the same period in 2005.

This quarter, broadband contributed 46.8% of the Group’s revenue, forming the highest contribution to the overall revenue.

The Group ended the quarter with 72,379 broadband subscribers, registering a year-on-year growth of 7%. The growth is more evident in the broadband corporate segment.

Substantial increase in the corporate broadband subscribers during the period was witnessed in Singapore, Australia & Thailand. With the increasing demand for corporate broadband Internet services due to the high-speed bandwidth and its price competitiveness as compared to other traditional offerings such as leased lines, and together with the increasing popularity of high-speed bandwidth multimedia applications, the Group expects demand for broadband services to continue on its upward trend.

Dial-up Access. Dial-up Access revenues for the quarter were S$5.7 million (US$3.5 million), a 29.0% decline when compared to S$8.1 million (US$5.0 million) for the same period in 2005.

Dial-up revenues following a consistent downward trend reflects the continuing strategic shift from volume-based consumer business to higher margin corporate business.

The Group ended the quarter with 259,279 dial-up subscribers, registering a year-on-year decline of 28%. The customer churn is more evident in the dial-up consumer segment. This was a result of the Group’s more Internet savvy dial-up customers continued to migrate to higher speed access such as Broadband access.

Leased Line Access. Leased Line Access revenues for the quarter were S$5.9 million (US$3.7 million), up 13.1% compared to S$5.3 million (US$3.2 million) for the same period in 2005.

The Group ended the quarter with 1,851 leased line subscribers, registering a year-on-year growth of 12.2% respectively.

Commission revenues. Commission revenue relates primarily to travel commission generated by the Group’s travel arm-Safe2Travel, which is the second largest corporate travel-ticketing agent in Singapore.

For this year, Safe2Travel earned total commission revenue of S$1.8 million (US$1.1 million), representing 5.4% of its gross ticket sales of S$33.4 million (US$20.7 million). The net commission revenues represented a year on year and quarter on quarter growth of 29.2% and 47.4% respectively. Special programs held by the business during the period led to the increase in revenues.

Although the commission revenue is recorded net, Safe2Travel’s accounts receivables and payables are recorded at the gross amounts charged to the customer and payables to the airlines, respectively. This partly explains the large balance of accounts receivable and payable in the Group’s balance sheet relative to its revenues and cost of sales.

As of 31 March 2006, Safe2Travel’s gross accounts receivables and accounts payables were S$13.4 million (US$8.3 million) and S$4.7 million (US$2.9 million) respectively.

Other revenues. Other revenues include interconnect revenue, e-services revenue, online gaming revenue, network services and system integration revenues.

Other revenues for the quarter were at S$0.8 million (US$0.5 million).

Cost of Sales

The Group’s cost of sales consists mainly of ADSL wholesale charges, telecommunication costs in international leased circuits, leased lines and monthly charges for the use of telephone lines to the Group’s modem pool.

Cost of sales for the quarter increased 17.9% at S$22.1 million (US$13.7 million) compared to S$18.8 million (US$11.6 million) last year. Gross profit margin was 50.8% in the first quarter of 2006, down from 54.2% in 2005 as the Group faced continued competitive pricing pressure and as it geared up to provide more high-speed Internet access. The increasing focus on value added services also come with a lower gross profit margin.

Staff Costs

Staff costs (inclusive of stock-based compensation costs) for the quarter increased 11.3% at S$13.3 million (US$8.2 million) compared to S$11.9 million (US$7.4 million) in 2005. Quarter on quarter, the costs decreased by 2.4%.

Staff costs before stock-based compensation costs for the quarter were S$12.9 million (US$8.0 million).

Until 31 December 2005, the Group adopted the disclosure-only provisions of SFAS 123 Accounting for Stock-based Compensation and applies APB 25 and related interpretations in accounting for its employee stock-based compensation plans. The Group has elected to use the intrinsic value method prescribed in APB 25 to account for options issued to employees, and options issued to non-employees has accounted for them as provided under SFAS 123. The fair value of the options granted is estimated using the Black-Scholes option-pricing model.

Starting from 1 January 2006, the Group adopted the SFAS No.123R, which was issued by FASB on 16 December 2004. It requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. The fair value of the options granted is estimated using the Black-Scholes option-pricing model.

As permitted by SFAS No. 123R, the Group has elected to apply the “modified prospective” method for the transition, in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No.123R for all shared-based payments granted after the effective date and b) based on the requirements of SFAS No.123 for all awards granted to employees prior to the effective date of SFAS No. 123R that remained unvested on the effective date.

The stock-based compensation cost recognized by the Group for the quarter was a charge of S$427,000 (US$264,300). The corresponding cost was a reversal of S$24,000 (US$14,900) for the last quarter and a reversal of S$128,000 (US$79,200) for the same quarter last year.

Excluding the effects of stock-based compensation cost, staff costs as a percentage of gross revenues were 28.6%, 30.0% and 29.4% for this quarter, last quarter and same quarter last year respectively.

Headcount (excluding associates – India & Thailand) as on quarter ended 31 March 2006 were 921 employees. Revenue per employee for the quarter was S$48,900 (US$30,000).

Sales and Marketing Expenses

Sales and marketing expenses for the quarter were S$1.1 million (US$0.7 million) compared to S$2.1 million (US$1.3 million) in 2005, a decrease of S$1.0 million (US$0.6 million) or 46.9%.

This is in alignment with the focus on the corporate business segment, which requires relatively lower advertising and promotional expenses.

Other General and Administrative Expenses

Other general and administrative expenses consisted mainly of travelling expenses, office expenses and professional and consultancy fees.

For the quarter, these expenses for the quarter increased 9.3% at S$4.0 million (US$2.4 million) compared to S$3.6 million (US$2.2 million) last year. The main reasons for this increase are due to one-time consultancy related expenses in 2006.

Depreciation and Amortization

Depreciation and amortization for the quarter decreased 5.9% at S$1.9 million (US$1.2 million) compared to S$2.0 million (US$1.3 million) last year.

Other income / (expenses)

Other income/(expenses) comprises largely of equity in gain/(losses) of unconsolidated affiliates, net gain in foreign exchange revaluation, interest income earned and others.

Total other income for the quarter at S$0.6 million (US$0.4 million), a year-on-year increase of S$0.3 million (US$0.2 million) is primarily due to the following reasons:

Increase in interest income of S$0.3 million (US$0.2 million) due to higher fixed deposit interest rates this year;

Higher income from unconsolidated affiliates (India & Thailand), an increase of S$0.3 million (US$0.2 million) or 194.6% due to better performance.

Net Income

Net income for the quarter was S$2.4 million (US$1.5 million) compared to S$1.8 million or U$1.1 million last year. This represented robust growth of 32.0% or an increase of S$0.6 million (US$0.4 million).

Higher revenues, increase in operating income, considerable increase in other income (net interest income, higher income from unconsolidated affiliates – India & Thailand and increase in others) and the Group’s cost efficiencies contributed to the strong earnings growth during the quarter.

Liquidity and Capital Resources

As of 31 March 2006, the Group held cash and cash equivalents of S$55.0 million (US$34.0 million).

The Group generated S$1.4 million (US$0.9 million) of cash through operating activities, in the first quarter of 2006. This was offset by the outflow of S$3.7 million (US$2.3 million) in investing activities, which were mainly on account of purchase of additional interest in subsidiaries and acquisition of fixed assets.

Cash provided by financing activities amounted to S$0.9 million (US$0.6 million). The Group received S$0.7 million (US$0.5 million) during the quarter from the issuance of common shares upon the exercise of stock options under the Group’s employee stock option plans. This was offset by repayments on certain bank borrowings of S$1.6 million (US$1.0 million).

Save as disclosed in pages 170 and 171 of Appendix IV to this Circular, there are no significant accounting policies nor any point from the notes of the accounts of the PacNet Group which are of major relevance for the interpretation of the accounts of the PacNet Group referred to in this Circular.

Save as disclosed in page 171 of Appendix IV to this Circular, there is no change in the accounting policy of the PacNet Group which will cause the figures disclosed in this Circular not to be comparable to a material extent.

10.	GENERAL
(a)	All expenses and costs incurred by the Company in relation to the Offer will be borne by the Company.

(b)	KPMG Corporate Finance has given and has not withdrawn its written consent to the issue of this Circular with the inclusion of its letters and the references to it and its name in the form and context in which they appear in this Circular.

(c)	E&Y has given and has not withdrawn its written consent to the issue of this Circular with the inclusion of its letters and the references to it and its name in the form and context in which they appear in this Circular.
11.	DOCUMENTS FOR INSPECTION

Copies of the following documents are available for inspection at the registered office of the Company at 89 Science Park Drive, #01-07, The Rutherford, Singapore 118261 during normal business hours for the period during which the Offer remain open for acceptance:
(a)	the Memorandum of Association and Articles of the Company;

(b)	the annual reports of the Company for FY2004 and FY2005;

(c)	the first quarter financial statement announcement of the Company for the period ended 31 March 2006 as announced by the Company on 16 May 2006;

(d)	the letters of consent referred to in Section 10 on page 115 of this Circular;

(e)	the letter from KPMG Corporate Finance to the Independent Directors of the Company;

(f)	the review report from E&Y on the interim financial information of PacNet for the first quarter and three months ended 31 March 2006; and

(g)	the letter from KPMG Corporate Finance in relation to the unaudited interim financial statements of PacNet for the three months ended 31 March 2006.

APPENDIX II
AUDITED FINANCIAL STATEMENTS OF THE PACNET GROUP
FOR THE FINANCIAL YEAR ENDED 31 DECEMBER 2005
The information in this Appendix II has been reproduced from the annual report of Pacific Internet Limited for the financial year ended 31 December 2005.
Report Of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders
Pacific Internet Limited
We have audited the accompanying consolidated balance sheets of Pacific Internet Limited (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pacific Internet Limited at December 31, 2005 and 2004 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with U.S. generally accepted accounting principles.
As discussed in Note 3 and Note 24 of the consolidated financial statements, in 2003, the Company changed its method of accounting for asset retirement obligations.
ERNST & YOUNG
Singapore
15 February 2006

Consolidated Balance Sheets
(Singapore and U.S. Dollar Amounts in Thousands, except Share Data)

			December 31,
		2004	2005	2005
	Note	S$	S$	US$
ASSETS
Current assets:
Cash and cash equivalents		$57,964	$58,421	$35,134
Fixed deposits with financial institutions	20	—	1,151	692
Accounts receivable, net of allowance for doubtful accounts of S$3,143 and S$3,556 (US$2,139) at December 31, 2004 and 2005, respectively		25,174	28,119	16,911
Receivables from related parties	6	4,413	498	299
Inventories		341	377	227
Prepaid expenses and other current assets	7	2,651	6,741	4,054
Deferred income taxes	19	1,468	1,828	1,099

Total current assets		92,011	97,135	58,416

Non-current assets:
Investments in unconsolidated subsidiary and affiliates	8	2	346	208
Long term investments	9	32	46	28
Fixed assets – net	10	17,860	18,040	10,849
Intangible assets	11	561	4,390	2,640
Goodwill	12	28,206	32,012	19,252
Long term receivables and loan receivable from unconsolidated affiliates	13	4,957	8,802	5,293
Deposits and other assets		262	294	177
Deferred income taxes	19	533	676	407

Total non-current assets		52,413	64,606	38,854

Total assets		$144,424	$161,741	$97,270

See accompanying notes

Consolidated Balance Sheets (continued)
(Singapore and U.S. Dollar Amounts in Thousands, except Share Data)

		December 31,
		2004	2005	2005
	Note	S $	S $	US $
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank borrowings	14,15	$2,526	$2,460	$1,479
Accounts payable		9,858	11,226	6,751
Payables to related parties	16	951	910	547
Accrued expenses and other liabilities	17	26,553	29,998	18,041
Deferred income	18	5,594	7,384	4,441
Current portion of capital lease obligations	22	470	317	191
Income tax payable		4,295	3,892	2,340

Total current liabilities		50,247	56,187	33,790

Non-current liabilities:
Capital lease obligations, less current portion	22	524	297	179
Deferred income taxes	19	1,554	1,765	1,061

Total non-current liabilities		2,078	2,062	1,240

Minority interest		1,480	1,820	1,095
Shareholders’ equity
Ordinary shares, S$2 par value; authorized 25,000,000 shares, issued and outstanding 13,294,178 and 13,412,247shares at December 31, 2004 and 2005, respectively		26,588	26,824	16,132
Additional paid-in capital		97,636	97,939	58,900
Accumulated other comprehensive income		1,366	990	596
Accumulated deficit		(34,901)	(24,081)	(14,483)
Deferred compensation		(70)	—	—

Total shareholders’ equity		90,619	101,672	61,145

Total liabilities and shareholders’ equity		$144,424	$161,741	$97,270

See accompanying notes

Consolidated Statements of Operations and Comprehensive Income
(Singapore and U.S. Dollar Amounts in Thousands, except Share and Per Share Data)

		Year Ended December 31,
		2003	2004	2005	2005

	Note	S$	S$	S$	US$
Revenues
Dial-up access		$47,792	$38,708	$29,247	$17,589
Broadband access		66,918	80,104	84,646	50,906
Leased line access		22,934	21,038	21,978	13,217
Value-added services		16,044	18,364	25,361	15,252
Commission revenue		6,808	6,537	6,122	3,682
Other (1)		6,997	5,008	3,063	1,842

		167,493	169,759	170,417	102,488

Operating costs and expenses
Cost of sales		73,866	76,243	80,263	48,270
Selling, general and administrative expenses	4	72,702	70,998	70,336	42,300
Depreciation		9,612	8,519	7,675	4,616
Amortization of intangible assets		1,021	380	425	255
Allowance for doubtful accounts receivable	23	2,079	1,506	1,488	895

Total operating expenses		159,280	157,646	160,187	96,336

Operating income		8,213	12,113	10,230	6,152

Other income (expense)
Interest income (2)		367	427	1,159	697
Interest expense (2)		(251)	(141)	(147)	(88)
Gain on disposal of quoted investment		69	—	—	—
Equity in (loss) gain of unconsolidated affiliates		(244)	306	669	402
Foreign exchange gain (loss)		549	(425)	(66)	(40)
Others	5	317	347	1,404	844

Total other income		807	514	3,019	1,815

Income before income taxes and minority interest		9,020	12,627	13,249	7,967
Provision for income taxes	19	(3,650)	(3,143)	(2,083)	(1,253)

		5,370	9,484	11,166	6,714
Minority interest		(325)	(97)	(342)	(206)
Cumulative effect adjustment – net of tax	21	(220)	—	(4)	(2)

Net income before extraordinary item		4,825	9,387	10,820	6,506
Extraordinary item – net of tax of S$nil	33	—	743	—	—

		4,825	10,130	10,820	6,506
Other comprehensive income
Foreign currency translation		3,516	77	(350)	(210)
Unrealized gain (loss) (net of income tax of S$7, S$nil and S$nil in 2003, 2004 and 2005 respectively)in available-for-sale securities		22	(23)	(26)	(16)

Comprehensive income		$8,363	$10,184	$10,444	$6,280

See accompanying notes

Consolidated Statements of Operations and Comprehensive Income (continued)
(Singapore and U.S. Dollar Amounts in Thousands, except Share and Per Share Data)

		Year Ended December 31,
		2003	2004	2005	2005

	Note	S$	S$	S$	US$
Net income per share:
Basic – before extraordinary item and accounting change		$0.39	$0.71	$0.81	$0.49
Cumulative effect adjustment		(0.02)	—	—	—
Extraordinary item		—	0.06	—	—

Basic – after extraordinary item and accounting change		$0.37	$0.77	$0.81	$0.49

Diluted – before extraordinary item and accounting change		$0.38	$0.69	$0.81	$0.49
Cumulative effect adjustment		(0.02)	—	—	—
Extraordinary item		—	0.06	—	—

Diluted – after extraordinary item and accounting change		$0.36	$0.75	$0.81	$0.49

Weighted average number of ordinary shares outstanding:
Basic		12,985,036	13,238,793	13,339,896	13,339,896

Diluted		13,249,096	13,429,615	13,384,706	13,384,706

(1) Includes sales to:
former intermediate parent company		172	45	—	—
affiliated companies		590	626	228	137

(2) Includes interest paid to (received from) affiliated company		27	—	(43)	(26)
See accompanying notes

Consolidated Statements of Cash Flows
(Singapore and U.S. Dollar Amounts in Thousands)

		Year Ended December 31,
		2003	2004	2005	2005

	Note	S$	S$	S$	US$
Cash flows from operating activities:
Net income		$4,825	$10,130	$10,820	$6,506
Adjustment to reconcile net cash provided by (used in) operating activities
Equity in loss (gain) of unconsolidated subsidiaries and affiliates		244	(306)	(669)	(402)
Allowance for doubtful accounts receivable		2,079	1,506	1,488	895
Depreciation		9,612	8,519	7,675	4,616
Amortization of intangible assets		1,021	380	425	255
Minority interest		325	97	342	206
(Credit) provision for deferred income taxes		(860)	(123)	15	9
Realized gain on disposal of quoted investment		(69)	—	—	—
Loss on disposal of fixed assets		53	26	53	32
Write-off of fixed assets		26	21	4	2
Amortization (write back) of deferred compensation		2,375	842	(46)	(28)
Cumulative effect adjustment — net of tax		220	—	—	—
Extraordinary item		—	(743)	—	—
Changes in operating assets and liabilities, net of effects from business acquisition and dispositions:
Accounts receivable, net		111	189	(2,523)	(1,517)
Balances with related parties		(5,706)	(111)	354	213
Inventories, net		142	(1)	80	48
Prepaid expenses and other assets		87	820	(3,282)	(1,973)
Accounts payable		770	(3,642)	(506)	(304)
Other payables		552	2,350	(1,392)	(837)
Deferred income		16	3,315	1,790	1,077
Income tax payable		968	141	(753)	(453)

Net cash provided by operating activities		16,791	23,410	13,875	8,345

Cash flows from investing activities:
Acquisition of fixed assets		(5,735)	(8,031)	(7,640)	(4,595)
Acquisition of a subsidiary, net of cash received		(429)	—	(2,124)	(1,277)
Acquisition of minority interest		—	(300)	—	—
Fixed deposit with maturity more than 90 days		—	—	(1,151)	(692)
Proceeds from disposal of fixed assets		153	282	12	7
Proceeds from disposal of short term investment		250	—	—	—
Purchase of quoted equity investment		(63)	—	—	—
Proceeds from disposal of quoted equity investment		299	—	—	—
Purchase of intangible assets		(570)	(156)	(2,607)	(1,568)
Loan to affiliates		(94)	—	—	—

Net cash used in investing activities		(6,189)	(8,205)	(13,510)	(8,125)

See accompanying notes

Consolidated Statements of Cash Flows (continued)
(Singapore and U.S. Dollar Amounts in Thousands)

		Year Ended December 31,
		2003	2004	2005	2005
	Note	S$	S$	S$	US$
Cash flows from financing activities:
Proceeds from bank borrowings		—	14	5	3
Repayment of bank borrowings		(605)	(132)	(71)	(43)
Repayment of capital lease obligations		(840)	(465)	(502)	(302)
Repayment of loan from affiliates		(4,250)	—	—	—
Proceeds from issuance of ordinary shares		1,329	1,618	656	395

Net cash (used in) provided by financing activities		(4,366)	1,035	88	53

Net increase in cash and cash equivalents		6,236	16,240	453	273

Cash and cash equivalents at beginning of year		35,179	41,905	57,964	34,859

Effect of exchange rate changes on cash and cash equivalents		490	(181)	4	2

Cash and cash equivalents at end of year		$41,905	$57,964	$58,421	$35,134

Supplemental disclosure of cash flow information:

Cash paid during the year for interest		$242	$134	$136	$82

Cash paid for income taxes		3,012	3,261	2,755	1,657
See accompanying notes

Consolidated Statements of Changes in Shareholders’ Equity
(Singapore and U.S. Dollar Amounts in Thousands, except Share Data)

					Accumulated
			Additional		other		Total
	Ordinary		paid-in	Accumulated	comprehensive	Deferred	shareholders’
	shares	Amount	capital	deficit	(loss) income	compensation	equity
	Singapore $
Balance at January 1, 2003	12,815,066	25,631	92,741	(49,856)	(2,226)	(382)	65,908

Net income	—	—	—	4,825	—	—	4,825
Issue of shares through the exercise of share options	219,625	438	891	—	—	—	1,329
Deferred compensation relating to options	—	—	2,101	—	—	(2,101)	—
Amortization of deferred compensation	—	—	—	—	—	2,375	2,375
Net unrealized gain (net of income tax of S$7) in available-for-sale securities	—	—	—	—	22	—	22
Foreign currency translation	—	—	—	—	3,516	—	3,516

Balance at December 31, 2003	13,034,691	26,069	95,733	(45,031)	1,312	(108)	77,975

Net income	—	—	—	10,130	—	—	10,130
Issue of shares through the exercise of share options	259,487	519	1,099	—	—	—	1,618
Deferred compensation relating to options	—	—	804	—	—	(804)	—
Amortization of deferred compensation	—	—	—	—	—	842	842
Net unrealized loss (net of income tax of S$nil) in available-for-sale securities	—	—	—	—	(23)	—	(23)
Foreign currency translation	—	—	—	—	77	—	77

Balance at December 31, 2004	13,294,178	$26,588	$97,636	$(34,901)	$1,366	$(70)	$90,619

Net income	—	—	—	10,820	—	—	10,820
Issue of shares through the exercise of share options	118,069	236	419	—	—	—	655
Deferred compensation relating to options			(116)	—	—	116	—
Amortization (write back) of deferred compensation	—	—	—	—	—	(46)	(46)
Net unrealized loss (net of income tax of S$ nil) in available-for-sale securities	—	—	—	—	(26)	—	(26)
Foreign currency translation	—	—	—	—	(350)	—	(350)

Balance at December 31, 2005	13,412,247	$26,824	$97,939	$(24,081)	$990	—	$101,672

See accompanying notes

Consolidated Statements of Changes in Shareholders’ Equity
(Singapore and U.S. Dollar Amounts in Thousands, except Share Data)

					Accumulated
			Additional		other		Total
	Ordinary		paid-in	Accumulated	comprehensive	Deferred	shareholders’
	shares	Amount	capital	deficit	(loss) income	compensation	equity
	Singapore $
Balance at January 1, 2003	12,815,066	25,631	92,741	(49,856)	(2,226)	(382)	65,908

Net income	—	—	—	4,825	—	—	4,825
Issue of shares through the exercise of share options	219,625	438	891	—	—	—	1,329
Deferred compensation relating to options	—	—	2,101	—	—	(2,101)	—
Amortization of deferred compensation	—	—	—	—	—	2,375	2,375
Net unrealized gain (net of income tax of S$7) in available-for-sale securities	—	—	—	—	22	—	22
Foreign currency translation	—	—	—	—	3,516	—	3,516

Balance at December 31, 2003	13,034,691	26,069	95,733	(45,031)	1,312	(108)	77,975

Net income	—	—	—	10,130	—	—	10,130
Issue of shares through the exercise of share options	259,487	519	1,099	—	—	—	1,618
Deferred compensation relating to options	—	—	804	—	—	(804)	—
Amortization of deferred compensation	—	—	—	—	—	842	842
Net unrealized loss (net of income tax of S$nil) in available-for-sale securities	—	—	—	—	(23)	—	(23)
Foreign currency translation	—	—	—	—	77	—	77

Balance at December 31, 2004	13,294,178	$26,588	$97,636	$(34,901)	$1,366	$(70)	$90,619

Net income	—	—	—	10,820	—	—	10,820
Issue of shares through the exercise of share options	118,069	236	419	—	—	—	655
Deferred compensation relating to options			(116)	—	—	116	—
Amortization (write back) of deferred compensation	—	—	—	—	—	(46)	(46)
Net unrealized loss (net of income tax of S$nil) in available-for-sale securities	—	—	—	—	(26)	—	(26)
Foreign currency translation	—	—	—	—	(350)	—	(350)

Balance at December 31, 2005	13,412,247	$26,824	$97,939	$(24,081)	$990	—	$101,672

See accompanying notes

Notes to Consolidated Financial Statements
December 31, 2005
(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)
1.	Organization

Pacific Internet Limited (“Pacific Internet” or the “Company”), together with its subsidiaries and associated companies, is an Internet communications service provider in the Asia Pacific region. Incorporated in the Republic of Singapore on March 28, 1995 as Sembawang Media Pte Ltd, it changed its name to Pacific Internet Pte Ltd on March 17, 1998. On November 23, 1998, it was converted to a public company and was listed on NASDAQ on February 5, 1999.

Pacific Internet and its consolidated subsidiaries are hereinafter collectively referred to as the “Group”.

2.	Business acquisitions Singapore

On June 9, 2000, Pacfusion.com Limited (subsequently known as Pacfusion Limited) was incorporated in Bermuda (“Pacfusion”). Pacfusion had an authorized share capital of 262,000,000 shares at par value of US$0.001 each and an issued and paid-up capital of US$64,406.78 divided into 64,406,780 shares of US$0.001 each. In January 2004, the Company acquired 5,084,746 ordinary shares of US$0.001 each, representing a 7.89% equity interest in Pacfusion, from the minority shareholder for S$300 (US$184), in an effort of making Pacfusion a wholly-owned subsidiary. As a result, the Company increased its equity interest in Pacfusion from 92.11% to 100%. On April 12, 2000, Pacfusion.com (Singapore) Pte Ltd was incorporated in Singapore and subsequently changed its name to Pacfusion.com Group Holdings Pte Ltd and then to Pacfusion Group Holdings Pte Ltd and then to Pacific Internet Services Pte Ltd (“PI Services”). PI Services’ principal activities are those of investment holding and electronic commerce and portal business. During 2000, Pacfusion.com (Malaysia) Sdn. Bhd. (subsequently known as Pacfusion (Malaysia) Sdn. Bhd.) (“PF Malaysia”), Pacfusion.com (Australia) Pty Limited (“PF Australia”) and TravelFusion.com Limited (“Travelfusion”) were also incorporated in Malaysia, Australia and Bermuda on April 19, 2000, May 8, 2000 and April 27, 2000, respectively. On March 14, 2000, Pacfusion.com (Thailand) Limited (“PF Thailand”) was incorporated with PI Services holding 49.0% of its issued share capital. The Group also acquired a shell company and renamed it Pacfusion.com (Hong Kong) Limited (“PF Hong Kong”) on March 8, 2000 for a nominal sum.

Safe2Travel.com Pte Ltd (subsequently known as Safe2Travel Pte Ltd) (“Safe2Travel”) was incorporated on April 8, 2000 to acquire the travel and travel related businesses from Safe & Mansfield Travel Group Pte Ltd (“SMTG”) for a purchase consideration of S$10,000. SMTG is an established International Air Transport Association (IATA) accredited travel agency in Singapore with a focus on the corporate travel market since its formation in 1918. In December 2000, an intercompany loan of S$9,962 granted to Safe2Travel by Travelfusion was converted into equity. As a result, Travelfusion increased its interest in Safe2Travel from 85.0% to 92.5%. In September 2004, PI Services acquired 18,462,000 ordinary shares of S$1 each, representing 92.5% equity interest in Safe2Travel, from Travelfusion for S$18,462. As a result, PI Services became the immediate holding company of Safe2Travel.

During 2002, the Group conducted a restructuring exercise on its dormant subsidiaries. PF Hong Kong was deregistered with effect from December 13, 2002.

In December 2003, PF Thailand commenced liquidation.

In February 2004, PF Australia was deregistered. In March 2004, PF Malaysia was officially dissolved under Members’ Voluntary Liquidation.

In December 2004, the Company acquired 2 ordinary shares of $1 each, representing 100% equity interest in PI Services, from Pacfusion for a nominal sum.

On October 14, 2005, TravelFusion.com Limited was officially dissolved under Members’ Voluntary Liquidation.

Notes to Consolidated Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)
2.	Business acquisitions (continued) Australia

On January 19, 2000, Pacific Internet (Australia) Pty Limited (“PIAU”) acquired the business of Kralizec Pty Ltd (“Zeta Internet”) for approximately S$1,396. Zeta Internet is an Internet Service Provider founded in 1985 in Sydney and was one of the first Internet service providers (“ISPs”) to operate in the metropolitan area with the commercialization of the Australian Internet industry in 1994.

On February 1, 2000, PIAU acquired the business of Hub Communications Pty Ltd (“Hub Communications”) for S$536. Hub Communications is an Internet Service Provider established in Brisbane, Australia in 1995 and operated a chain of Internet cafes in Brisbane’s Central Business District.

On April 5, 2000, PIAU acquired Hunterlink Pty Limited (“Hunterlink”) for S$5,915. Hunterlink is an Internet Service Provider based in Newcastle. Hunterlink was acquired for its reliability, customer service and customer base.

On September 15, 2003, PIAU acquired the customer lists of Product Information Services Pty Ltd (“Talent Internet”) for S$315.

On October 31, 2005, PIAU entered into an agreement to acquire the entire equity interest in T3 Communications Partners Pty Ltd (“T3”) and its three subsidiaries, T3 Communications Pty Ltd, T3 Technology Solutions Pty Ltd and T3 Rewards Pty Ltd, for an initial cash payment of S$4,064 and a contingent consideration of up to a maximum of S$2,454 to be made, based on the achievement by T3 of earnings before interest and tax of A$1,000 in the first 12 months subsequent to acquisition. The contingent consideration was included in the initial costs of acquisition based on the guidance of EITF 95-8 Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination.

Acquisition costs capitalized in connection with the acquisition, amounted to S$300. T3 is a specialist voice reseller to the SMB sector and was acquired as its capability in voice allowed PIAU to establish more substantial voice and data bundles and position it as a total communications service provider. These factors contributed to a purchase price in excess of the fair market value of the net tangible and intangible assets acquired, and as a result the Company recorded goodwill in connection with this transaction.

The acquisition of T3 was accounted for using the purchase method of accounting. The purchase price has been allocated to the assets acquired and liabilities assumed based on the estimated fair values at the date of the acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired is recognized as goodwill. The results of operations of T3 were consolidated for the 3 months ending 31 December 2005. A summary of the purchase price allocation as of the acquisition date is as follows:

	S$	US$
Tangible assets
Fixed Assets	342	206
Other current assets	4,807	2,890

Total tangible assets	5,149	3,096

Intangible assets
Customer base	1,633	982
Goodwill	4,063	2,443

Total intangible assets	5,696	3,425

Liabilities assumed
Current liabilities	(3,977)	(2,392)
Non-Current liabilities	(350)	(210)

Total liabilities assumed	(4,327)	(2,602)

Net assets acquired	822	494

     The pattern of economic benefits to be derived from intangible assets is estimated to be 4 years.

Notes to Consolidated Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)
2.	Business acquisitions (continued)

Australia (continued)

The following presents the condensed unaudited pro-forma results of operation of the Group as though the consolidation of T3 had occurred as of the beginning of the period :

	2004	2005	2005
	S$	S$	US$

Revenue	182,910	183,408	110,301

Net income before extraordinary item	9,962	11,322	6,809

Net income after extraordinary item	10,705	11,322	6,809

Net income per share:

Basic — before extraordinary item	0.75	0.85	0.51

Basic — after extraordinary item	0.81	0.85	0.51

Diluted — before extraordinary item	0.74	0.85	0.51

Diluted — after extraordinary item	0.80	0.85	0.51
Hong Kong
The Company first entered the Hong Kong market in June 1996 through the acquisition of a 50.1% interest in Sembawang PacMann Pte Ltd, the holding company of Pacific Supernet Limited (“PSN”). In June 1999, the Company acquired the remaining 49.9% interest in PSN from its minority shareholder, Pacific Media PLC for a consideration of $16,840 and operated in Hong Kong under the name of PSN. On January 3, 2005, PSN formally changed its name to Pacific Internet (Hong Kong) Limited (“PIHK”).
On December 30 2005, PIHK entered into a Cooperation Agreement with a China-based Internet services provider, Zhong Ren Telecom for the formation of an equity joint venture (“EJV”) to market integrated IP communication applications in Southern China. Under the Agreement, PIHK and Zhong Ren Telecom will each hold 50.0% of the equity interest of EJV and each party will make a capital contribution in the amount of RMB 5 million for their respective equity interest. As of 31 December 2005, no capital contribution had been made.
Thailand
On January 5, 2000, Pacific Digiway Limited (“Digiway”), an investment holding company, was incorporated in Thailand. The Company subscribed to 4,900 ordinary shares of Baht 10 each, representing a 49.0% equity interest in Digiway. Digiway in turn held a 26.0% direct equity interest in I.T. Star Company Limited. Digiway also owned 51.0% equity interest in PF Thailand.
In March 2000, the Company completed the acquisition of a 49.0% direct equity interest in I.T. Star Company Limited, which was the holding company of World Net & Services Co., Ltd. (“WNS”), an ISP based in Thailand for S$2,040. Headquartered in Bangkok, WNS had points of presence in Ayuthaya, Chon Buri and Songkha. Subsequently, I.T. Star Company Limited changed its name to Pacific Internet (Thailand) Limited (“PITH”).
On December 19, 2001, Digiway increased its equity interest in PITH from 26.0% to 41.0%. As a result, the Company’s effective interest in PITH was increased from 61.7% to 69.1%.
In July 2003, Digiway purchased 188,176 shares of Baht 100 each, representing a 10.0% equity interest in PITH, from the minority shareholder. As a result, Digiway increased its equity interest in PITH from 41.0% to 51.0%, and the Company’s effective interest in PITH was increased from 69.1% to 74.0%.

Notes to Consolidated Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore and U.S. Dollars except Share Data or unless otherwise indicated)
2.	Business acquisitions (continued)

Philippines

On March 18, 1998, the Company acquired a 40.0% stake in Primeworld Digital Systems, Inc. (subsequently known as Pacific Internet Philippines, Inc.) (“PIPH”), a Philippines corporation that provides Internet access in the Philippines. On July 31, 1999, the Company acquired 40.0% in PW Holding Corporation (“PWC”), a Philippines corporation, which in turn held 56.7% of PIPH. PIPH formally changed its name back to Primeworld Digital Systems, Inc. (“PDSI”) on 17 March 2005.

On March 16, 2001, the Company disposed 8.9% of its equity interest in PDSI for S$201 to an unrelated party, reducing its direct interest in PDSI from 40.0% to 31.1%. With this disposal, the Company owns direct and indirect interests of 31.1% and 22.7% respectively in PDSI. As a consequence of the above changes, the Group ceased equity accounting for its investment in PDSI and consolidated PDSI from that date, as it has met the criteria set out in Note 3, Principles of Consolidation.

India

On October 9, 1998 the Company entered into a non-binding Memorandum of Understanding (“MOU”) with Thakral Brothers (Pte) Ltd (“Thakral Brothers”) to enter into a strategic joint venture for the operation of an Internet-related and ISP business in India (the “India Joint Venture”). On February 5, 1999, Pacific Internet India Private Limited (“PII’) was incorporated in India. On September 30, 1999, the Company acquired a 49.0% equity interest in PII. PII has obtained a nationwide license that allows it to provide public Internet access in any city in India. On February 28, 2001, the Company formally signed a joint venture agreement with an affiliate of Thakral Brothers, Glade Trading Private Limited, which holds the remaining 51.0% equity interest in PII.

On October 5, 2005, the Government of India through the Ministry of Finance (Foreign Investment Promotion Board Unit), granted its approval to the Company to increase its equity interest in PII from 49% to 55% through a further issue of shares. As of December 31, 2005, the Company’s equity interest in PII remains at 49.0% as the increase in equity interest from 49% — 55% had not been effected.

Malaysia

Pacific Internet (Malaysia) Sdn. Bhd. (“PIMY”) was incorporated on March 2, 1999 and commenced operations in the second quarter of 2002. Its principal activity is the provision of Internet access service to corporate customers.

Pursuant to an agreement dated May 26, 2005, the Company disposed of 39% of its equity interest in PIMY to a Malaysian investor. No minority interest has been accounted for by the Group.

All of the above acquisitions were accounted for using the purchase method of accounting. The purchase prices have been allocated to the assets acquired and liabilities assumed based on the estimated fair values at the date of the acquisition. The excess of purchase prices over the estimated fair values of the net assets acquired has been recorded as goodwill. The operating results of these acquisitions are included in the Consolidated Statements of Operations from the date of acquisition. For accounting policy on goodwill, please refer to Note 3.

Notes to the Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore Dollar unless otherwise indicated)
3.	Summary of significant accounting policies

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiaries after elimination of all intercompany balances and transactions. Investments in 20.0% to 50.0% owned affiliates with no controlling interest are accounted for by the equity method.

Where the Company has an indirect ownership of more than 50.0% in its subsidiaries, it will continue to account for these investments using the equity method until it has met the criteria set out by Statement of Financial Accounting Standards (“SFAS”) No. 94 – Consolidation of All Majority-Owned Subsidiaries and Emerging Issues Task Force (“EITF”) 96-16 – Investor’s Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights.

In January 2003, the FASB issued Interpretation No. 46 (revised December 2003) (“FIN 46R”) – Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. FIN 46R provides a new framework for identifying variable interest entities (VIEs) and determining when a company should include the assets, liabilities, non-controlling interests and results of activities of a VIE in its consolidated financial statements and provides guidance related to a company’s initial and subsequent measurement of newly consolidated VIEs. In general, a VIE is a corporation, partnership, limited-liability corporation, trust or any other legal structure used to conduct activities or hold assets that either has: an insufficient amount of equity to carry out is principal activities without additional subordinated financial support; a group of equity owners that are unable to make significant decisions about its activities; or, a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations.

FIN 46R requires a VIE to be consolidated if a party with an ownership, contractual or other financial interest in the VIE is obligated to absorb a majority of the risk of loss from the VIE’s activities, is entitled to receive a majority of the VIE’s residual returns, or both. FIN 46R must be applied to all entities subject to this Interpretation as of March 31, 2004. There was no financial statement impact from the application of this Interpretation.

Accounting records

The Company maintains its records and prepares its statutory financial statements in accordance with the provisions of the Singapore Companies Act and the Singapore Financial Reporting Standards (“FRS”). In previous years up till the financial year ended December 31, 2002, the statutory financial statements of the Company were prepared in accordance with Singapore Statements of Accounting Standard (“SAS”). The transition from SAS to FRS in the financial year ended December 31, 2003 did not result in any significant change in accounting policies. The accounting policies have been consistently applied by the Company and are consistent with those used in the previous years. The Company has obtained waivers from Chief Executive, Accounting & Corporate Regulatory Authority in Singapore from preparing, amongst others, consolidated financial statements prepared in accordance with the FRS.

The accompanying consolidated financial statements differ from the consolidated financial statements that would have been issued for statutory purposes in Singapore if the exemption was not obtained, in that they reflect certain adjustments, not recorded in the Company’s books, which are appropriate to present the consolidated financial position, results of operations and cash flows in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Some examples of the adjustments relate to: (1) capitalization and amortization of goodwill, (2) deferred income taxes, and (3) stock-based compensation.

All dollar amounts included in the financial statements and in the notes herein are Singapore dollars (“S$”) unless designated as U.S. dollars (“US$”).

Notes to the Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore Dollar unless otherwise indicated)
3.	Summary of significant accounting policies (continued)

Foreign currency

The Company, subsidiaries and affiliates consider their respective local currencies as their functional currency and the Singapore dollar as their reporting currency. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are recognized in the Consolidated Statement of Operations when incurred.

The assets and liabilities of subsidiaries are translated into Singapore dollars (“S$”) from their respective functional currencies at the exchange rate at the balance sheet date, and revenues and expenses are translated into S$ at the weighted average exchange rates for the year. Resulting translation adjustments are recorded as a component of Other Comprehensive Income.

The Group’s share of net assets of unconsolidated subsidiary and affiliates are translated into S$ from their respective functional currencies at the exchange rate at the balance sheet date. The Group’s share of the operations of unconsolidated subsidiary and affiliates are translated into S$ from their respective functional currencies at the weighted average exchange rates for the year. Resulting translation adjustments are recorded as a component of Other Comprehensive Income.

The accompanying consolidated financial statement amounts expressed in US$ amounts are included solely for the convenience of the readers and have been translated at S$1.6628 to US$1.00, the approximate exchange rate at December 31, 2005. No representation is made that the S$ amounts could have been, or could be, converted into US$ amounts at that or any other rate.

Cash and cash equivalents

The Group includes in cash and cash equivalents all short-term, highly liquid investments with original maturities of three months or less. Cash equivalents consist principally of investments in interest-bearing demand deposit accounts with financial institutions and are stated at cost, which approximates fair value.

The Group maintains cash and cash equivalents with various financial institutions mainly in Singapore, Hong Kong, Australia, the Philippines and Malaysia. The Group performs periodic evaluation of the relative credit standing of financial institutions that are considered in the Group’s investment strategy.

Long term investments

Long term investments consist of equity securities. These investments are accounted for in accordance with SFAS No. 115 -Accounting for Certain Investments in Debt and Equity Securities. The Group has classified all marketable securities as available-for-sale. Available-for-sale securities are reported at fair value with changes in unrealized gains and losses, net of applicable taxes, recorded in a separate component of shareholder’s equity. Realized gains and losses are included in Other income and expenses and are determined on a specific identification basis. In the event that the carrying value of an investment exceeds its fair value and the decline in value is other-than-temporary, an impairment charge is recorded and a new cost basis for the investment is established. Fair value for investments in public companies are determined using quoted market prices. Fair value for investments in privately-held companies are estimated based upon one or more of the following: pricing models using historical and forecasted financial information and current market rates; liquidation values; and quoted market prices of comparable companies. In order to determine whether a decline in value is other than temporary, the Group evaluates, among other factors: the duration and extent to which the fair value has been less than the carrying value; the financial condition and business outlook of the company, current market conditions and future trends in the investee’s industry and the investee’s relative competitive position within the industry. Other-than-temporary declines in fair value from the original cost are charged to the Consolidated Statement of Operations in the period the loss is established.

Notes to the Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore Dollar unless otherwise indicated)
3.	Summary of significant accounting policies (continued)

Fixed assets

Fixed assets, including equipment under capital leases, are stated at cost and are depreciated or amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the term of the related lease, as follows:

Leasehold improvements	2 - 15 years
Computer equipment and software	2 - 5 years
Furniture and fixtures	3 - 8 years
Office equipment	3 - 6 years
Motor vehicles	5 - 6 years
Telecommunication equipment	9 months
Depreciation of assets under capital lease is included in depreciation expense.
Repair and maintenance costs are charged to expense as incurred, whereas the cost of renewals and betterment that extend the useful life of fixed assets are capitalized as additions to the related assets. Retirement, sale and disposals of assets are recorded by removing the cost and accumulated depreciation from the asset and accumulated depreciation accounts with any resulting gain or loss reflected in the Consolidated Statement of Operations.
Asset retirement obligations
In August 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143 – Accounting for Asset Retirement Obligations. In accordance with SFAS No. 143, the fair value of a liability for an asset retirement obligation to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expenses. If the obligation is settled for other than the carrying amount of the liability, the Group will recognize a gain or loss on settlement.
The Group adopted SFAS No. 143 as of January 1, 2003. The cumulative effect of the change on prior years resulted in a charge to income, net of tax of S$220 (S$0.02 per share), which is included in income for the year ended December 31, 2003.
Concentration of credit risk
The Group provides Internet access, e-commerce, and travel-related services. The Group has thousands of individual customers primarily located in Singapore, Hong Kong, Australia, the Philippines, India, Thailand and Malaysia. The Group performs ongoing credit evaluations of its customers’ financial condition, and generally requires no collateral from its customers. The allowance for doubtful accounts receivable is based upon the expected collectibility of outstanding accounts receivable at the balance sheet date.
Use of estimates
The preparation of the consolidated financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported results of operations during the reporting period. Actual results could differ from those estimates.
Inventory
Inventory consists of the following:-
(i)	Products and equipment parts for resale – they are stated at the lower of cost (calculated on a first-in-first-out basis) or market value.

(ii)	Unused air-tickets and pre-admission tickets – they are stated at the lower of cost or net realizable value. Net realizable value represents the estimated selling price after making allowance for expired tickets.

Notes to the Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore Dollar unless otherwise indicated)
3.	Summary of significant accounting policies (continued)

Accounts receivable, loan receivable and other receivables

Accounts receivable, which generally have 30-90 days terms, are recognized and carried at original invoiced amount less an allowance for any uncollectible amounts. An estimate for doubtful debts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

Loan receivable is recognized and carried at cost less an allowance for any uncollectible amounts.

Services rendered but unbilled at the end of the financial year is recorded as unbilled revenue.

Allowance for doubtful debt

The Group maintains allowances for doubtful accounts for estimated losses resulting from inability of customers to make required payments. The Group reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectibility of individual balances. In evaluating the collectibility of individual receivable balances, the Group considers many factors, including the age of the balance, customer’s historical payment history, their current credit-worthiness and current economic trends. As of December 31, 2004 and 2005, the Group’s allowance for doubtful debts was S$3,143 and S$3,556 (US$2,139), respectively.

Intangible assets

Identifiable intangible assets consist of the following:
(i)	Trademarks, service marks and domain names — The Group has registered certain trademarks, service marks and domain names in the United States Patent and Trademark Office and other jurisdictions. The Group believes the service marks and domain names are of material importance to the Group’s business and are amortized on a straight-line basis generally over a period of 10 – 25 years.

(ii)	License fee — In April 2000, the Company was awarded a Facilities-Based Operator license for a 15-year period, commencing April 1, 2000, which was transferred to a subsidiary in financial year 2004. License fees are amortized on a straight-line basis over its estimated economic life of 5 – 10 years. In 2002, a license to use the Internet messaging server software with estimated useful life of 5 to 10 years was purchased. In 2005, the Company secured the wireless spectrum rights from Infocom Development Authority of Singapore (“IDA”), which is being amortized on a straight-line basis over its estimated life of 10 years.

(iii)	Acquired customer list — Acquired customer list represents capitalization of specific costs incurred for the purchase of customer lists from other ISPs and is amortized on a straight-line basis over a period ranging from 2–5 years.
Annually, the Group reviews, and if necessary, adjusts the carrying value of intangible assets if the facts and circumstances suggest intangible assets may be impaired. If this review indicates the intangible assets may not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the carrying value of intangible assets will be reduced by the estimated shortfall of the discounted cash flows.
Goodwill
Goodwill represents the excess of the purchase price of acquired businesses and companies over the fair value of the net assets acquired.
Under SFAS No. 142, goodwill is deemed to exist if the net book value of a reporting unit exceeds the estimated fair value. Fair value is determined based on the present value of estimated expected future cash flows using a discount rate commensurate with the risk involved.
Government grants
Grants from the government are recognized in the Consolidated Statement of Operations where there is reasonable assurance that the grant will be received and all matching conditions will be complied with.

Notes to the Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore Dollar unless otherwise indicated)
3.	Summary of significant accounting policies (continued)

Revenue Recognition

Revenue from the provision of Internet access services and e-commerce services are recognized in the period the service is rendered in accordance with Staff Accounting Bulletin, SAB 104 — Revenue Recognition in Financial Statements. Allowance for discounts is made when the related revenue is recognized. The corresponding cost is recognized when incurred.

The Group presently does not provide refunds to dial-up, broadband or leased line subscribers. Registration and activation fees are payable at the time applications are processed. Revenues generated from such fees are deferred and amortized over the estimated average life of a subscriber relationship of one year. The fees deferred and not yet amortized are shown on the Group’s Consolidated Balance Sheet as “Deferred income”. Revenues are recorded for monthly charges (which include a certain number of “free hours”) and for hours-used in excess of such “free hours”. The corresponding cost is recognized when incurred. Free months are offered in connection with referral programs or promotional discounts. Because these free months are usually given without a contract at the beginning of a subscription period, no revenue is recognized during the free months as the customer’s continuance is not assured. In 2002, the Group has adopted EITF 01-09 — Accounting for Consideration Given by Vendor to a Customer or a Reseller of the Vendor’s Products. While the Task Force did not reach a consensus on the classification of the expense associated with free products, the SEC Observer indicated that the SEC staff believes that the expense should be classified as cost of sales.

Revenue for pre-paid cards is recognized based on usage hours. In the event that such usage hours cannot be determined or reasonably estimated, revenue is deferred and recognized upon expiration of the pre-paid cards. The corresponding cost is recognized when incurred.

Commission revenues are generated from services rendered for arrangement of air travel, hotel rooms, car rental, vacation packages and cruises. Commission revenues are recognized upon completion of the arrangement service.

The Group enters into fixed-price, long-term contracts for the installation and commissioning of Internet and intranet systems. Revenues from such contracts are recognized on the percentage-of-completion method as measured by the costs incurred to date as a percentage of the total contracts’ estimated cost. The corresponding cost is recognized when incurred. Provisions for estimated losses on uncompleted contracts are recognized in the period in which such losses are determined.

The Group provides website application and development services that include multiple element arrangements, which may include any combination of hardware, services or software. These arrangements and stand-alone software arrangements may also involve any combination of software maintenance, software technical support or unspecified software upgrades. When some elements are delivered prior to others in an arrangement, revenue is deferred until the delivery of the last element unless there is all of the following:
•	Objective evidence of fair value of the undelivered elements, which is the price charged by the Group to an external customer for the same element when such element is sold separately.

•	The undelivered elements do not affect the quality of use or value to the customer of the delivered elements. An element has been delivered.
In November 2002, the EITF reached a consensus on Issue No. 00-21 — Revenue Arrangement with Multiple Deliverables. Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provision of Issue No. 00-21 applied to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. On June 15, 2003, the Group adopted Issue No. 00-21 and the impact of the adoption did not have material effect on the Group’s Consolidated Balance Sheet, Statement of Operations or Statement of Cash Flows.
Advertising
Advertising costs, primarily advertisements through mass media and billboards, are expensed when incurred. Advertising expense for the years ended December 31, 2003, 2004 and 2005 were S$5,000, S$4,280 and S$3,194 (US$1,921), respectively.

Notes to the Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore Dollar unless otherwise indicated)
3.	Summary of significant accounting policies (continued)

Per share data

Earnings per share is computed in accordance with SFAS No. 128 — Earnings per Share. Under SFAS No. 128, earnings per share is calculated using the weighted average number of Ordinary Shares outstanding during the year.

	December 31,
	2003	2004	2005
Weighted average shares outstanding-basic	12,985,036	13,238,793	13,339,896
Effect of dilutive stock options	264,060	190,822	44,810

Shares used for diluted earnings per share	13,249,096	13,429,615	13,384,706

Fair value of financial instruments
The carrying amounts of cash and cash equivalents, fixed deposits with financial institutions, accounts receivable, prepaid expenses and other assets, accounts payable, accrued expenses and other liabilities approximate fair value because of the short maturity of these instruments.
The aggregate net fair value of capital lease obligations of the Company which are not carried at fair value in the Consolidated Balance Sheet as at December 31, 2005 is $614 (US$370). The fair values of these capital lease obligations are estimated using discounted cash flow analysis, based on their effective interest rates.
The carrying amount of the bank borrowings issued pursuant to the Group’s bank credit agreement approximates fair value due to its short-term maturity.

Notes to the Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore Dollar unless otherwise indicated)
3.	Summary of significant accounting policies (continued)

Stock-based compensation plans

The Group has adopted the disclosure-only provisions of SFAS No. 123 — Accounting for Stock Based Compensation (“SFAS No. 123”) and applies Accounting Principles Board Opinion No. 25 — Accounting for Stock Issued to Employees (“APB No. 25”) and related interpretations in accounting for its employee stock-based compensation plans. For options issued to non-employees under its stock-based compensation plan, the Group has accounted for them as provided under SFAS No. 123. The fair value of the options granted is estimated using the Black-Scholes option-pricing model. The compensation cost is amortized over the vesting period of the options.

If the Company elected to recognize compensation costs for all plans based on the fair value of the options at the grant dates, consistent with the method prescribed by SFAS No. 123, net loss and loss per common share would have been different as the pro forma amounts indicate below:

	December 31,
	2003	2004	2005	2005
	S$	S$	S$	US$

Net income, as reported	4,825	10,130	10,820	6,506

Add(Deduct): Stock-based compensation expense included in reported net income, net of related tax effects	2,375	842	(109)	(66)

Deduct: Total stock based compensation expense determined under fair value based method of all awards, net of related tax effects	(1,678)	(5,041)	(2,464)	(1,482)

Pro forma net income	5,522	5,931	8,247	4,958

Basic net income per share

As reported	0.37	0.77	0.81	0.49

Pro forma	0.43	0.45	0.62	0.37

Diluted net income per share

As reported	0.36	0.75	0.81	0.49

Pro forma	0.42	0.45	0.62	0.37
The effect of applying SFAS No. 123 for recognizing compensation expense and providing pro-forma disclosures are not likely to be representative of the effects on reported net income for future years.

Fair values of options used to compute pro forma net income and net income per common share disclosures were determined using the Black-Scholes Option Pricing Model with the following assumptions:

				Expected
			Risk-free	holding period
			interest rate	(weighted
		Expected	(weighted	average in
The Company	Dividend yield	Volatility	average in %)	years)

1998 Employee Share Option Plan	0%	155.18%	4.85%	2.94

1999 (1st tranche) Share Option Plan	0%	155.18%	5.84%	2.94

1999 (2nd tranche) Share Option Plan	0%	140.00%	6.35%	2.77

1999 (3rd tranche) Share Option Plan	0%	140.09%	4.79%	2.94

1999 (4th tranche) Share Option Plan	0%	147.02%	4.27%	2.94

1999 (5th tranche) Share Option Plan	0%	134.94%	1.85%	2.76

1999 (6th tranche) Share Option Plan	0%	129.55%	1.56%	2.76

1999 (7th tranche) Share Option Plan	0%	116.37%	4.44%	1.76

Notes to the Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore Dollar unless otherwise indicated)
3.	Summary of significant accounting policies (continued)

Stock-based compensation plans (continued)

The table below summarized the weighted average fair value and exercise price of the stock options granted during the year.

	2003	2004	2005	2005
	S$	S$	S$	US$
Weighted average grant-date fair value of stock options granted during the year:
Where exercise price is higher than market price	7.80	12.06	6.02	3.62

Weighted average exercise price of stock options granted during the year:
Where exercise price is higher than market price	11.22	16.92	10.69	6.43
4. Selling, general and administrative expenses
     Selling, general and administrative expenses comprise the following :

	December 31,
	2003	2004	2005	2005
	S$	S$	S$	US$
Payroll and related staff costs	$49,759	$50,016	$50,170	$30,172
Sales and marketing expenses	5,950	5,467	4,855	2,920
Traveling expenses	1,272	1,292	1,412	849
Office expenses	11,632	10,201	9,918	5,965
Professional and consultancy fees	1,390	2,186	1,694	1,019
Others	2,699	1,836	2,287	1,375

	$72,702	$70,998	$70,336	$42,300

Included in professional and consultancy fees is consultancy fees paid or payable to a Director-related company of S$58, S$72 and S$24 (US$14) for the years ended December 31, 2003, 2004 and 2005, respectively.

Defined contribution costs, which are included in payroll and related staff costs, are S$3,507, S$2,698 and S$2,339 (US$1,407) for the years ended December 31, 2003, 2004 and 2005, respectively.
5.	Others
Others comprise the following :

	December 31,
	2003	2004	2005	2005
	S$	S$	S$	US$
Loss on disposal of fixed assets	$(53)	$(26)	$(53)	$(32)
Miscellaneous income	370	373	1,457	876

	$317	$347	$1,404	$844

Notes to the Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore Dollar unless otherwise indicated)
6. Receivables from related parties

	December 31,
	2004	2005	2005
	S$	S$	US$
Receivable from former intermediate parent company
SembCorp Industries Ltd	$262	—	—

Receivable from unconsolidated subsidiary
Pacific Internet (Thailand) Limited	1,080	—	—

Receivable from affiliates
Pacific Internet India Private Limited	1,687	—	—
World Net & Services Co, Ltd.	772	468	281
Others	612	30	18

	$4,413	$498	$299

As of December 31, 2004 and 2005, the amounts receivable from related parties included amounts of S$619 and S$30 (US$18) from the sale of goods and services respectively.

The amount receivable from PITH relates to the loan to PITH and payments made by the Company on their behalf. As of December 31, 2005, the amount was reclassified to non-current assets as the repayment period was more than a year.

The amount receivable from PII and WNS relates to payments made by the Company on their behalf. As of December 31, 2005, the amount receivable from PII was reclassified to non-current assets as the repayment period was more than a year.

The amount receivable from affiliates — others mainly relates to sale of air-tickets and provision of Internet access services.

The above receivables are payable upon demand and interest-free, except for the loan to PITH, which bears interest of 2% (2004: 2%) per annum.

7.	Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of the following:

	December 31,
	2004	2005	2005
	S$	S$	US$
Deposits	$481	$3,018	$1,815
Prepaid expenses	1,579	2,622	1,577
Recoverable from third parties	254	745	448
Other assets	337	356	214

	$2,651	$6,741	$4,054

Notes to the Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore Dollar unless otherwise indicated)
8.	Investments in unconsolidated subsidiary and affiliates

On January 5, 2000, Digiway, an investment holding company, was incorporated in Thailand. The Company subscribed to a 49.0% equity interest in Digiway, which in turn held a 26.0% equity interest in PITH. From March 2000 to December 19, 2001, the Company effectively owned 61.7% interest in PITH, comprising a 49.0% direct equity interest and 12.7% indirect interest via Digiway. On December 19, 2001, Digiway increased its equity interest in PITH to 41.0%. As a result, the Company’s effective interest in PITH was increased to 69.1%. In July 2003, Digiway purchased 188,176 shares of Baht 100 each, representing a 10.0% equity interest in PITH from the minority shareholder. As a result, Digiway increased its equity interest in PITH from 41.0% to 51.0%, and the Company’s effective interest in PITH was increased from 69.1% to 74.0%.

The Group will continue to account for PITH using the equity method until it has met the criteria to consolidate the financial statements of PITH under SFAS No. 94 — Consolidation of All Majority-Owned Subsidiaries and EITF 96-16 — Investor’s Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights.

Summarized combined balance sheet and statement of operations for the unconsolidated subsidiary, PITH is presented below:

	December 31,
	2003	2004	2005	2005
	S$	S$	S$	US$
Summarized Statement of Operations Information
Net Sales	$7,725	$11,624	$15,109	$9,086
Gross Profit	2,359	4,533	5,256	3,161
Net (loss) profit	(237)	644	663	399

Summarized Balance Sheet Information
Current assets	$3,180	$4,479	6,055	3,641
Non-current assets	1,723	1,768	2,444	1,470
Current liabilities	6,024	6,683	8,293	4,987
Non-current liabilities	—	16	2	1
On October 9, 1998 the Company entered into a non-binding Memorandum of Understanding (“MOU”) with Thakral Brothers (Pte) Ltd (“Thakral Brothers”) to enter into a strategic joint venture for the operation of an Internet-related and ISP business in India (the “India Joint Venture”). On February 5, 1999, PII was incorporated in India. On September 30, 1999, the Company acquired a 49.0% equity interest in PII. PII has obtained a nationwide license that allows it to provide public Internet access in any city in India. On February 28, 2001, the Company formally signed a joint venture agreement with an affiliate of Thakral Brothers.

As of December 31, 2005 the unamortized difference between the amount at which the investment in PITH was carried and the amount of the Group’s underlying equity in net assets represents goodwill of S$557 (US$335).

Summarized combined balance sheet and statement of operations for the unconsolidated affiliates, namely PWC, PII and Digiway is presented below:

	December 31,
	2003	2004	2005	2005
	S$	S$	S$	US$
Summarized Statement of Operations Information
Net sales	$927	$2,074	$3,075	$1,849
Gross profit	131	949	1,477	888
Net (loss)/profit	(828)	(360)	349	210

Summarized Balance Sheet Information
Current assets	$1,027	$1,347	$1,864	$1,121
Non-current assets	946	379	156	94
Current liabilities	15,579	15,523	15,461	9,298

Notes to the Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore Dollar unless otherwise indicated)
9.	Long term investments

The following table summarizes the Group’s investment in securities, all of which are considered available-for-sale investments.

	December 31, 2005
		Gross	Impairment
		Unrealized	in value of	Carrying	Carrying
	Cost	Loss	investments	Value	Value
	S$	S$	S$	S$	US$
Quoted equity investments	$69	$(23)	$—	$46	$28
Unquoted equity investments	1,454	—	(1,454)	—	—

	$1,523	$(23)	$(1,454)	$46	$28

	December 31, 2004
		Gross	Impairment
		Unrealized	in value of	Carrying	Carrying
	Cost	Loss	investments	Value	Value
	S$	S$	S$	S$	US$
Quoted equity investments	$58	$(26)	$—	$32	$20
Unquoted equity investments	1,454	—	(1,454)	—	—

	$1,512	$(26)	$(1,454)	$32	$20

Unquoted equity investments are accounted for under the cost method. It is not practicable to estimate the fair value of the investment because of the limited information available to the Group and because of the significance of the cost to obtain an outside appraisal. Any impairment in the value of the investments is reported in the Consolidated Statement of Operations in the year the impairment is identified. The impairment analysis is performed based on the specific identification method. These investments generally consist of minority equity interests in a company in related Internet or telecommunication businesses incorporated in the United States of America.

Quoted equity investments are carried at fair value, with any unrealized gains and losses, net of applicable taxes, reported in a separate section of shareholder’s equity. Realized gains and losses are included in the statement of operations and are determined on a specific identification basis. Other than temporary declines in market value from the original cost are charged to the Consolidated Statement of Operations in the period in which the loss occurs. These investments consist of equity interest in a telecommunication company and a bank incorporated in the Philippines. Proceeds from sale of available-for-sale securities in the year ended December 31, 2003, 2004 and 2005 were S$299, nil and nil respectively. The gross realized gain in the year ended December 31, 2003, 2004 and 2005 totaled S$69, nil and nil respectively.

Notes to the Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore Dollar unless otherwise indicated)
10.	Fixed assets — net

Fixed assets consist of the following:

	December 31,
	2004	2005	2005
	S$	S$	US$
Computer equipment and software	$54,596	$59,234	$35,623
Furniture and fixtures	2,029	2,289	1,377
Leasehold improvements	6,099	6,539	3,933
Office equipment	5,354	5,597	3,366
Motor vehicles	131	82	49
Telecommunication equipment	1,717	1,721	1,035
Construction-in-progress	1,155	1,665	1,001

	71,081	77,127	46,384
Less: accumulated depreciation	(53,221)	(59,087)	(35,535)

	$17,860	$18,040	$10,849

Fixed assets that are acquired under capital leases consist of the following:

	December 31,
	2004	2005	2005
	S$	S$	US$
Computer equipment and software	$2,710	$2,641	$1,588
Less: accumulated depreciation	(1,066)	(1,593)	(958)

	$1,644	$1,048	$630

Notes to the Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore Dollar unless otherwise indicated)
11.	Intangible assets

Intangible assets consist of the following:

	December 31,
	2004	2005	2005
	S$	S$	US$
Cost
License fees	$827	$3,165	$1,903
Trademarks, service marks and domain name	208	468	281
Acquired customer list	7,137	8,669	5,214

	8,172	12,302	7,398

Accumulated Amortization
License fees	$(681)	$(854)	$(513)
Trademarks, service marks and domain name	(64)	(71)	(43)
Acquired customer list	(6,866)	(6,987)	(4,202)

	(7,611)	(7,912)	(4,758)

Net Carrying Value
License fees	$146	$2,311	$1,390
Trademarks, service marks and domain name	144	397	238
Acquired customer list	271	1,682	1,012

	$561	$4,390	$2,640

The amortization expense for the year ended December 31, 2005 was S$425 (US$255). The estimated amortization expense for the next five years is as follows:

For the year ending December 31,	S$	US$
2006	$766	$461
2007	760	457
2008	662	398
2009	560	337
2010	254	153
12.	Goodwill

	December 31,
	2004	2005	2005
	S$	S$	US$
Goodwill	$51,757	$55,350	$33,287
Less : accumulated amortization	(23,551)	(23,338)	(14,035)

	$28,206	$32,012	$19,252

Notes to the Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore Dollar unless otherwise indicated)
12.	Goodwill (continued)

The Group reviews goodwill for impairment annually and whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable in accordance with SFAS No. 142. The provisions of SFAS No.142 require that a two-step impairment test be performed on goodwill. In the first step, the fair value of each reporting unit is compared to its carrying value. The reporting units are consistent with the reportable segments identified in Note 27. Fair value of the reporting units is determined using the income approach. Under the income approach, the fair value of a reporting unit is calculated based on the present value of estimated future cash flows. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, goodwill is not impaired and no further testing is required. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, the Group performs the second step, which is determining the implied fair value of the reporting unit’s goodwill, and comparing it to the carrying value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then an impairment loss equal to the difference is recorded. The Group completed the annual impairment test and determined that goodwill is not impaired.

The changes in carrying amount of goodwill for the years then ended are as follows:

	Carrying	Carrying
	Amount	Amount
December 31, 2005	S$	US$
Balance at January 1, 2005	$28,206	$16,963
Arising from acquisition of a subsidiary	4,063	2,443
Translation adjustment	(257)	(154)

Balance at December 31, 2005	$32,012	$19,252

Carrying
Amount
December 31, 2004	S$
Balance at January 1, 2004	$28,903
Arising from acquisition of shares from minority interest	(659)
Translation adjustment	(38)

Balance at December 31, 2004	$28,206

Goodwill attributable to operating segments for the years ended December 31, 2004 and December 31, 2005 are as follows:

	December 31, 2005
	Access	Travel	Consolidated

Balance at January 1, 2004	$20,545	$8,358	$28,903
Arising from acquisition of shares from minority interest	—	(659)	(659)
Translation Adjustment	(38)	—	(38)

Balance at December 31, 2004	20,507	7,699	28,206
Arising from acquisition of a subsidiary
	4,063	—	4,063
Translation Adjustment	(257)	—	(257)

Balance at December 31, 2005	$24,313	$7,699	$32,012

Notes to the Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore Dollar unless otherwise indicated)
13.	Long term receivables and loan receivable from unconsolidated affiliates

Long term receivables and loan receivable from unconsolidated affiliates is unsecured, interest free and not expected to be repaid within one year, except for an amount of S$2,173 (2004: S$2,173) which bears interest at 2% (2004: 2.0% to 7.75%) and is not expected to be repaid within one year.
14.	Banking Facilities

As of December 31, 2004 and 2005, the Group had uncommitted revolving credit facilities, representing short-term loan facilities, overdraft facilities and guarantees from various banks, of S$25,821 and S$26,276 (US$15,802) respectively. The weighted average interest rate was 2.23% per annum. Total unused credit facilities available to the Group as of December 31, 2004 and 2005 were S$16,996 and S$16,772 (US$10,087), respectively.

15.	Bank borrowings

	December 31,
	2004	2005	2005
	S$	S$	US$
Secured	$88	$21	$13
Unsecured	2,438	2,439	1,466

	$2,526	$2,460	$1,479

As of December 31, 2005, bank borrowings of S$21 (US$13) were secured by leasehold improvements and motor vehicles of PDSI with net book values of S$110 (US$66) and S$6 (US$4) respectively. The weighted average interest rate was 9.78% (2004: 9.90%) per annum.
16.	Payables to related parties

	December 31,
	2004	2005	2005
	S$	S$	US$
Payable to former intermediate parent company
SembCorp Industries Ltd	$7	$—	$—

Payable to former immediate parent company
SembCorp Ventures Pte Ltd	96	—	—

Payable to affiliates
Others	848	910	547

	$951	$910	$547

The amount payable to SembCorp Ventures Pte Ltd largely relates to payments made on behalf of a subsidiary. The amount payable to SembCorp Industries Ltd largely relates to payments made on behalf of a subsidiary.

Other payables above are non-trade in nature, interest-free and have no fixed terms of repayment.

Notes to the Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore Dollar unless otherwise indicated)
17.	Accrued expenses and other liabilities

The components of accrued expenses and other liabilities are as follows:

	December 31,
	2004	2005	2005
	S$	S$	US$
Accrued payroll	$5,567	$5,726	$3,444
Accrued operating expenses	16,752	17,605	10,588
Deposits received	2,930	2,814	1,692
Other payables	1,304	3,853	2,317

	$26,553	$29,998	$18,041

Included in other payables of 2005 is an amount of S$2,454 (US$1,476) relating to the contingent consideration for T3. Please refer to Note 2 Business Acquisitions – Australia.
17.	Deferred income
Deferred income consists of the following:

	December 31,
	2004	2005	2005
	S$	S$	US$
Deferred registration and activation fees	$303	$777	$467
Advanced billings	5,291	6,607	3,974

	5,594	7,384	4,441

19.	Income taxes

The Group accounts for income taxes using the liability method under SFAS No. 109 — Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted rates when the differences are expected to reverse.

The components of deferred income taxes are as follows:

	December 31,
	2004	2005	2005
	S$	S$	US$
Deferred tax liabilities:
Fixed assets	$1,521	$1,765	$1,061
Others	33	—	—

	$1,554	$1,765	$1,061

Notes to the Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore Dollar unless otherwise indicated)
19.	Income taxes (continued)

	December 31,
	2004	2005	2005
	S$	S$	US$
Deferred tax assets:
Uncollectible accounts receivable	$689	$748	$450
Fixed assets	63	61	37
Net operating loss and unabsorbed capital allowances carry forward	4,554	3,063	1,842
Others	1,359	1,457	876

	6,665	5,329	3,205
Valuation allowance	(4,664)	(2,825)	(1,699)

	$2,001	$2,504	$1,506

Net deferred tax assets	$447	$739	$445

The net change in the valuation allowance for the years ended December 31, 2003, 2004, and 2005, was an increase (decrease) of S$336, S$(875) and S$(1,839) [US$(1,106)], respectively.

Under Singapore tax law, net operating losses and unabsorbed capital allowances can be carried forward indefinitely to offset future taxable income from the entity that originally generated the loss, subject to the provisions of the Income Tax Act. Under both the Hong Kong and Australian tax laws, net operating losses and unabsorbed capital allowances can also be carried forward indefinitely to offset future taxable income from the entity that originally generated the loss, subject to the provisions of the Inland Revenue Ordinance and Income Tax Assessment Act, respectively. Singapore also has a loss-transfer system of group relief (group relief system). Under the group relief system, a company belonging to a group may transfer its current year unabsorbed trade losses and current year unabsorbed capital allowances to another company belonging to the same group, to be deducted against the assessable income of the latter company. Under the Philippines tax law, net operating losses can be carried forward to offset future taxable income from the entity that originally generated the loss for the three consecutive taxable years immediately following the year of loss, subject to the provision of the National Inland Revenue Code 1997 of the Philippines. Under Malaysia tax laws, net operating losses and unabsorbed capital allowances can also be carried forward indefinitely to offset future taxable income from the entity that originally generated the loss, subject to the provisions of the Malaysia Income Tax Act.

	December 31,
	2003	2004	2005	2005
	S$	S$	S$	US$
Pre-tax income (loss)
Singapore	$7,864	$10,288	$8,143	$4,897
Foreign :
Australia	167	1,158	3,410	2,051
Hong Kong	681	805	719	432
The Philippines	643	210	395	237
Thailand	157	477	491	295
India	(401)	(171)	178	107
Malaysia	(91)	(140)	(87)	(52)

	$9,020	$12,627	$13,249	$7,967

Notes to the Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore Dollar unless otherwise indicated)
19.	Income taxes (continued)

Income tax (expense) credit consists of the following:

	December 31,
	2003	2004	2005	2005
	S$	S$	S$	US$
Current:
Singapore	$(4,262)	$(3,183)	$(1,919)	$(1,154)
Foreign	(106)	(83)	(147)	(88)

	(4,368)	(3,266)	(2,066)	(1,242)

Deferred:
Singapore	$718	$(2)	$(251)	$(151)
Foreign	—	125	234	140

	$718	$123	$(17)	$(11)

	$(3,650)	$(3,143)	$(2,083)	$(1,253)

The reconciliation of tax computed by applying the statutory income tax rate to pre-tax income is:

	December 31,
	2003	2004	2005	2005
	S$	S$	S$	US$
Tax at Singapore Statutory rate of 20.0% (2004: 20.0%, 2003: 22.0%)	$(1,984)	$(2,525)	$(2,650)	$(1,594)
Foreign tax rate differences	(32)	(124)	(330)	(198)
Expenses not deductible for tax purposes	(1,099)	(638)	(312)	(188)
Changes in valuation allowances	341	598	1,319	793
Changes in enacted tax rates	—	—	—	—
Underprovision of tax in prior years	(952)	—	—	—
Others	76	(454)	(110)	(66)

	$(3,650)	$(3,143)	$(2,083)	$(1,253)

The underprovision of tax in prior years of S$952 in 2003 arose from expenses deducted in computing tax in prior years for which the tax authority of Singapore has taken the position in the current financial year that these expenses are not deductible.

20.	Fixed deposits with financial institutions

Fixed deposits with financial institutions relate to fixed deposits with maturity more than 90 days that earn interest at the prevailing short-term deposit rates. The carrying value of bank deposits approximates net fair value due to their short term to maturity.

21.	Cumulative effect adjustment — net of tax

Effective January 1, 2003, the Group adopted the method of accounting for asset retirement obligations in accordance with SFAS No. 143 – Accounting for Asset Retirement Obligations. The charge for the cumulative effect up to December 31, 2002 recognized by the Group was $220. Further details on Accounting for Asset Retirement Obligation can be found in Note 24.

Notes to the Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore Dollar unless otherwise indicated)
22. Leases

	December 31,
	2004	2005	2005
	S$	S$	US$
Current portion of capital lease obligations	$470	$317	$191
Non-current portion of capital lease obligations	524	297	179

	$994	$614	$370

The Company leases its corporate offices under non-cancelable operating leases, which expire in 2006. The Company has the option to extend each of these leases for an additional three years.

Operating leases also include international leased lines with cancelable and non-cancelable leases expiring at various dates by 2007. The lease agreements do not include renewal options.

Future minimum lease payments for capital leases and operating leases with initial or remaining terms of one year or more are as follows as of December 31, 2005.

	Capital Leases		Operating Leases
Year Ended December 31:	S$	US$	S$	US$
2006	$344	$207	$6,987	$4,202
2007	208	125	2,300	1,383
2008	104	63	1,509	908
2009	—	—	198	119
2010	—	—	—	—

Total minimum lease payments	656	395	$10,994	$6,612

Less amount representing interest	(42)	(25)

Present value of net minimum lease payments	614	370
Less non-current portion	(297)	(179)

Current portion of capital lease obligation	$317	$191

Supply contracts for satellite bandwidth of S$2,785 (US$1,675), payable within one year from December 31, 2005 were included in operating leases.

The operating leases expenses of the Group are as follows:-

	December 31,
	2003	2004	2005	2005
	S$	S$	S$	US$
International leased lines	$10,573	$7,195	$6,397	$3,847
Office and equipment rental	4,968	3,708	3,635	2,186
Broadband leases	11,751	17,194	17,160	10,320
Corporate trunk line leases	6,140	5,435	5,300	3,187
Other operating leases	1,939	1,682	1,028	618

	$35,371	$35,214	$33,520	$20,158

Rental payments under operating leases are expensed on a straight line basis over the periods of the respective lease.

Notes to the Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore Dollar unless otherwise indicated)
23. Valuation and qualifying accounts

	Balance at	Charged to	Due to			Balance	Balance
Year Ended	Beginning	Costs and	acquisition of	Deductions	Translation	at End of	at End of
December, 31	of Period	Expenses	subsidiary	write-offs	Difference	Period	Period
	S$	S$	S$	S$	S$	S$	US$
Allowance for doubtful accounts receivable
2003	4,225	2,079	—	(2,561)	(63)	3,680	2,255
2004	3,680	1,506	—	(1,657)	(386)	3,143	1,926
2005	3,143	1,488	229	(1,360)	56	3,556	2,139
24.	Asset retirement obligation

Effective January 1, 2003, the Group adopted the method of accounting for asset retirement obligations in accordance with SFAS No. 143 – Accounting for Asset Retirement Obligations. Previously, the Group had not been recognizing amounts related to asset retirement obligations. The Group recognizes asset retirement obligations in the period in which they are incurred if a reasonable estimate of a fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. A reliable estimate of the market premium risk cannot be made, as this information is not readily available; as such this has been excluded in the computation of the estimate of the fair value of the asset retirement obligations.

The pro forma effects of the application of SFAS No. 143 as if the Statement had been adopted on January 1, 2001 (rather than January 1, 2003) are presented below:

2003
S$
Pro forma amounts assuming the accounting change is applied retroactively net-of-tax:
Net income	$5,045
EPS – basic	0.39
EPS – diluted	0.38
The Group leases various operating facilities in Asia and has renovated the premises as well as installed various fixtures in the premises. According to the lease contract, the Group is legally required to restore the premises back to its original condition at the end of the lease. The Group recognized the fair value of liabilities for asset retirement obligation and capitalized that cost as part of the cost basis of leasehold improvements and depreciates it on a straight line bases over 2 – 5 years. The following table describes all changes to the Group’s asset retirement obligation liability, recorded as part of accrued operating expenses:

	December 31,
	2004	2005	2005
	S$	S$	US$
Balance at beginning of year	$332	$324	$195
Liabilities incurred	—	49	29
Liabilities settled	(22)	(2)	(1)
Translation difference	(1)	—	—
Accretion expense	15	26	16

Balance at end of year	$324	$397	$239

Notes to the Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore Dollar unless otherwise indicated)
24.	Asset retirement obligation (continued)

The pro forma asset retirement obligation liability balances as if SFAS No. 143 had been adopted on January 1, 2001 (rather than January 1, 2003) are as follows:

December 31,
2003
S$
Pro forma amounts of liability for asset retirement obligation at beginning of year:	$327

Pro forma amounts of liability for asset retirement obligation at end of year:	$332
25.	Declaration of dividends

In a general meeting, the Company may, by ordinary resolution, declare dividends but no dividend will be payable in excess of the amount recommended by the directors. Singapore law allows dividends to be paid only out of profits of the Company, determined in accordance with accounting principles generally accepted in Singapore. As the Company is incorporated in Singapore, all dividends declared will be denominated in Singapore currency. The Company has not declared any dividends to date. The amount of the Company’s retained earnings available for distribution was approximately S$9,663 (US$5,811). The Group does not anticipate paying cash dividends in the foreseeable future.

26.	Related party transactions

Prior to May 1999, the Company was a 74.99% owned subsidiary of SembCorp Ventures Pte Ltd (formerly known as Sembawang Ventures Pte Ltd). The Company’s intermediate parent companies at that point in time were Sembawang Corporation Ltd and SembCorp Industries Ltd.

In May 1999, the parent company, SembCorp Ventures Pte Ltd, diluted their shareholdings from 54.6% to 41.8%. Since then, SembCorp Ventures Pte Ltd and SembCorp Industries Ltd are considered as the former immediate parent company and former intermediate parent company, respectively. During the year ended December 31, 2003, SembCorp Ventures Pte Ltd further diluted their shareholdings in the Company from 41.8% to 30.8%. During the year ended December 31, 2004, SembCorp Ventures Pte Ltd further diluted their shareholdings in the Company from 30.8% to 29.2%.

In July 2005, Kingsville Capital Limited, completed its acquisition of SembCorp Ventures Pte Ltd’s entire shareholding in the Company. Kingsville Capital Limited represents a group of investors put together by Titan Capital Pte Ltd, an investment and financial advisory firm incorporated in Singapore. On September 29, 2005, Vantage Corporation Limited announced that it had entered into a sale and purchase agreement with Kingsville Capital Limited to acquire its entire equity interest of 28.6% in the Company for an aggregate consideration of US$30.5 million. As at December 31, 2005, completion of the transaction had not occurred.

For the year ended December 31, 2005, the Company provided a loan amounting to S$210 to associated companies.

For the years ended December 31, 2003, 2004 and 2005, the Company provided Internet Access and related services amounting to S$172, S$45 and S$ nil (US$nil) respectively, to its former intermediate parent company.

For the years ended December 31, 2003, 2004 and 2005, Safe2Travel provided travel-related services amounting to S$155, S$159 and S$149 (US$89) respectively, to the Group’s former intermediate parent company and other affiliated companies.

For the years ended December 31, 2003, 2004 and 2005, consultancy fees paid or payable by Safe2Travel amounted to S$58, S$72 and S$27 (US$16) respectively, to a Director-related company.

Notes to the Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore Dollar unless otherwise indicated)
27. Segment reporting
In accordance with SFAS No. 131 — Disclosures about Segments of an Enterprise and Related Information, certain information should be disclosed based on the financial information management analyzes for making operating decisions and assessing performance. The Group operates in three reportable segments as each of these segments offer different products and services:
o	Internet Access and Internet Services

o	e-Commerce Services

o	Travel-related Services
Internet Access and Internet Services (“Access”). This segment includes all Internet access services such as dial-up, leased lines, broadband, value added services and all other Internet access-related services.
e-Commerce Services (“e-Commerce”). This segment includes e-commerce services, website content and community related services as well as application development services.
Travel-Related Services (“Travel”). This segment includes services provided by a “brick-and-mortar” travel agent, such as air ticketing, tours, hotels and other travel-related services.

				Reconciling
December 31, 2003	Access	e-commerce	Travel	items	Consolidated
Revenue
Unaffiliated customers	$158,970	$1,715	$6,808	$—	$167,493
Intersegment	—	—	11	(11)	—

Total revenues	158,970	1,715	6,819	(11)	167,493
Depreciation & amortization	(9,967)	(442)	(224)	—	(10,633)
Other operating expenses	(140,753)	(2,162)	(5,743)	11	(148,647)
Interest income	316	2	49	—	367
Interest expense	(251)	—	—	—	(251)
Equity in (loss) profit of unconsolidated affiliates	(460)	216	—	—	(244)
Other non-operating income	602	55	278	—	935
Income tax expenses	(3,396)	—	(254)	—	(3,650)
Minority interest	(244)	(15)	(66)	—	(325)
Cumulative effect adjustment	(167)	(14)	(39)	—	(220)

Segment P&L	$4,650	$(645)	$820	$—	$4,825

Total assets	$100,169	$5,047	$27,524	$—	$132,740

Expenditures for long-lived assets	$6,021	$16	$39	$—	$6,076

Notes to the Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore Dollar unless otherwise indicated)
27. Segment reporting (continued)

				Reconciling
December 31, 2004	Access	e-commerce	Travel	items	Consolidated
Revenue
Unaffiliated customers	$162,172	$1,050	$6,537	$—	$169,759
Intersegment	—	—	13	(13)	—

Total revenues	162,172	1,050	6,550	(13)	169,759
Depreciation & amortization	(8,517)	(309)	(73)	—	(8,899)
Other operating expenses	(141,256)	(1,703)	(5,801)	13	(148,747)
Interest income	358	5	64	—	427
Interest expense	(134)	(7)	—	—	(141)
Equity in profit of unconsolidated affiliates	306	—	—	—	306
Other non-operating (expense) income	(77)	(97)	96	—	(78)
Income tax expenses	(3,004)	(2)	(137)	—	(3,143)
Minority interest	(50)	(47)	—	—	(97)
Extraordinary item	743	—	—	—	743

Segment P&L	$10,541	$(1,110)	$699	$—	$10,130

Total assets	$113,830	$4,420	$26,174	$—	$144,424

Expenditures for long-lived assets	$8,134	$—	$37	$—	$8,171

Notes to the Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore Dollar unless otherwise indicated)
27. Segment reporting (continued)

				Reconciling
December 31, 2005	Access	e-commerce	Travel	items	Consolidated
Revenue
Unaffiliated customers	$164,285	$10	$6,122	$—	$170,417
Intersegment	—	—	25	(25)	—

Total revenues	164,285	10	6,147	(25)	170,417
Depreciation & amortization	(7,889)	(161)	(50)	—	(8,100)
Other operating expenses	(145,501)	(392)	(6,219)	25	(152,087)
Interest income	1,024	9	126	—	1,159
Interest expense	(136)	(11)	—	—	(147)
Equity in loss of unconsolidated affiliates	669	—	—	—	669
Other non-operating income	1,089	32	217	—	1,338
Income tax expenses	(1,931)	—	(152)	—	(2,083)
Cumulative effect adjustments	(4)	—	—	—	(4)
Minority interest	(338)	(4)	—	—	(342)

Segment P&L	$11,268	$(517)	$69	$—	$10,820

Total assets	$129,274	$3,685	$28,782	$—	$161,741

Expenditures for long-lived assets	$16,144	$363	$36	$—	$16,543

Inter segment sales and transfers were accounted as if the sales or transfers were to third parties, that is, at current market prices.
The e-commerce and travel segment relate solely to the geographical area of Singapore.

Notes to the Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore Dollar unless otherwise indicated)
27. Segment reporting (continued)

	December 31,
	2003	2004	2005	2005
	S$	S$	S$	US$
Geographical area
Net revenues :

Singapore (a) :
Unaffiliated customers	$87,979	$81,184	$72,038	$43,323
Intercompany	1,386	1,003	458	275

Hong Kong (b) :
Unaffiliated customers	34,012	33,797	35,910	21,596
Intercompany	59	51	40	24

Australia (b) :
Unaffiliated customers	31,921	41,881	50,380	30,298
Intercompany	—	45	140	84

Philippines (b) :
Unaffiliated customers	12,649	11,896	10,864	6,534
Intercompany	102	16	64	38

Malaysia (b) :
Unaffiliated customers	932	1,001	1,225	737
Intercompany	—	—	40	24

	169,040	170,874	171,159	102,933
Elimination	(1,547)	(1,115)	(742)	(445)

	$167,493	$169,759	$170,417	$102,488

Long-lived Assets
Singapore
- Fixed assets, net	$7,606	$7,784	$6,958	$4,185
- Intangibles and goodwill, net	8,654	7,845	10,009	6,019
Hong Kong
- Fixed assets, net	3,498	3,907	5,395	3,245
- Intangibles and goodwill, net	8,160	8,160	8,160	4,908
Australia
- Fixed assets, net	5,130	4,337	4,282	2,575
- Intangibles and goodwill, net	12,327	12,213	17,410	10,470
Philippines
- Fixed assets, net	2,339	1,713	1,307	786
- Intangibles and goodwill, net	565	549	823	495
Malaysia
- Fixed assets, net	171	119	98	58

	$48,450	$46,627	$54,442	$32,741

Net (liabilities)/assets of significant operations outside Singapore
Hong Kong	300	1,073	1,868	1,123
Australia	16,836	18,283	21,008	12,634
Philippines	(945)	(763)	69	41

Notes to the Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore Dollar unless otherwise indicated)
27. Segment reporting (continued)
(a)	Reportable segments of the geographical area of Singapore include Access, Travel and E-commerce segments. Travel and E-commerce segment information have been disclosed in the above table by Reportable Segment. Access segment net revenues for the Singapore geographical area is as follows:

	December 31,
	2003	2004	2005	2005
	S$	S$	S$	US$
Unaffiliated customers	$79,456	$73,597	$65,906	$39,636
Intercompany	1,386	1,003	458	275
(b)	Reportable segment of geographic areas of Hong Kong, Australia, Philippines and Malaysia is Access segment.
28. Licenses
The Group has obtained authorization to use the products of each licensor of software that the Group bundles in its front-end software product provided to subscribers. The particular applications included in the Company’s start-up packages have, when necessary, been licensed, including Microsoft Internet Explorer from Microsoft Corporation (the license is automatically renewed for successive one-year terms), Netscape Navigator from Netscape Communications Corporation (the license is automatically renewed annually), the evaluation version of WinZip from NicoMak Computing, Inc., Adobe Acrobat Reader from Adobe Systems Incorporated (the license is valid unless terminated by licensor), mIRC by MIRC Co. Ltd and WS_FTP from Ipswitch, Inc. (the license is automatically renewed annually).
Historically, any license fees charged to the Group upon enrollment of additional subscribers were generally passed through to subscribers in their start-up fees. However, the Group has increasingly waived start-up fees in Singapore due to competitive pressures and has absorbed the cost of license fees. Microsoft currently does not charge the Group a license fee with respect to the Group’s distribution of Microsoft Internet Explorer; however, there can be no assurance that such arrangement will continue in the future. The Group currently intends to maintain or negotiate renewals of all relevant existing software licenses and authorizations as necessary. The Group may also want or need to license other applications in the future. Other applications included in the Group’s start-up package are shareware that the Group has obtained permission to distribute or that are from the public domain and are freely distributable.
29. Common stock
The Company completed its first and second offerings (collectively known as the “offerings”) of common stock on February 5, 1999 and May 20, 1999, respectively. The Company sold an aggregate of 2,500,000 shares in the offerings and received net proceeds after offerings expenses amounting to approximately S$76,300.
30. Stock option plan
The Group has three fixed stock option plans under which it may grant options to certain employees, directors, officers and consultants of the Group to subscribe for shares within the Group.
The 1998 Employees’ Share Option Plan was established by the Company in November 1998 and became effective upon the Company’s initial public offering. Options to purchase up to 1,500,000 shares were granted, of which 1,498,500 were accepted, at an exercise price equal to the initial public offering price of US$17.00 per share and no amounts applicable thereto are reflected in the Consolidated Statement of Operations. The 1998 Employees’ Share Option Plan expired in financial year 2004.
In November 1999, the Company established the 1999 Share Option Plan. As of December 31, 2005, a total of seven tranches were granted under the aforesaid plan, namely, on November 10, 1999, April 25, 2000, January 10, 2001, April 10, 2001, August 18, 2003, March 25, 2004 and November 7, 2005 respectively. The exercise price is the average of the officially quoted closing price of the Company’s shares on the NASDAQ’s National Market System for the five trading days immediately preceding the date of grant, which was determined to be US$32.48, US$25.60, US$3.60, US$3.09, S$11.22, S$16.92 and S$10.69 (US$6.43) per share for the respective seven tranches. As of December 31, 2005, options to subscribe for an aggregate of 4,059,100 shares have been granted under this plan, of which 3,813,150 were accepted.
As at December 31, 2005, options to subscribe for 768,681 shares under the 1999 Share Option Plan have been exercised by employees. An aggregate of 1,035,729 stock options remains outstanding as of the aforesaid date.

Notes to the Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore Dollar unless otherwise indicated)
30. Stock option plan (continued)
The first and second tranche of options expired during financial year 2004 and 2005, respectively.
The vesting schedule for 1998, 1999 (1st, 2nd, 3rd and 4th tranche) is as follows:
(i)	25% of the Options vested and became exercisable on the first anniversary of the date of grant;

(ii)	an additional 25% of the Options vested and became exercisable on the second anniversary of the date of grant; and

(iii)	the remaining 50% of the Options vested and became exercisable on the third anniversary of the date of grant.
The vesting schedule for 1999 (5th and 6th tranche) is as follows:
(i)	33% of the Options vested and became exercisable on the first anniversary of the date of grant;

(ii)	an additional 33% of the Options vested and became exercisable on the second anniversary of the date of grant; and

(iii)	the remaining 34% of the Options vested and became exercisable on the third anniversary of the date of grant.
During the year, the CAC approved and authorized the acceleration of the vesting date of 5th and 6th tranche to November 8, 2005. The remaining 34% (5th tranche) and 67% (6th tranche) of the Options vested and became exercisable on November 8, 2005.
The vesting schedule for 1999 (7th tranche) is as follows:
(iv)	33% of the Options vested and became exercisable on the date of grant;

(v)	an additional 33% of the Options will vest and become exercisable on the first anniversary of the date of grant; and

(vi)	the remaining 34% of the Options will vest and become exercisable on the second anniversary of the date of grant.
In August 2000, Pacfusion established the 2000 Equity Incentive Plan. Options to subscribe for up to 4,471,800 shares were granted, of which 4,227,000 were accepted, at an exercise price of US$0.59 per share. Options to subscribe for up to 295,800 shares were granted, of which 230,800 were accepted, at an exercise price of US$0.59 per share.
The vesting schedule is as follows:
(i)	25% of the options vested and became exercisable on the earlier of the date which is five years after the grant date and the first date upon which the shares of Pacfusion are listed or approved for listing (the earlier of such dates being the ‘Initial Vesting Date’) of Pacfusion’s shares;

(ii)	an additional 25% of the options vested and became exercisable on the first anniversary of the Initial Vesting Date; and

(iii)	the remaining 50% of the options vested and became exercisable on the second anniversary of the Initial Vesting Date.
During the year, the Board and the CAC authorized the termination of the EIP, with effect March 7, 2005.

Notes to the Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore Dollar unless otherwise indicated)
30. Stock option plan (continued)
Presented below is a summary of the Group’s stock option activity:

				Weighted-
		Exercise		Average
		Price		Exercise
	Shares	Range		Price

Balance, January 1, 2003	1,461,775	US$	3.09 – $32.48	US$	15.38
Granted and Accepted	707,800		S$11.22	S$	11.22
Exercised	(219,625)	US$	3.09 – $3.60	US$	3.48
Forfeited / Cancelled / Expired	(120,425)	US$	3.09 – $32.48	US$	13.39

Balance, December 31, 2003	1,829,525	US$	3.09 – $32.48	US$	13.47
Granted and Accepted	766,000		S$16.92	S$	16.92
Exercised	(259,487)	US$	3.09 – $6.40	US$	3.66
Forfeited / Cancelled / Expired	(870,560)	US$	3.60 – $32.48	US$	20.91

Balance, December 31, 2004	1,465,478	US$	3.09 – $32.48	US$	8.98
Granted and Accepted	279,100		S$10.69	S$	10.69
Exercised	(118,069)	US$	3.09 – $6.40	US$	3.31
Forfeited / Cancelled / Expired	(590,780)	US$	3.60 – $25.60	US$	11.18

Balance, December 31, 2005	1,035,729	US$	3.09 – $10.01	US$	7.68

Presented below is a summary of the Group’s outstanding stock options as of December 31, 2005:

		Options outstanding				Options exercisable
			Weighted-
		Number	Average			Number
		Outstanding	Remaining	Weighted-		Exercisable	Weighted-
		at Dec 31,	Contractual	Average		at Dec 31,	Average
Range of Exercise Prices		2005	Life	Exercise Price		2005	Exercise Price

US$	3.60	36,600	0.03	US$	3.60	36,600	US$	3.60
US$	3.09	1,025	0.27	US$	3.09	1,025	US$	3.09
S$	11.22	324,504	2.63	S$	11.22	324,504	S$	11.22
S$	16.92	394,500	3.23	S$	16.92	394,500	S$	16.92
S$	10.69	279,100	4.84	S$	10.69	92,103	S$	10.69

		1,035,729				848,732

Notes to the Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore Dollar unless otherwise indicated)
30. Stock option plan (continued)
The Group has elected to use the intrinsic value method prescribed in APB No. 25 to account for options issued to employees under its stock-based compensation plans. Accordingly, the difference between the option exercise price and the quoted market price or unquoted valuation price of the Group’s shares on grant date is recognized as compensation cost over the options’ vesting period. Such compensation cost recognized (written back) by the Group in 2003, 2004 and 2005 relating to both the 1999 Share Option Plan and 2000 Equity Incentive Plan was S$2,192, S$616 and (S$154) [US$93)].
During the year ended December 31, 2003, two members resigned from the Board of Directors of the Company. For one of the Directors, in accordance with the terms of the relevant share option plans and his share option agreements, the Compensation & Administrative Committee passed the resolution on May 29, 2003 extending the exercise periods of his unexercised share options for a period of 24 months from his resignation date. During the year ended December 31, 2004, one member resigned from the Board of Directors of the Company. In accordance with the terms of the relevant share option plans and his share option agreements, the Compensation & Administrative Committee passed a resolution on February 19, 2004 extending the exercise periods of his unexercised share options for a period of 24 months from his resignation date.
The Group has accounted for this modification in accordance with FIN 44 — Accounting for Certain Transactions Involving Stock Compensation. Under FIN 44, compensation cost shall be measured as if the outstanding award was newly granted at the date of the change in status and the pro-rated deferred compensation expense arising at the new grant date based on intrinsic value method is recognized.
During the years ended December 31, 2003, 2004 and 2005, 56,000, 59,000 and 27,800 options were granted to non-employees of which 56,000, 59,000 and 27,800 were accepted. In accordance with SFAS No. 123’s fair value method, for the years ended December 31, 2003, 2004 and 2005, compensation cost of S$183, S$226 and S$45 (US$27) were recognized (written back). Fair value was computed using the Black-Scholes Option Pricing Model.
The total stock-based compensation cost recognized (written back) by the Group for the years ended December 31, 2003, 2004 and 2005 were S$2,375, S$842 and (S$109) [(US$66)], respectively.
Stock option awards granted after January 18, 2001 are variable accounted for in accordance with EITF 00-23 – Issues Relating to the Accounting for Stock Compensation under APB Opinion No. 25 and FASB Interpretation No. 44, Issue 31. The total compensation expense recognized (written back) in 2003, 2004 and 2005 in relation to these outstanding options are S$2,129, S$240 and (S$127) [(US$76)].
31. Legal proceedings
Except as mentioned below, the Company is not involved in any material pending legal proceedings.
On December 6, 2001, a class action lawsuit (“IPO Allocation Suit”) was instituted in the United States District Court for the Southern District of New York against the Company and several of the Company’s former directors and officers as well as against the underwriters who handled the Company’s February 5, 1999 initial public offering (“IPO”). The complaint filed with respect to the IPO Allocation Suit alleges violations of the Securities Act of 1933 and the Securities Exchange Act of 1934 and is based primarily on the assertion that there were undisclosed commissions received by the underwriter defendants and agreements or arrangements entered into by the underwriters for additional purchases of the Company’s securities in the aftermarket by selected investors at pre-determined prices. The action seeks damages in an unspecified amount. In April 2002, an amended complaint was filed against the Company. The amended complaint included, amongst others, allegations of price-manipulation in the Company’s IPO as well as its second offering conducted in May 1999.
The Company has been advised by its US counsel that similar class action suits have been filed against about 300 other companies that went public between 1998 and 2001 and that all such cases have been consolidated before a single judge for case management purposes. On July 15, 2002, the Company and the individual defendants, along with the other issuers and their related officer and director defendants, filed a joint motion to dismiss based on common issues. On February 19, 2003, the Court denied the motion to dismiss as to all claims brought against the Company and the individual defendants, except for claims brought against the individual defendants under Section 10(b) of the Securities Exchange Act of 1934, which were dismissed.

Notes to the Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore Dollar unless otherwise indicated)
31. Legal proceedings (continued)
On July 30, 2003, the Litigation Committee of the Board of Directors of the Company approved a Memorandum of Understanding (the “MOU”) reflecting a settlement in which the plaintiffs agreed to dismiss the case against the Company with prejudice in return for the assignment by the Company of claims that the Company might have against its underwriters. No payment to the plaintiffs by the Company was required under the MOU. After further negotiations, the essential terms of the MOU were formalized in a Stipulation and Agreement of Settlement (“Settlement”), which has been executed on behalf of the Company. The settling parties presented the Settlement papers to the Court on June 14, 2004 and filed briefs formally seeking preliminary approval of the proposed Settlement on June 25, 2004. The underwriter defendants, who are not parties to the proposed Settlement, filed a brief objecting to the Settlement’s terms on July 14, 2004. On February 15, 2005, the Court granted preliminary approval of the Settlement conditioned on agreement by the parties to narrow one of a number of provisions in the Settlement intended to protect the issuers against possible future claims by the underwriters. The Litigation Committee of the Board of Directors of the Company re-approved the Settlement with the proposed modifications that were outlined by the Court in its February 15, 2005 Order granting preliminary approval. Approval of any settlement involves a three step process in the district court: (i) a preliminary approval, (ii) determination of the appropriate notice of the settlement to be provided to the settlement class, and (iii) a final fairness hearing. On August 31, 2005, the Court resolved the open issues and entered an order of preliminary approval of the Settlement and set deadlines for mailing of the class notice, publication of the advertisements in various U.S. newspapers and for the class members to exclude themselves from the settlement and to file objections or comments on the settlement. The final fairness hearing for approval of the Settlement has been scheduled for April 24, 2006. Despite the preliminary approval, there can be no assurance that the Court will provide final approval of the Settlement.
The proposed Settlement does not resolve the claims that the plaintiffs have against the underwriter defendants and the litigation between those parties is proceeding. Due to the large number of cases consolidated into the IPO litigation, the Court, as a case management device, ordered the plaintiffs and underwriters to select from the approximately 300 consolidated cases “focus cases” intended to present a representative sample of parties and issues. Six focus cases were chosen for the class certification stage. On October 13, 2004, the Court certified classes in each of the six class certification focus cases. The underwriter defendants have sought review of that decision.
The plaintiffs and underwriters have chosen additional focus cases for purposes of the discovery phase. The underwriter defendants selected the Company as a merits focus case. As a result, among other things, the Company has been, and will be, subject to discovery obligations that non-focus case issuers are not be subject to. However, the selection of the Company as a focus case will not impact its ability to participate in the proposed Settlement.
The Company believes that it and the individual defendants have meritorious defenses to the claims made in the complaints and, if the Settlement is not approved by the Court, intends to contest the lawsuit vigorously. However, the litigation remains at a preliminary stage. Due to the inherent uncertainties of the lawsuit, the Company cannot accurately predict the ultimate outcome of the lawsuit. An unfavorable outcome could have a material adverse effect on the business, financial condition and results of operation of the Company in the period in which the lawsuit is resolved.
The Group is or may be potentially involved in other litigation incidental to its business. Although the outcome of any such litigation is not presently determinable, the resolution of such litigation is not expected to have a material adverse effect on its business. No assurances can be given with respect to the extent or outcome of any such litigation in the future.
32. Guarantees
As of December 31, 2005, the Company has issued the following guarantees to third parties on behalf of its subsidiaries and believes that the risk involved is minimal.
(i)	A corporate guarantee of S$8,300 (US$4,992) (2004: S$8,300) to a bank in respect of banking facilities extended to Safe2Travel amounting to S$8,000 (US$4,811) (2004: S$8,000) of which S$3,273 (US$1,968) (2004: S$3,050) has been utilized.

(ii)	A corporate guarantee of S$1,290 (US$776) to a bank in respect of banking facilities extended to PI HK amounting to S$1,290 (US$776) of which S$645 (US$388) has been utilized.
33. Extraordinary item
This relates to a gain arising from the acquisition of the balance of 7.89% shareholding in Pacfusion from the minority shareholder in January 2004 whereby the fair value of the attributable tangible assets acquired is in excess of the cost of acquisition.

Notes to the Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore Dollar unless otherwise indicated)
34. Subsequent events
On January 11, 2006, the Securities And Exchange Commission, the Philippines, approved of the increase of the authorized capital of PDSI from Sixty Million Pesos (P60,000,000) to One Hundred and Thirty One Million Pesos (P131,000,000). Of the additional authorized capital, a total of Seventeen Million Seven Hundred Fifty Thousand Pesos (P17,750,000) consisting of Seventeen Million Seven Hundred Fifty Thousand (17,750,000) shares were subscribed to and paid-up as follows:

	No. of Shares Subscribed	Amount Subscribed		Amount Paid-Up
Pacific Internet Limited	12,440,800	P	12,440,800	P	3,110,200
PW Holding Corporation	5,309,200	P	5,309,200	P	1,327,300
As a result, the Company increased its equity interest in PDSI from 31.1% to 40%, whereas the equity interest of PW Holding Corporation in PDSI decreased from 56.67% to 50.56%.
On January 25, 2006, Pacfusion Limited was placed into liquidation by way of written resolution of members.
On February 7, 2006, PI Services completed the acquisition of a 7.50% direct equity interest in Safe2Travel Pte Ltd from Asia-Pacific Retail Concepts Pte Ltd for a total consideration of S$972. After the acquisition, PI Services’ total direct equity interest in Safe2Travel Pte Ltd is 99.99%.
The Group is currently evaluating the effects of the above events.
35. Recent accounting pronouncements
On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004) – Share-Based Payment (“SFAS No. 123R”), which is a revision of SFAS No. 123. SFAS No. 123R supercedes APB No. 25 and amends FASB Statement No. 95 – Statement of Cash Flows. Generally, the approach in SFAS No. 123R is similar to the approach described in SFAS No. 123. However, SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.
SFAS No. 123R must be adopted no later than the beginning of the first fiscal year beginning after June 15, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued. The Group expects to adopt SFAS No. 123R on January 1, 2006.
SFAS No. 123R permits public companies to adopt its requirements using one of two methods:
(i)	A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123R that remained unvested on the effective date.

(ii)	A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS No. 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.
The Group is currently evaluating the above methods of adoption.
As permitted by SFAS No. 123, the Group currently accounts for share-based payments to employees using APB No. 25’s intrinsic value method. Accordingly, the adoption of SFAS No. 123R’s fair value method will have a significant impact on the Group’s results of operations, although it will have no impact on the Group’s overall financial position. The impact of adoption of SFAS No. 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Group adopted SFAS No. 123R in prior periods, the impact of that standard would have approximated the impact of SFAS No. 123 as described in the disclosure of pro forma net income and earnings per share in Note 3.

Notes to the Financial Statements (continued)
December 31, 2005
(Amounts presented in thousands of Singapore Dollar unless otherwise indicated)
35. Recent accounting pronouncements (continued)
In March 2005, the FASB issued Interpretation, or FIN, No. 47, Accounting for Conditional Asset Retirement Obligations–an interpretation of FASB SFAS No. 143, Accounting for Asset Retirement Obligations, which clarifies the term “conditional asset retirement obligations” and specifically when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The provisions of FIN No. 47 were effective on December 15, 2005. The adoption of FIN No. 47 did not have a material effect on our consolidated results of operations or financial condition.
In May 2005, the FASB issued FASB Statement No. 154, Accounting Changes and Error Corrections (“SFAS No. 154”). SFAS 154 replaces APB Opinion No. 20 (“APB 20”), Accounting Changes and FASB Statement No. 3, Reporting Accounting Charges in Interim Financial Statements. SFAS No. 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. SFAS No. 154 also provides that a correction of errors in previously issued financial statements should be termed a “restatement.” APB 20 previously required most voluntary changes in accounting principle to be recognized by including in net income at the period of change the cumulative effect of changing to the new accounting principle. In addition, SFAS No. 154 carries forward without change the guidance contained in APB 20 for reporting a correction of an error in previously issued financial statements and a change in accounting estimate. The new standard is effective for accounting changes and correction of errors made after January 1, 2006. The Group does not expect the adoption of SFAS No. 154 to have a material impact on its consolidated financial statements.

APPENDIX III
FIRST QUARTER FINANCIAL STATEMENT ANNOUNCEMENT OF PACNET
FOR THE THREE MONTHS ENDED 31 MARCH 2006
Pacific Internet Limited
Unaudited Consolidated Balance Sheets as of March 31, 2006
With Comparative Amounts from December 31 2005

	31-Dec-05	31-Mar-06	31-Mar-06
	S$’000	S$’000	US$’000
Cash and cash equivalents	58,421	54,990	34,035
Fixed deposit with financial institution	1,151	1,401	867
Accounts receivable — net	28,119	25,937	16,053
Other receivables	9,067	9,467	5,859
Inventories	377	532	329

Total current assets	97,135	92,327	57,143

Investments	392	690	427
Fixed assets and website development costs — net	18,040	18,384	11,378
Goodwill and intangible assets — net	36,402	34,748	21,506
Other non-current assets	9,772	9,805	6,069

Total non-current assets	64,606	63,627	39,380

TOTAL ASSETS	161,741	155,954	96,523

Bank borrowings	2,460	900	557
Accounts payable	11,226	13,214	8,177
Other payables	42,184	35,417	21,921
Current portion of capital lease obligations	317	284	176

Total current liabilities	56,187	49,815	30,831

Capital lease obligations, less current portion	297	239	148
Other non-current and deferred liabilities	1,765	1,645	1,018

Total non-current liabilities	2,062	1,884	1,166

Minority interest	1,820	441	273

Shareholders’ equity
Ordinary shares, S$2 par value	26,824	26,967	16,691
Additional paid-in capital and deferred compensation	97,939	98,741	61,113
Accumulated deficit and other comprehensive income	(23,091)	(21,894)	(13,551)

Total shareholders’ equity	101,672	103,814	64,253

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	161,741	155,954	96,523

Pacific Internet Limited
Unaudited Consolidated Statement of Operations
(In Singapore Dollars)

	Quarter ended			Year Ended Mar, 31
	Dec 31	Mar 31,	Mar 31,
	2005	2005	2006	2005	2006
	S$’000	S$’000	S$’000	S$’000	S$’000
Revenues
Dial up access	6,281	8,060	5,723	8,060	5,723
Broadband access	21,707	20,603	21,044	20,603	21,044
Leased line access	5,915	5,250	5,938	5,250	5,938
Value added services	9,814	4,844	9,702	4,844	9,702
Commission revenues	1,232	1,408	1,818	1,408	1,818
Other revenues	528	871	773	871	773

Total net revenues	45,477	41,036	44,998	41,036	44,998

Operating costs and expenses
Cost of sales	22,682	18,780	22,135	18,780	22,135
Staff costs	13,607	11,930	13,280	11,930	13,280
Sales & marketing	541	2,116	1,123	2,116	1,123
Other general & administrative	3,373	3,615	3,950	3,615	3,950
Depreciation & amortization	2,169	2,024	1,904	2,024	1,904
Allowance for doubtful accounts receivable	326	285	222	285	222

Total operating expenses	42,698	38,750	42,614	38,750	42,614

Operating income	2,779	2,286	2,384	2,286	2,384

Other income (expenses)
Net interest income	375	165	427	165	427
Net gain (loss) on foreign currency	(288)	36	(308)	36	(308)
Gain (Loss) on disposal of fixed assets	11	(48)	7	(48)	7
Equity in gain of unconsolidated affiliates	397	130	383	130	383
Others	1,228	24	94	24	94

Total other income	1,723	307	603	307	603

Income before income taxes and minority interest	4,502	2,593	2,987	2,593	2,987
Provision for income taxes	(4)	(800)	(625)	(800)	(625)

	4,498	1,793	2,362	1,793	2,362
Minority interest in gain of consolidated subsidiaries	(209)	(10)	(28)	(10)	(28)

Income before extraordinary item	4,289	1,783	2,334	1,783	2,334
Cumulative effect adj — net of tax	(4)	—	—	—	—
Extraordinary item	—	—	20	—	20

Net income	4,285	1,783	2,354	1,783	2,354

Net income from continuing operations per share — basic	$0.3196	$0.1341	$0.1750	$0.1341	$0.1750

Net income per share — basic	$0.3196	$0.1341	$0.1750	$0.1341	$0.1750

Net income from continuing operations per share- diluted(1)	$0.3191	$0.1341	$0.1702	$0.1341	$0.1702

Net income per share — diluted(1)	$0.3191	$0.1341	$0.1702	$0.1341	$0.1702

Weighted average number of shares outstanding — basic	13,406,065	13,295,499	13,451,416	13,295,499	13,451,416

Weighted average number of shares outstanding — diluted(1)	13,425,525	13,295,499	13,830,430	13,295,499	13,830,430

(1)	Includes all outstanding options under the Company’s Share Option Plans to the extent the outstanding options are dilutive.

Pacific Internet Limited
Unaudited Consolidated Statement of Operations
(In US Dollars)

	Quarter ended			Year Ended Mar, 31
	Dec 31	Mar 31,	Mar 31,
	2005	2005	2006	2005	2006
	US$’000	US$’000	US$’000	US$’000	US$’000
Revenues
Dial up access	3,887	4,989	3,542	4,989	3,542
Broadband access	13,435	12,752	13,025	12,752	13,025
Leased line access	3,661	3,249	3,675	3,249	3,675
Value added services	6,074	2,998	6,005	2,998	6,005
Commission revenues	763	871	1,125	871	1,125
Other revenues	327	539	478	539	478

Total net revenues	28,147	25,398	27,850	25,398	27,850

Operating costs and expenses
Cost of sales	14,038	11,623	13,700	11,623	13,700
Staff costs	8,422	7,384	8,219	7,384	8,219
Sales & marketing	335	1,310	695	1,310	695
Other general & administrative	2,088	2,237	2,445	2,237	2,445
Depreciation & amortization	1,342	1,253	1,178	1,253	1,178
Allowance for doubtful accounts receivable	202	176	137	176	137

Total operating expenses	26,427	23,983	26,374	23,983	26,374

Operating income	1,720	1,415	1,476	1,415	1,476

Other income (expenses)
Net interest income	232	102	264	102	264
Net gain (loss) on foreign currency	(178)	22	(191)	22	(191)
Loss on disposal of fixed assets	7	(30)	4	(30)	4
Equity in gain of unconsolidated affiliates	246	80	237	80	237
Others	760	15	58	15	58

Total other income	1,067	189	372	189	372

Income before income taxes and minority interest	2,787	1,604	1,848	1,604	1,848
Provision for income taxes	(2)	(495)	(387)	(495)	(387)

	2,785	1,109	1,461	1,109	1,461
Minority interest in gain of consolidated subsidiaries	(129)	(6)	(17)	(6)	(17)

Income before extraordinary item	2,656	1,103	1,444	1,103	1,444
Cumulative effect adj — net of tax	—	—	—	—	—
Extraordinary item	—	—	12	—	12

Net income	2,656	1,103	1,456	1,103	1,456

Net income from continuing operations per share — basic	$0.1978	$0.0830	$0.1083	$0.0830	$0.1083

Net income per share — basic	$0.1978	$0.0830	$0.1083	$0.0830	$0.1083

Net income from continuing operations per share — diluted(1)	$0.1975	$0.0830	$0.1053	$0.0830	$0.1053

Net income per share — diluted(1)	$0.1975	$0.0830	$0.1053	$0.0830	$0.1053

Weighted average number of shares outstanding — basic	13,406,065	13,295,499	13,451,416	13,295,499	13,451,416

Weighted average number of shares outstanding — diluted(1)	13,425,525	13,295,499	13,830,430	13,295,499	13,830,430

(1)	Includes all outstanding options under the Company’s Share Option Plans to the extent the outstanding options are dilutive.

(2)	For convenience, Singapore dollar amounts have been translated into U.S dollar amounts at the exchange rate as of Mar 31, 2006, which was S$1.6157 to US$1.00.

Pacific Internet Limited
Unaudited Consolidated Statement of Cash Flows for Year Ended March 31, 2006
With Comparative Amounts from March 31, 2005

	Year ended March 31,
	2005	2006	2006
	S$’000	S$’000	US$’000
OPERATING ACTIVITIES
Net income for the period	1,783	2,354	1,456
Items not involving cash and other adjustments to reconcile net income to cash from operating activities:
Equity in Gain of unconsolidated subsidiaries and affiliated	(130)	(383)	(237)
Depreciation and amortization	2,024	1,904	1,178
Loss (gain) on disposal of fixed assets	48	(7)	(4)
Fixed assets written off	2	—	—
Allowance for doubtful accounts receivable	285	198	123
Bad Debts written off	—	24	15
Minority interest	10	28	17
Deferred income tax (benefit) provision	221	(36)	(22)
Amortization of deferred compensation	(65)	427	264
Extraordinary item	—	(20)	(12)
Changes in non-cash working capital items:
Accounts receivable	1,276	1,961	1,214
Prepaid expenses and other assets	(43)	(432)	(267)
Inventories	57	(154)	(95)
Accounts payable	2,514	1,944	1,203
Other payables / receivables	(1,674)	(6,412)	(3,969)

Cash provided by operating activities	6,308	1,396	864

INVESTING ACTIVITIES
Acquisition of fixed assets	(1,386)	(2,482)	(1,536)
Proceeds from sale of fixed assets	5	13	8
Fixed deposit with maturity more than 90 days	—	(250)	(155)
Additional interest acquired in a subsidiary	—	(972)	(602)

Cash used in investing activities	(1,381)	(3,691)	(2,285)

FINANCING ACTIVITIES
Bank repayments	(9)	(1,566)	(970)
Capital lease obligations	(134)	(91)	(56)
Proceeds from issuance of ordinary shares	13	730	452

Cash provided by financing activities	(130)	(927)	(574)

Increase in cash and cash equivalents	4,797	(3,222)	(1,995)

Cash and cash equivalents at beginning of period	57,964	58,421	36,158

Effect of exchange rate changes on cash and cash equivalents	98	(209)	(128)

Cash and cash equivalents at end of period	62,859	54,990	34,035

APPENDIX IV
REVIEW REPORT FROM ERNST & YOUNG ON THE INTERIM FINANCIAL
INFORMATION OF PACNET FOR THE FIRST QUARTER AND
THREE MONTHS ENDED 31 MARCH 2006
AABS 21/060371-021/CW
19 May 2006
Board of Directors
Pacific Internet Limited
89 Science Park Drive
#02-05/06 The Rutherford
Singapore 118261
Dear Sirs,
Review Report of Financial Information
For the quarter ended 31 March 2006
Pursuant to the Rule 25 of the Singapore Code of Take-Overs and Mergers, we have been engaged by the Company to review the attached interim financial information in accordance with the Critical accounting policies and estimates of the Group. The interim financial information comprise of the consolidated balance sheets of Pacific Internet Limited (the “Company”) and its subsidiaries (the “Group”) as at 31 March 2006, consolidated statements of operations and consolidated statements of cash flows of the Group for the 3 month period ended 31 March 2006 and the critical accounting policies and estimates, which have been included in the Announcement for the first quarter ended 31 March 2006 (“Announcement”). The critical accounting policies and estimates are based on generally accepted accounting principles accepted in the United States of America (“U.S. GAAP) and are consistent with those applied in the last audited financial statements.
The interim financial information is the responsibility of, and has been approved by, the Board of Directors. Our responsibility is to issue a report solely for the use of the directors, on the interim financial information based on our review.
We conducted our review in accordance with Singapore Statement of Auditing Practice 11, Review of Interim Financial Information. A review of interim financial information consists principally of obtaining an understanding of the system for the preparation of interim financial information, applying analytical review procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an examination in accordance with statements of auditing guideline and practice, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion in accordance with generally accepted accounting principles in the United States or elsewhere.
Based on our review, we are not aware of any material modifications that should be made to the interim financial information for the first quarter 2006 for them to be in conformity with the Critical accounting policies and estimates of the Group.
The comparative financial information as at and for the first quarter and period ended 31 March 2005 have not been reviewed or audited.
Ernst & Young
Certified Public Accountants
Singapore

Pacific Internet Limited
Unaudited Consolidated Balance as of March 31, 2006
With Comparative Amounts from December 31 2005

	31-Dec-05	31-Mar-06	31-Mar-06
	S$’000	S$’000	US$’000
Cash and cash equivalents	58,421	54,990	34,035
Fixed deposit with financial institution	1,151	1,401	867
Accounts receivable — net	28,119	25,937	16,053
Other receivables	9,067	9,467	5,859
Inventories	377	532	329

Total current assets	97,135	92,327	57,143

Investments	392	690	427
Fixed assets and website development costs- net	18,040	18,384	11,378
Goodwill and intangible assets — net	36,402	34,748	21,506
Other non-current assets	9,772	9,805	6,069

Total non-current assets	64,606	63,627	39,380

TOTAL ASSETS	161,741	155,954	96,523

Bank borrowings	2,460	900	557
Accounts payable	11,226	13,214	8,177
Other payables	42,184	35,417	21,921
Current portion of capital lease obligations	317	284	176

Total current liabilities	56,187	49,815	30,831

Capital lease obligations, less current portion	297	239	148
Other non-current and deferred liabilities	1,765	1,645	1,018

Total non-current liabilities	2,062	1,884	1,166

Minority interest	1,820	441	273

Shareholders’ equity
Ordinary shares, S$2 par value	26,824	26,967	16,691
Additional paid-in capital and deferred compensation	97,939	98,741	61,113
Accumulated deficit and other comprehensive income	(23,091)	(21,894)	(13,551)

Total shareholders’ equity	101,672	103,814	64,253

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	161,741	155,954	96,523

Pacific Internet Limited
Unaudited Consolidated Statement of Operations
(In Singapore Dollars)

	Quarter ended			Year Ended Mar, 31
	Dec 31	Mar 31,	Mar 31,
	2005	2005	2006	2005	2006
	S$’000	S$’000	S$’000	S$’000	S$’000
Revenues
Dial up access	6,281	8,060	5,723	8,060	5,723
Broadband access	21,707	20,603	21,044	20,603	21,044
Leased line access	5,915	5,250	5,938	5,250	5,938
Value added services	9,814	4,844	9,702	4,844	9,702
Commission revenues	1,232	1,408	1,818	1,408	1,818
Other revenues	528	871	773	871	773

Total net revenues	45,477	41,036	44,998	41,036	44,998

Operating costs and expenses
Cost of sales	22,682	18,780	22,135	18,780	22,135
Staff costs	13,607	11,930	13,280	11,930	13,280
Sales & marketing	541	2,116	1,123	2,116	1,123
Other general & administrative	3,373	3,615	3,950	3,615	3,950
Depreciation & amortization	2,169	2,024	1,904	2,024	1,904
Allowance for doubtful accounts receivable	326	285	222	285	222

Total operating expenses	42,698	38,750	42,614	38,750	42,614

Operating income	2,779	2,286	2,384	2,286	2,384

Other income (expenses)
Net interest income	375	165	427	165	427
Net gain (loss) on foreign currency	(288)	36	(308)	36	(308)
Gain (Loss) on disposal of fixed assets	11	(48)	7	(48)	7
Equity in gain of unconsolidated affiliates	397	130	383	130	383
Others	1,228	24	94	24	94

Total other income	1,723	307	603	307	603

Income before income taxes and minority interest	4,502	2,593	2,987	2,593	2,987
Provision for income taxes	(4)	(800)	(625)	(800)	(625)

	4,498	1,793	2,362	1,793	2,362
Minority interest in gain of consolidated subsidiaries	(209)	(10)	(28)	(10)	(28)

Income before extraordinary item	4,289	1,783	2,334	1,783	2,334
Cumulative effect adj — net of tax	(4)	—	—	—	—
Extraordinary item	—	—	20	—	20

Net income	4,285	1,783	2,354	1,783	2,354

Net income from continuing operations per share — basic	$0.3196	$0.1341	$0.1750	$0.1341	$0.1750

Net income per share — basic	$0.3196	$0.1341	$0.1750	$0.1341	$0.1750

Net income from continuing operations per share — diluted(1)	$0.3191	$0.1341	$0.1702	$0.1341	$0.1702

Net income per share — diluted(1)	$0.3191	$0.1341	$0.1702	$0.1341	$0.1702

Weighted average number of shares outstanding — basic	13,406,065	13,295,499	13,451,416	13,295,499	13,451,416

Weighted average number of shares outstanding — diluted(1)	13,425,525	13,295,499	13,830,430	13,295,499	13,830,430

(1)	Includes all outstanding options under the Company’s Share Option Plans to the extent the outstanding options are dilutive.

Pacific Internet Limited
Unaudited Consolidated Statement of Operations
(In US Dollars)

	Quarter ended			Year Ended Mar, 31
	Dec 31	Mar 31,	Mar 31,
	2005	2005	2006	2005	2006
	US$’000	US$’000	US$’000	US$’000	US$’000
Revenues
Dial up access	3,887	4,989	3,542	4,989	3,542
Broadband access	13,435	12,752	13,025	12,752	13,025
Leased line access	3,661	3,249	3,675	3,249	3,675
Value added services	6,074	2,998	6,005	2,998	6,005
Commission revenues	763	871	1,125	871	1,125
Other revenues	327	539	478	539	478

Total net revenues	28,147	25,398	27,850	25,398	27,850

Operating costs and expenses
Cost of sales	14,038	11,623	13,700	11,623	13,700
Staff costs	8,422	7,384	8,219	7,384	8,219
Sales & marketing	335	1,310	695	1,310	695
Other general & administrative	2,088	2,237	2,445	2,237	2,445
Depreciation & amortization	1,342	1,253	1,178	1,253	1,178
Allowance for doubtful accounts receivable	202	176	137	176	137

Total operating expenses	26,427	23,983	26,374	23,983	26,374

Operating income	1,720	1,415	1,476	1,415	1,476

Other income (expenses)
Net interest income	232	102	264	102	264
Net gain (loss) on foreign currency	(178)	22	(191)	22	(191)
Loss on disposal of fixed assets	7	(30)	4	(30)	4
Equity in gain of unconsolidated affiliates	246	80	237	80	237
Others	760	15	58	15	58

Total other income	1,067	189	372	189	372

Income before income taxes and minority interest	2,787	1,604	1,848	1,604	1,848
Provision for income taxes	(2)	(495)	(387)	(495)	(387)

	2,785	1,109	1,461	1,109	1,461
Minority interest in gain of consolidated subsidiaries	(129)	(6)	(17)	(6)	(17)

Income before extraordinary item	2,656	1,103	1,444	1,103	1,444
Cumulative effect adj — net of tax	—	—	—	—	—
Extraordinary item	—	—	12	—	12

Net income	2,656	1,103	1,456	1,103	1,456

Net income from continuing operations per share — basic	$0.1978	$0.0830	$0.1083	$0.0830	$0.1083

Net income per share — basic	$0.1978	$0.0830	$0.1083	$0.0830	$0.1083

Net income from continuing operations per share — diluted(1)	$0.1975	$0.0830	$0.1053	$0.0830	$0.1053

Net income per share — diluted(1)	$0.1975	$0.0830	$0.1053	$0.0830	$0.1053

Weighted average number of shares outstanding — basic	13,406,065	13,295,499	13,451,416	13,295,499	13,451,416

Weighted average number of shares outstanding — diluted(1)	13,425,525	13,295,499	13,830,430	13,295,499	13,830,430

(1)	Includes all outstanding options under the Company’s Share Option Plans to the extent the outstanding options are dilutive.

(2)	For convenience, Singapore dollar amounts have been translated into U.S dollar amounts at the exchange rate as of Mar 31, 2006, which was S$1.6157 to US$1.00.

Pacific Internet Limited
Internet Limited
Unaudited Consolidated Statement of Cash Flows
for Year Ended March 31, 2006
With Comparative Amounts from March 31, 2005

	Year ended March 31,
	2005	2006	2006
	S$’000	S$’000	US$’000
OPERATING ACTIVITIES
Net income for the period	1,783	2,354	1,456
Items not involving cash and other adjustments to reconcile net income to cash from operating activities:
Equity in Gain of unconsolidated subsidiaries and affiliated	(130)	(383)	(237)
Depreciation and amortization	2,024	1,904	1,178
Loss (gain) on disposal of fixed assets	48	(7)	(4)
Fixed assets written off	2	—	—
Allowance for doubtful accounts receivable	285	198	123
Bad Debts written off	—	24	15
Minority interest	10	28	17
Deferred income tax (benefit) provision	221	(36)	(22)
Amortization of deferred compensation	(65)	427	264
Extraordinary item	—	(20)	(12)
Changes in non-cash working capital items:
Accounts receivable	1,276	1,961	1,214
Prepaid expenses and other assets	(43)	(432)	(267)
Inventories	57	(154)	(95)
Accounts payable	2,514	1,944	1,203
Other payables / receivables	(1,674)	(6,412)	(3,969)

Cash provided by operating activities	6,308	1,396	864

INVESTING ACTIVITIES
Acquisition of fixed assets	(1,386)	(2,482)	(1,536)
Proceeds from sale of fixed assets	5	13	8
Fixed deposit with maturity more than 90 days	—	(250)	(155)
Additional interest acquired in a subsidiary	—	(972)	(602)

Cash used in investing activities	(1,381)	(3,691)	(2,285)

FINANCING ACTIVITIES
Bank repayments	(9)	(1,566)	(970)
Capital lease obligations	(134)	(91)	(56)
Proceeds from issuance of ordinary shares	13	730	452

Cash provided by financing activities	(130)	(927)	(574)

Increase in cash and cash equivalents	4,797	(3,222)	(1,995)

Cash and cash equivalents at beginning of period	57,964	58,421	36,158

Effect of exchange rate changes on cash and cash equivalents	98	(209)	(128)

Cash and cash equivalents at end of period	62,859	54,990	34,035

Critical accounting policies and estimates
PacNet’s discussion and analysis of its financial condition and results of operations are based upon its consolidated financial information, which have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. The preparation of these financial information requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, management evaluates its estimates, including those related to revenue recognition, network service costs, bad debts, intangible assets, deferred taxes, investments, restructuring and contingencies. PacNet based its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily available from other sources. Actual results may differ from these estimates under different assumptions or conditions.
PacNet believes that the following critical accounting policies affect the more significant judgments and estimates used in the preparation of financial information.
Revenue recognition
PacNet recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements (“SAB 104”), as amended and other related guidance. SAB 104 requires four basic criteria to be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed and determinable; (4) collectibility is reasonably assured. Determination of criteria (4) is based on management’s judgments regarding the nature of the fee charged for services rendered and products delivered and the collectibility of those fees. Should changes in conditions cause management to determine these criteria are not met for certain future transactions, revenue recognized for any reporting period could be adversely affected.
EITF 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which PacNet will perform multiple revenue generating activities and EITF 00-21 became effective for PacNet’s revenue arrangements commencing on or after June 15, 2003. The amount allocable to delivered item(s) is limited to the amount that is not contingent upon the delivery of additional items or meeting other specified performance conditions. As such, activation fee revenue is recognized upfront based on the fair value of the delivered items.
Network service costs
Access to Internet for customers outside of our base of owned point-of-presence (“POPs”) is provided through capacity leased from a number of third-party telecom providers. PacNet is, in effect, buying capacity in bulk at a discount, and providing access to its customer base at the normal rates. PacNet’s network service costs represent a significant portion of its cost of sales and the related liabilities represent a significant portion of accrued expenses. Network service costs accruals are frequently based on best estimates due to delayed or late billing by telecom companies, the complexity of its agreements with the telecom companies and the frequency of disputes.
Bad debt
PacNet maintains allowances for doubtful accounts for estimated losses resulting from inability of customers to make required payments. If the financial position of customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.
Goodwill and other identifiable intangible assets
Intangible assets consist primarily of acquired customer lists, customer contracts and goodwill. Acquired customer lists represent capitalization of specific costs incurred for the purchase of other customer lists from other ISPs, and is amortized on a straight-line basis over its estimated useful lives, ranging from 4 to 5 years.

Goodwill and other intangible assets are periodically reviewed for impairment to ensure they are properly valued. Conditions that may indicate that an impairment issue exists include an economic downturn, changes in churn rate of subscribers or a change in assessment of future operations. In the event that a condition is identified that may indicate that an impairment issue exists, an assessment is performed using a variety of methodologies, including discounted cash flow analysis and estimates of sales proceeds.
Deferred income taxes
PacNet records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. While PacNet has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for valuation allowance, in the event PacNet was to determine that it would be able to realize its deferred tax assets in the future in excess of its recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should PacNet determine that it would not be able to realize all or part of its net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made.
Stock based compensation
Until Dec 31, 2005, the Group adopted the disclosure-only provisions of SFAS 123 Accounting for Stock-based Compensation and applies Accounting Principles Board Opinion No. 25 Accounting for Stock Issued to Employees (“APB 25”) and related interpretations in accounting for its employee stock-based compensation plans. The Group has elected to use the intrinsic value method prescribed in APB 25 to account for options issued to employees, and options issued to non-employees has accounted for them as provided under SFAS 123. The fair value of the options granted is estimated using the Black-Scholes option-pricing model.
Starting from January 1, 2006, the Group adopted the SFAS No.123R, which was issued by FASB on December 16, 2004. It requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. The fair value of the options granted is estimated using the Black-Scholes option-pricing model.
As permitted by SFAS No. 123R, the Group has elected to apply the “modified prospective” method for the transition, in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No.123R for all shared-based payments granted after the effective date and b) based on the requirements of SFAS No.123 for all awards granted to employees prior to the effective date of SFAS No.123R that remained unvested on the effective date

APPENDIX V
LETTER FROM KPMG CORPORATE FINANCE PTE LTD IN RELATION TO THE
UNAUDITED INTERIM FINANCIAL STATEMENTS OF PACNET FOR THE
QUARTER ENDED 31 MARCH 2006
The Independent Directors
Pacific Internet Limited
89 Science Park Drive
#01-07 The Rutherford
Singapore Science Park
Singapore 118261
26 May 2006
Dear Sirs,
OPINION OF INDEPENDENT FINANCIAL ADVISER IN RELATION TO THE UNAUDITED INTERIM FINANCIAL STATEMENTS OF PACNET FOR THE QUARTER ENDED 31 MARCH 2006
This letter has been prepared for inclusion in the Circular to be issued by Pacific Internet Limited (“PacNet” or the “Company”) to the shareholders of PacNet (the “Shareholders”) (the “Circular”) in connection with the offer to purchase by MediaRing Ltd for cash all issued ordinary shares of PacNet at US$8.25 net per ordinary share (the “Offer”). Unless otherwise defined, all terms defined in the Circular shall have the same meaning herein.
In accordance with Rule 25 of The Singapore Code on Take-Overs and Mergers (the “Code”), we have examined the unaudited profit figures of the Company for the quarter ended 31 March 2006 (the “Interim Financial Information”) which has been included in the Company’s announcement for the first quarter ended 31 March 2006 (“Announcement”) as set out in Appendix III on pages 161 to 164 of the Circular.
We have discussed the assumptions underlying the Interim Financial Information with the management of the Company. We have also considered and relied upon the letter dated 19 May 2006 addressed to the Board by Ernst & Young, the auditors of the Company, in respect to their review of the Interim Financial Information and the accounting policies, bases and assumptions upon which the Interim Financial Information have been made.
We have relied upon the accuracy and completeness of all financial and other information discussed with us and have assumed such accuracy and completeness for the purposes of rendering this letter. Save as provided in this letter, we do not express any other opinion on the Interim Financial Information.
Based on our discussions with the management of the Company, and having considered the letter provided by Ernst & Young (the auditors of the Company) in respect of the Interim Financial Information, we are of the view that the Interim Financial Information (for which you as directors are solely responsible) has been issued by the Directors after due and careful enquiry.
This letter is addressed to the Directors for the purposes of the Directors complying with Rule 25 of the Code and for no other purpose. We do not accept responsibility to any other person (other than the Directors) in respect of, arising out of, or in connection with this letter.
Yours faithfully
For and on behalf of
KPMG Corporate Finance Pte Ltd

Vishal Sharma	Tiew Chee Siang
Director	Associate Director

APPENDIX VI
OPTIONS PROPOSAL
The following is a summary of the Options Proposal extracted from Schedule D of the Offer to Purchase and reproduced in italics below. All terms and expressions used in the extract below shall have the same meaning as those detailed in the Offer to Purchase, unless otherwise stated.
“Under the rules of the Pacific Internet Limited 1999 Share Option Plan (“PacNet Share Option Plan”), the Options are not transferable by the holders thereof (“Optionholders”). In view of this restriction, MediaRing is not making an offer to acquire the Options. For the avoidance of doubt, the Offer will be extended to all new PacNet shares unconditionally issued or to be issued pursuant to the valid exercise of the Options on or prior to the expiration date of the Offer, or if applicable, on or prior to the expiry of any subsequent offering period. MediaRing will instead propose, subject to:
(a)	all the Conditions of the Offer being satisfied or waived (as applicable);

(b)	the relevant Options continuing to be exercisable into new shares; and

(c)	the administrative committee of the PacNet Share Option Plan (“Options Plan Committee”) not exercising its discretion to grant a cash bonus award to Optionholders for all or part of the Options pursuant to Section 6.1(a) of the PacNet Share Option Plan, to pay an Optionholder, a cash amount determined in accordance with the Options Proposal (briefly described in this paragraph), (the “Option Price”) in consideration of such Optionholder agreeing:
(i)	not to exercise all or any or the Options held by him in respect of which he has accepted the Options Proposal (the “Relevant Options”) into new shares; and

(ii)	not to exercise all or any of his other rights as holder of the Relevant Options, in each case from the date of this acceptance of the Options Proposal to the respective dates of expiry of the respective Relevant Options. Further, if the Offer is successful, an Optionholder who has accepted the Options Proposal will also be required to surrender all of the Relevant Options held by him for cancellation. If the Offer lapses or is withdrawn or if the Relevant Option ceases to be exercisable into new shares, or the Options Plan Committee grants a cash bonus to Optionholders referred to in (c) above the Options Proposal will lapse accordingly.
The Option Price is computed on a “see-through” basis. In other words, the Option Price in relation to any Option is the positive difference between:
(A)	the offer price for each PacNet share under the Offer; and

(B)	the exercise price per share under the Relevant Option concerned.
A separate letter setting out more fully the Options Proposal made by MediaRing to the Optionholders will be sent to them as soon as practicable on the same date as the dispatch of this Offer to Purchase.
For the avoidance of doubt, the Options Proposal is conditioned upon all Conditions of the Offer being satisfied or waived (as applicable). If the Offer lapses or is withdrawn, the Options Proposal will lapse accordingly. The Offer is not conditioned upon acceptances received in relation to the Options Proposal.
If an Optionholder wishes to accept the Options Proposal in respect of his Options, he may not exercise those Options in order to accept the Offer in respect of the new shares to be issued pursuant to such exercise. All acceptances of the Options Proposal shall be irrevocable and unconditional, and may not be withdrawn.”